   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996
                                                      REGISTRATION NO. 333-3096
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                       HARBORSIDE HEALTHCARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8051                    04-3307188
     (STATE OR OTHER          (PRIMARY STANDARD           (IRS EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION       IDENTIFICATION NO.)
    INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)

                              470 ATLANTIC AVENUE
                         BOSTON, MASSACHUSETTS 02210
                                (617) 556-1515
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEPHEN L. GUILLARD
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      HARBORSIDE HEALTHCARE CORPORATION
                             470 ATLANTIC AVENUE
                         BOSTON, MASSACHUSETTS 02210
                                (617) 556-1515
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
         JAMES M. DUBIN, ESQ.                 JAMES R. TANENBAUM, ESQ.
         CARL L. REISNER, ESQ.                STROOCK & STROOCK & LAVAN
PAUL, WEISS, RIFKIND, WHARTON & GARRISON    SEVEN HANOVER SQUARE
      1285 AVENUE OF THE AMERICAS             NEW YORK, NEW YORK 10004
       NEW YORK, NEW YORK 10019                    (212) 806-5400
            (212) 373-3000


                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                               ----------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       HARBORSIDE HEALTHCARE CORPORATION
          CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-1

  ITEM
 NUMBER                  CAPTION                         LOCATION IN PROSPECTUS
 ------                  -------                         ----------------------
 Item 1   Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus........................... Front Cover Page of Prospectus

 Item 2   Inside Front and Outside Back Cover
           Pages of Prospectus.................. Inside Front and Outside Back Cover
                                                  Pages of Prospectus
 Item 3   Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges... Prospectus Summary; Risk Factors
 Item 4   Use of Proceeds....................... Prospectus Summary; Use of Proceeds
 Item 5   Determination of Offering Price....... Front Cover Page of Prospectus;
                                                 Underwriting
 Item 6   Dilution.............................. Dilution
 Item 7   Selling Security Holders.............. Not Applicable
 Item 8   Plan of Distribution.................. Underwriting
 Item 9   Description of Securities to be        Dividend Policy; Description of
          Registered............................ Capital Stock

 Item 10  Interests of Named Experts and
          Counsel............................... Legal Matters; Experts

 Item 11  Information with Respect to the
          Registrant............................ Prospectus Summary; The Company; The
                                                  Reorganization; Dividend Policy;
                                                  Capitalization; Pro Forma Combined
                                                  Financial Information; Selected
                                                  Combined Financial and Operating
                                                  Data; Management's Discussion and
                                                  Analysis of Financial Condition and
                                                  Results of Operations; Business;
                                                  Management; Certain Transactions;
                                                  Stock Ownership of Directors,
                                                  Executive Officers and Principal
                                                  Holders; Shares Eligible For Future
                                                  Sale; Financial Statements
 Item 12  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.......................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 4, 1996

PROSPECTUS
                                3,600,000 SHARES


                                     [LOGO]


                                  COMMON STOCK

                                  -----------

  All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Harborside Healthcare Corporation (the "Company"). Prior to this Offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $11.50 and $13.50. See "Underwriting" for a discussion of the factors that will be considered in determining the initial public offering price. It is anticipated that approximately 500,000 shares of Common Stock will be offered outside the United States to non-United States citizens or residents. At the request of the Company, up to 180,000 shares of Common Stock offered hereby have been reserved for sale to certain individuals, including directors and employees of the Company and members of their families, at the initial public offering price set forth above. The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "HBR."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                  UNDERWRITING
                                  PRICE TO        DISCOUNTS AND      PROCEEDS TO
                                   PUBLIC        COMMISSIONS(1)      COMPANY(2)
- --------------------------------------------------------------------------------
Per Share...................        $                 $                 $
- --------------------------------------------------------------------------------
Total(3)....................        $                 $                 $
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting estimated expenses of $1,100,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 540,000 shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the option is exercised in full, the "Price to Public," "Underwriting
     Discounts and Commissions" and "Proceeds to Company" will be $   , $
     and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of share
certificates will be made in New York, New York, on or about    , 1996.

NATWEST SECURITIES LIMITED                             DEAN WITTER REYNOLDS INC.

                    THE DATE OF THIS PROSPECTUS IS    , 1996

[Map of Eastern United States showing location of the Company's facilities, regional offices and corporate office. Number of facilities licensed beds is subtotaled by region.]


  FOR UNITED KINGDOM PURCHASERS: The shares of Common Stock offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986) and this Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or a person to whom this Prospectus may otherwise lawfully be passed on.

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, the information in this Prospectus assumes (i) the consummation of the transactions relating to the formation of the Company described herein under the heading "The Reorganization" (such transactions are hereinafter referred to as the "Reorganization") and (ii) that the Underwriters' over-allotment option is not exercised. References in this Prospectus to the "Company" or "Harborside Healthcare" refer to Harborside Healthcare Corporation, its combined affiliates and partnerships and their predecessors, or any of them, depending on the context.

                                  THE COMPANY

  Harborside Healthcare provides high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (New Hampshire) and the Mid-Atlantic (New Jersey and Maryland). Within these regions, the Company operates 26 licensed long-term care facilities (9 owned and 17 leased) with a total of approximately 3,000 licensed beds. After giving effect to the pending acquisition of four facilities in Ohio (the "Ohio Facilities"), the Company will operate 30 long-term care facilities (13 owned and 17 leased) with a total of 3,700 licensed beds. The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, cerebrovascular accident ("CVA")/stroke, cardiac, pulmonary and wound care), as well as distinct programs for the provision of care to Alzheimer's and hospice patients. In addition, the Company provides certain rehabilitation therapy and behavioral health services both at Company-operated and non-affiliated facilities. The Company seeks to position itself as the long-term care provider of choice to managed care and other private referral sources in its target markets by achieving a strong regional presence and by providing a full range of high quality, cost effective nursing and specialty medical services.

  Since commencing operations in 1988, the Company has experienced significant growth through strategic acquisitions in states it believes possess favorable demographic and regulatory environments, as well as through the expansion of subacute care and other specialty medical services provided at its long-term care facilities. Since 1993 and after giving effect to the recent and pending transactions, the Company increased its overall patient capacity by approximately 1,550 licensed beds, or 72.2%. During the same period, the Company also improved its overall quality mix (defined as net patient service revenues derived from Medicare, commercial insurance and other private payors) from 61.1% to 65.4% of net patient service revenues for the years ended December 31, 1993 and 1995, respectively, primarily as a result of the Company's rapid expansion of its subacute care and other specialty medical services. For the three months ended March 31, 1996, during which the Company began leasing six additional long-term care facilities in New Hampshire with approximately 540 beds (the "New Hampshire Facilities"), the Company's quality mix was 60.1% (31.8% private and other and 28.3% Medicare) and its average occupancy rate was 91.3%. The Company believes that its quality mix and its average occupancy rate have consistently been among the highest in the long-term care industry.

  The Company intends to continue to grow by (i) selectively acquiring additional long-term care facilities in its existing and in new geographic regions, (ii) expanding the range of subacute care provided, including the addition of distinct COMPASS (COMprehensive Patient Active Subacute Systems) subacute care units, (iii) expanding its existing rehabilitation therapy and behavioral healthcare businesses, (iv) developing and acquiring new ancillary service operations, such as institutional pharmacy, home healthcare and infusion therapy and (v) expanding its Alzheimer's and hospice care programs. In keeping with its growth strategy, starting in January 1996, the Company began leasing the New Hampshire Facilities. Subsequently, the Company also entered into an agreement to acquire the four Ohio Facilities with approximately 700 licensed beds pursuant to a capital lease transaction (the "Ohio Transaction"), thereby further strengthening its existing Midwest regional presence.

  Collectively, the New Hampshire and Ohio transactions represented approximately $54.3 million in combined total net revenues for the year ended December 31, 1995. Since 1994, the Company has also successfully implemented subacute care programs at 24 of its long-term care facilities, added approximately 170 distinct COMPASS beds, expanded the number of distinct Alzheimer's and hospice care beds to 132 and expanded its rehabilitation therapy business to include 35 contracts with non-affiliated long-term care facilities. The Company believes that its strategy of concentrating its operations in selected geographic markets and complementing its long-term care platform with a wide range of specialty medical and other ancillary services will enable it to benefit from economies of scale and improve its ability to penetrate regional managed care markets. Although the Company is continuously discussing with third parties the possible acquisition of additional long-term care facilities, the Company does not at this time have any firm commitments to make any material acquisitions of long-term care facilities other than the Ohio Transaction, nor has it identified any material, specific ancillary business acquisitions.

  The Company believes that it is favorably positioned to benefit from trends impacting the healthcare industry, including favorable demographic shifts, advances in medical technology and continuing public and private pressures to contain growing healthcare costs. At the same time, government restrictions and high construction and start-up costs are expected to continue to constrain the supply of long-term care and subacute facilities. The Company further believes that an increasingly complex operating environment is motivating smaller, less efficient long-term care facility operators to combine with or sell to established operators. Harborside Healthcare expects that such recent trends toward industry consolidation will continue and will provide it with future acquisition opportunities.

                                  THE OFFERING

Common Stock offered............... 3,600,000 shares
Common Stock to be outstanding
 after the Offering(1)............. 8,000,000 shares
Use of Proceeds.................... The Company will use the net proceeds from the Offering as follows: (i) approximately
                                    $26.7 million to repay mortgage
                                    indebtedness, including a related
                                    prepayment penalty (the "Debt Repayment");
                                    (ii)  $3.8 million to partially fund an
                                    option to purchase the Ohio Facilities at
                                    the end of the capital lease term; (iii)
                                    approximately $960,000 for payments to
                                    certain of the Company's key employees
                                    under existing plans and arrangements; and
                                    (iv) the remainder for general corporate
                                    purposes, including working capital and
                                    acquisitions. See "Use of Proceeds," and
                                    "Management--Employment Agreements and
                                    Change of Control Arrangements."
New York Stock Exchange Symbol..... "HBR"

- --------
(1) Excludes 800,000 shares of Common Stock reserved for issuance pursuant to the Company's stock and stock option plans, under which, upon consummation of the Offering, options to purchase 420,000 shares at an exercise price equal to the initial public offering price will be granted and options to purchase 80,000 shares at an exercise price of $8.15 per share will be granted in substitution for previously granted options to purchase interests in one of the Company's predecessors. See "Management--Stock Option Plans" and "Description of Capital Stock."

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA
             (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OTHER DATA)

                                    YEAR ENDED DECEMBER 31,                            THREE MONTHS ENDED MARCH 31,
                     --------------------------------------------------------- -----------------------------------------------
                                                  1995 PRO FORMA AS ADJUSTED                      1996 PRO FORMA AS ADJUSTED
                                                 -----------------------------                   -----------------------------
                                                  BEFORE OHIO   INCLUDING OHIO                    BEFORE OHIO   INCLUDING OHIO
                      1993     1994      1995    TRANSACTION(2) TRANSACTION(3)  1995     1996    TRANSACTION(4) TRANSACTION(5)
                     -------  -------  --------  -------------- -------------- -------  -------  -------------- --------------
 STATEMENT OF
  OPERATIONS
  DATA(1):
 Total net
 revenues(6)......   $75,101  $86,376  $109,425    $ 131,381      $ 163,698    $23,777  $34,931    $  34,931      $  43,203
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Expenses:
 Facility
 operating........    57,412   68,951    89,378      106,584        131,244     19,734   28,120       28,120         34,463
 General and
 administrative...     3,092    3,859     5,076        5,958          6,638      1,141    2,235        2,235          2,405
 Service charges
 paid to
 affiliate........       746      759       700          700            700        177      185          185            185
 Depreciation and
 amortization.....     4,304    4,311     4,385        2,155          3,350      1,043      539          539            838
 Facility rent....       525    1,037     1,907        9,882          9,882        392    2,545        2,545          2,545
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
  Total expenses..    66,079   78,917   101,446      125,279        151,814     22,487   33,624       33,624         40,436
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Income from
 operations.......     9,022    7,459     7,979        6,102         11,884      1,290    1,307        1,307          2,767
 Interest expense,
 net..............    (4,740)  (4,609)   (5,107)      (1,343)        (5,692)    (1,264)    (975)        (295)        (1,382)
 Loss on
 investment in
 limited
 partnership(7)...       --      (448)     (114)        (114)          (114)       (81)    (127)        (127)          (127)
 Other, net.......    (2,297)  (2,028)   (1,524)         --             --        (185)     --           --             --
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Net income
 (loss)...........     1,985      374     1,234        4,645          6,078       (240)     205          885          1,258
 Pro forma data:
 Pro forma income
 taxes(8).........       774      146       481        1,812          2,371        (94)      80          345            491
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Pro forma net
 income
 (loss)(8)........   $ 1,211  $   228  $    753    $   2,833      $   3,707    $  (146) $   125    $     540      $     767
                     =======  =======  ========    =========      =========    =======  =======    =========      =========
 Pro forma net
 income per
 share(8).........                                 $    0.35      $    0.46                        $    0.07      $    0.10
 Pro forma
 weighted average
 shares
 outstanding(9)...                                 8,052,160      8,052,160                        8,052,160      8,052,160
 OTHER DATA(1):
 Facilities (as of
 end of period):
 Owned(10)(11)....        15       16         9            9             13          9        9            9             13
 Leased(11).......         2        3        11           17             17         10       17           17             17
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Total............        17       19        20           26             30         19       26           26             30
 Licensed beds (as
 of end of
 period):
 Owned(10)(11)....     1,860    1,976     1,028        1,028          1,720      1,022    1,028        1,028          1,720
 Leased(11).......       289      389     1,443        1,980          1,980      1,343    1,980        1,980          1,980
                     -------  -------  --------    ---------      ---------    -------  -------    ---------      ---------
 Total............     2,149    2,365     2,471        3,008          3,700      2,365    3,008        3,008          3,700
 Average occupancy
 rate(12).........      92.5%    91.5%     91.5%        91.9%          92.2%      90.9%    91.3%        91.3%          91.8%
 Sources of net
 patient service
 revenues(13):
 Private and
 other(14)........      39.9%    37.1%     32.3%        33.0%          32.9%      34.2%    31.8%        31.8%          31.8%
 Medicare.........      21.2%    24.9%     33.1%        27.4%          27.0%      30.6%    28.3%        28.3%          27.3%
 Medicaid.........      38.9%    38.0%     34.6%        39.6%          40.1%      35.2%    39.9%        39.9%          40.9%

                                                     AS OF MARCH 31,
                                         ---------------------------------------
                                                   1996 PRO FORMA AS ADJUSTED
                                                 -------------------------------
                                                   BEFORE OHIO   INCLUDING OHIO
                                          1996   TRANSACTION(15) TRANSACTION(16)
                                         ------- --------------- ---------------
BALANCE SHEET DATA(1):
Cash and cash equivalents............... $10,000     $23,090        $ 17,590
Working capital.........................  12,395      26,266          17,164
Total assets............................  63,378      76,396         133,935
Total debt..............................  43,422      18,422          75,961
Stockholders' equity....................   5,001      43,019          43,019

- ------
 (1) Harborside Healthcare has been created in anticipation of the Offering in order to combine under its control the operations of the long-term care facilities and ancillary businesses that are currently under the control of The Berkshire Companies Limited Partnership ("Berkshire") and its affiliates. See "The Reorganization." The Company's financial and operating data above combine the historical results of these business entities.

 (2) Gives effect to the consummation of (i) the lease of the New Hampshire Facilities by the Company on January 1, 1996 (the "New Hampshire Transaction"); (ii) the sale by Krupp Yield Plus Limited Partnership ("KYP") of seven long-term care facilities (the "Seven Facilities") to Meditrust, a real estate investment trust ("Meditrust"), on December 31, 1995 and the subsequent distribution of $33,493,000 payable to the limited partners of KYP (the "KYP Unitholders") as of December 31, 1995 in connection with the liquidation of that partnership (the "Distribution");
     (iii) the lease of the Seven Facilities by the Company on December 31, 1995 (the "1995 REIT Lease"); and (iv) the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), as if such transactions had occurred on January 1, 1995.

 (3) Gives effect to the transactions described in Note (2) above and the pending Ohio Transaction as if such transactions had occurred on January 1, 1995. The Ohio Transaction will be accounted for as a capital lease as a result of the bargain purchase option granted at the end of the lease term. This accounting treatment will result in an increase in depreciation and amortization expense of $1,195,000 and an increase in interest expense, net, of $4,349,000. The Company expects to complete the Ohio Transaction in the third quarter of 1996, subject to the satisfaction of certain customary conditions, including the satisfactory completion of the Company's due diligence review and receipt of regulatory and other approvals.

 (4) Gives effect to the consummation of the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), as if the Offering had occurred on January 1, 1995.

 (5) Gives effect to (i) the consummation of the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), and (ii) the pending Ohio Transaction, as if the transactions had occurred on January 1, 1995. The Ohio Transaction will result in an increase in depreciation and amortization expense for the period of $299,000 and an increase in interest expense, net, for the period of $1,087,000.

 (6) Total net revenues include net patient service revenues from the Company's facilities and revenues from ancillary services provided at non-affiliated long-term care facilities. Total net revenues exclude net patient service revenues from the Larkin Chase Nursing and Restorative Center (the "Larkin Chase Center"), but include management fees and rehabilitation therapy service revenues from such facility. See "Business--Properties" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.

 (7) Represents the Company's allocation of operating results for the Larkin Chase Center which the Company accounts for using the equity method. See "Business--Properties" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.

 (8) Prior to the Reorganization, the Company's predecessors operated under common control but were not subject to Federal or state income taxation and, accordingly, no provision for income taxes has been made in the Company's audited combined financial statements. Following the Reorganization, these predecessors will be subject to Federal and state income taxes. Pro forma net income (loss) and pro forma net income per share reflect the combined income tax expense that the Company's predecessors would have incurred had they been subject to such taxation during each of the periods indicated.

 (9) Pro forma weighted average shares outstanding include 52,160 dilutive common equivalent shares (stock options issued within one year prior to the Offering calculated using the treasury stock method and an assumed initial public offering price of $12.50 per share) as if they were outstanding for all periods presented.

(10) Includes the Larkin Chase Center commencing in 1994.

(11) On December 31, 1995, the Seven Facilities were reclassified as "leased" following the sale and concurrent 1995 REIT Lease. See Note (2) above. The Ohio Facilities are classified as "owned" reflecting the treatment of the Ohio Transaction as a capital lease.

(12) "Average occupancy rate" is computed by dividing the number of occupied licensed beds by the total number of available licensed beds during each of the periods indicated.

(13) Net patient service revenues exclude all management fees and all rehabilitation therapy service revenues and the net patient service revenues of the Larkin Chase Center. See "Business--Properties."

(14) Consists primarily of revenues derived from private pay individuals, managed care organizations, HMOs, hospice programs and commercial insurers.

(15) Gives effect to the consummation of the transactions described in Note (4) above and a bonus payment in the form of Common Stock valued at $225,000 to Damian Dell'Anno, the Company's Executive Vice President of Operations, under an existing plan which will be incurred as a result of the Offering (the "Bonus Payment"), as if such transactions had occurred on March 31, 1996.

(16) Gives effect to the transactions described in Note (15) above and the Ohio Transaction as if such transactions had occurred on March 31, 1996. The Ohio Transaction will be accounted for as a capital lease. See Note (3) above. This accounting treatment will result in an increase in total debt of $57,539,000.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves various risks. Prior to investing in the Common Stock being offered hereby, prospective investors should carefully consider the risk factors set forth below, together with the other information set forth in this Prospectus.

RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM

  The Company is subject to extensive governmental healthcare regulation. In addition, there are numerous legislative and executive initiatives at the Federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these proposals, such as reductions in funding or payment rates of the Medicare and Medicaid programs, potential changes in reimbursement regulations for rehabilitation therapy services, interim measures to contain healthcare costs such as a short-term freeze on prices charged by healthcare providers or changes in the administration of Medicaid at the state level, could materially adversely affect the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company. In particular, changes to the Medicare reimbursement program that have recently been proposed could materially adversely affect the Company's revenues derived from ancillary services. Concern about the potential effects of proposed and unanticipated future reform measures has contributed to the volatility of securities prices of companies in healthcare and related industries and may similarly affect the price of the Common Stock. See "Business--Sources of Revenues" and "-- Governmental Regulation."

REIMBURSEMENT BY THIRD-PARTY PAYORS

  The Company received approximately 32.9%, 27.0% and 40.1% of its net patient revenues from private and other, Medicare and Medicaid patients, respectively, for the year ended December 31, 1995, on a pro forma basis after giving effect to the New Hampshire Transaction and the Ohio Transaction (31.8%, 27.3% and 40.9%, respectively, for the three months ended March 31, 1996, on a pro forma basis after giving effect to the Ohio Transaction). The Company typically receives higher payment rates for services to private pay and Medicare patients than for equivalent services provided to patients eligible for Medicaid. Any decline in the number of private or Medicare patients or increases in the number of Medicaid patients could materially adversely affect the Company.

  Both governmental and other third-party payors, such as commercial insurers, managed care organizations, HMOs and PPOs, have instituted cost containment measures designed to limit payments made to long-term care providers. These measures include the adoption of initial and continuing recipient eligibility criteria, the adoption of coverage criteria and the establishment of payment ceilings. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions. There can be no assurance that payments under state or Federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that the Company's facilities or the services provided by the Company will continue to meet the requirements for participation in such programs or that the states in which the Company operates will continue to meet their Medicaid reimbursement obligations on a timely basis, if at all. Any of the foregoing could materially adversely affect the Company.

  The Company is subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against the Company if they assert that the Company has overcharged the programs or failed to comply with program requirements. Such paying agencies could seek to require the Company to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts due to the Company. Such agencies could also impose fines, criminal penalties or program exclusions. Any such action could materially adversely affect the Company. See "Business--Sources of Revenues" and "-- Government Regulation."

ACQUISITIONS AND DEVELOPMENTS; DIFFICULTIES OF MANAGING RAPID EXPANSION

  The Company has pursued an aggressive facility acquisition program and expects that a significant portion of any future growth will result from the acquisition of additional long-term care facilities. The Company's success will depend in large part on its ability to identify suitable acquisition opportunities and its ability to pursue and finance such opportunities, obtain governmental licenses and approvals, consummate such acquisitions, implement operating enhancements and effectively assimilate newly acquired facilities into its operations. The Company may also seek to acquire ancillary service businesses. There can be no assurance that the Company will be successful in making such acquisitions or that such facilities or businesses will be profitable following their acquisition. In addition, growth through acquisition entails certain risks because the acquired facilities or businesses could be subject to unanticipated business uncertainties or legal liabilities.

  The Company recently entered into an agreement to acquire the four Ohio Facilities pursuant to a capital lease. The Ohio Transaction is anticipated to close in the third quarter of 1996 and is subject to the satisfaction of customary closing conditions, including the receipt of regulatory and other approvals. However, there can be no assurance that such conditions will be met or that the Ohio Transaction will be successfully completed during the third quarter of 1996, if at all, or if completed, that the Ohio Facilities will be successfully integrated into the Company's operations. The consummation of the Offering is not conditioned on the closing of the Ohio Transaction.

  The Company also intends to grow through the expansion of existing facilities and the development of new facilities. Facility expansion and development projects are subject to a number of contingencies that are common to construction projects but over which the Company may have little control and which may adversely affect project cost and completion time. These may include shortages of supplies and materials, the inability of contractors and subcontractors to perform under their contracts and changes in building, zoning and other applicable laws and regulations or the interpretation of such laws and regulations. The Company may also experience start-up costs and delays during the period between the completion of a newly developed or expanded facility and the full utilization of the facility's capacity, all of which could adversely affect the Company's operating results.

  The Company's rapid growth has placed a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively and assimilate the operations of acquired facilities or businesses, or newly expanded or developed facilities, will require it to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, it could be materially adversely affected. See "Use of Proceeds," "Business--Growth Strategy," "--The Ohio Transaction," and "--Selected Expansion Projects."

GEOGRAPHIC CONCENTRATION

  The Company's operations are located in Florida, Ohio, Indiana, New Hampshire, New Jersey and Maryland. A substantial portion of the Company's net revenues are derived from its operations in Florida, Ohio and New Hampshire. After giving effect to the New Hampshire Transaction, the Company derived 41.2%, 20.9% and 17.3%, respectively, of its net revenues from these three states, for the year ended December 31, 1995 (32.9%, 36.9% and 13.8%, respectively, after giving effect to the New Hampshire Transaction and the Ohio Transaction). Downturns in local and regional economies could have a material adverse effect on the Company. Any adverse changes in the regulatory environment or to the reimbursement rates paid in the states in which the Company operates, particularly in Florida, Ohio and New Hampshire, could also have a material adverse effect on the Company. The state of New Hampshire recently adopted legislation which froze Medicaid reimbursement rates and called for a redesign of its Medicaid program which has had, and may continue to have, an adverse effect on reimbursements paid under that state's Medicaid program. For the year ended December 31, 1995, 63.6% of the net revenues from the New Hampshire Facilities were derived from the New Hampshire Medicaid program. See "Business--Sources of Revenues."

SIGNIFICANT DEBT AND LEASE OBLIGATIONS; ACCUMULATED DEFICIT

  After giving effect to the Offering, the Debt Repayment and the Ohio Transaction, which will be accounted for as a capital lease, the Company's total combined indebtedness (including total short-term and long-term debt) as of March 31, 1996 would have been approximately $76.0 million, accounting for approximately 63.8% of its total capitalization. After giving effect to the Debt Repayment and the Ohio Transaction, the Company's total annual debt service obligations in 1995 would have been approximately $7.2 million. All nine of the facilities owned by the Company are currently subject to mortgages, seven of which are subject to mortgages in favor of Meditrust for a single loan. A default under this loan could therefore result in a loss to the Company of all of its facilities mortgaged to Meditrust.

  The Company is also the lessee under 17 long-term operating leases for long-term care facilities with aggregate minimum annual base rent payments of $9.1 million in 1996 and which generally provide for annual rent increases and payment by the Company of taxes, insurance and other obligations. Fourteen of the Company's facilities are leased from Meditrust. Because these leases contain cross-default and cross-collateralization provisions, a default by the Company under one of these leases could adversely affect all 14 of the facilities leased from Meditrust and result in a loss to the Company of such facilities.

  The degree to which the Company will be leveraged and subject to significant lease obligations could have important consequences to the Company, including limiting the Company's ability to obtain additional financing in the future for working capital, capital expenditures, facility acquisitions, expansions or developments or the refinancing of existing debt. In addition, a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to the Company for its operations and to support its growth. Certain of the Company's current, and possibly future, debt agreements and leases contain cross-collateral and cross-default provisions and financial and other restrictive covenants, including restrictions on the incurrence of additional indebtedness, the creation of liens, the payment of dividends and the sale of assets. In addition, certain of the Company's leases do not contain non-disturbance provisions which could result in the loss of such facilities if the lessor defaults on its mortgage. There can be no assurance that the Company's operating results will be sufficient to support the payment of the Company's indebtedness and rent expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "--Properties."

  As of December 31, 1995, and as of March 31, 1996, the Company had an accumulated deficit of $6.2 million and $6.0 million, respectively, and a stockholders' equity of $4.1 million and $5.0 million, respectively. See the historical and pro forma combined financial statements and notes thereto appearing elsewhere in this Prospectus.

GOVERNMENTAL REGULATION

  The Federal government and all the states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of Medicare and Medicaid reimbursement rates, the development and operation of long-term care facilities and the provision of long-term care services are subject to Federal, state and local licensure and certification laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. The failure to maintain or renew any required regulatory approvals or licenses could materially adversely affect the Company's ability to provide its services and receive reimbursement of its expenses. There can be no assurance that Federal, state or local governments will not impose additional restrictions on the Company's activities which could materially adversely affect the Company.

  Long-term care facilities are subject to periodic inspection by governmental authorities to assure compliance with the standards established for continued licensing under state law and for certification under the Medicare or Medicaid programs, including a review of billing practices and policies. Failure to comply with these standards could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare or Medicaid programs, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, the revocation of a facility's license or closure of a facility. There can be no assurance that the facilities currently owned or leased by the Company will continue to meet the requirements for participation in the Medicare or Medicaid programs nor can there be any assurance that the facilities acquired or developed by the Company in the future will initially meet or continue to meet these requirements.

  Many states, including each state in which the Company currently operates, control the supply of licensed long-term care beds through certificate of need ("CON") programs. Presently, state approval is required for the construction of new long-term care facilities, the addition of licensed beds and certain capital expenditures at such facilities. To the extent that a CON or other similar approval is required for the acquisition or construction of new facilities or the expansion of the number of licensed beds, services or existing facilities, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval. In addition, in most states the reduction of the number of licensed beds or the closure of a facility requires the approval of the appropriate state regulatory agency and, if the Company were to seek to reduce the number of licensed beds at, or to close, a facility, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval. Ohio has imposed a moratorium until June 30, 1997 on the issuance of CONs for the construction of new long-term care facilities and the addition of beds to existing facilities. Until recently, New Hampshire permitted long-term care facilities to add up to 10 licensed beds without obtaining a CON (referred to as "leeway beds") every two years as a matter of right. Recent legislation in New Hampshire has eliminated the right to leeway beds on existing CONs. These actions will restrict the Company's ability to expand its facilities in Ohio and New Hampshire.

  The Company is also subject to Federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements, including ownership interests in a company by persons in a position to refer patients and personal service agreements have, under certain circumstances, been alleged to violate these provisions. A violation of the Federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in civil or criminal penalties for individuals or entities. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties for individuals or entities. See "Business--Sources of Revenues" and "--Governmental Regulation."

ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY MATTERS

  The Company is subject to a wide variety of Federal, state and local environmental and occupational health and safety laws and regulations. Among the types of regulatory requirements faced by healthcare providers such as the Company are: air and water quality control requirements, occupational health and safety requirements, waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements. In its role as owner and/or operator of properties or facilities, the Company may be subject to liability for investigating and remediating any hazardous substances that have come to be located on the property, or such substances that may have migrated off of, or been emitted, discharged, leaked, escaped or transported from, the property. The Company's operations may involve the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may harm individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. The cost of any required remediation or removal of hazardous or toxic substances could be substantial and the liability of an owner or operator for any property is generally not limited under applicable laws and could exceed the property's value.

Although the Company is not aware of any material liability under any environmental or occupational health and safety laws, there can be no assurance that the Company will not encounter such liabilities in the future, which could have a material adverse effect on the Company. See "Business-- Governmental Regulation."

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. In addition, certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company.

  The Company expects competition for the acquisition and development of long-term care facilities to increase in the future as the demand for long-term care increases. Construction of new (or the expansion of existing) long-term care facilities near the Company's facilities could adversely affect the Company's business. State regulations generally require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities. CON legislation is in place in all states in which the Company operates or expects to operate. The Company believes that these regulations reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. Competition from acute care hospitals could adversely affect the Company. The New Jersey legislature is currently considering legislation that would permit acute care hospitals to offer subacute care services under existing CONs issued to those providers. Ohio has imposed a moratorium on the conversion of acute care hospital beds into long-term care beds. See "Business--Governmental Regulation."

STAFFING AND LABOR COSTS

  Staffing and labor costs represent the Company's largest expense. Labor costs accounted for 59.9%, 56.4% and 52.0% of the Company's total facility operating expenses in 1993, 1994 and 1995, respectively. The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry has, at times, experienced shortages of qualified personnel. A shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private-payor revenues or governmental reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company. Approximately 180 employees at two of the Company's facilities are covered by collective bargaining agreements. Although the Company believes that it maintains good working relationships with its employees and the unions that represent certain of its employees, it cannot predict the impact of continued or increased union representation or organizational activities on its future operations. See "Business--Employees."

LIABILITY AND INSURANCE

  The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have been subject to lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant legal costs. The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by insurance will not arise. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. The Company is self-insured (subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company. See "Business-- Insurance."

CONCENTRATION OF OWNERSHIP

  After giving effect to the Offering, Douglas Krupp, George Krupp and Laurence Gerber (collectively, the "Principal Stockholders") will have combined beneficial ownership of 50.9% (47.7% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. These individuals, together with the Company's other Directors and Executive Officers, will have combined beneficial ownership of 55.0% (51.5% if the underwriters' over-allotment option is exercised in full) of the outstanding Common Stock after giving effect to the Offering. Consequently, the Principal Stockholders will be able to control the business, policies and affairs of the Company, including the election of directors and major corporate transactions. The concentration of beneficial ownership of the Company may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock or may otherwise adversely affect the market price of the Common Stock. See "Stock Ownership of Directors, Executive Officers and Principal Holders."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Certificate of Incorporation and By-laws of the Company, as well as Delaware corporate law, contain provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder of the Company might consider in its best interest, including an attempt that might result in the receipt of a premium over the then current market price for the shares held by stockholders. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which under certain circumstances can make it more difficult for a third party to gain control of the Company without approval of the Board of Directors. See "Description of Capital Stock--Certain Provisions of the Company's Certificate of Incorporation and By-laws," "--Classification of Directors" and "--Section 203 of the Delaware Law."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market after the Offering under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act") or otherwise or the perception that such sales could occur may adversely affect prevailing market prices of the Common Stock. The Company and all persons who were stockholders of the Company prior to the Offering have agreed, for a period of 180 days after the date of this Prospectus, not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities which are convertible into, or exchangeable or exercisable for, shares of Common Stock, without the prior written consent of NatWest Securities Limited, except for grants by the Company of options to purchase shares of Common Stock described in this Prospectus, the exercise of such options and the issuance of shares in connection with the Reorganization. See "The Reorganization" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock in the Offering will experience immediate and substantial dilution of $7.54 per share in pro forma net tangible book value per share of Common Stock from the public offering price. See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained following the Offering. There can be no assurance that market prices for the Common Stock after the Offering will equal or exceed the initial public offering price per share set forth on the cover page of this Prospectus. The initial public offering price per share will be determined by negotiation between the Company and the Underwriters based upon several factors and may not be indicative of the market price for the Common Stock following the Offering. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for shares of Common Stock, changes in the Company's historical and anticipated operating results, new statutes or regulations or changes in interpretations of existing statutes and regulations affecting the healthcare industry in general and the long-term care industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. See "Underwriting."

                                  THE COMPANY

  Harborside Healthcare provides high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (New Hampshire) and the Mid-Atlantic (New Jersey and Maryland). Within these regions, the Company operates 26 licensed long-term care facilities (9 owned and 17 leased) with a total of approximately 3,000 licensed beds. After giving effect to the pending Ohio Transaction, the Company will operate 30 facilities (13 owned and 17 leased) with a total of 3,700 licensed beds. The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as distinct programs for the provision of care to Alzheimer's and hospice patients. In addition, the Company provides certain rehabilitation therapy and behavioral health services both at Company-operated and non-affiliated facilities. The Company seeks to position itself as the long-term care provider of choice to managed care and other private referral sources in its target markets by achieving a strong regional presence and by providing a full range of high quality, cost effective nursing and specialty medical services.

  Harborside Healthcare was organized as a Delaware corporation in March 1996. The predecessors of the Company have operated long-term care facilities since 1988. The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210. Its telephone number is (617) 556-1515.

                              THE REORGANIZATION

  The Company's operations have historically been conducted by various corporations and limited partnerships controlled by Berkshire, certain of its direct and indirect subsidiaries and affiliates, trusts for the benefit of the families of George and Douglas Krupp, and Messrs. Guillard, Dell'Anno and Gerber (collectively, the "Contributors"). The Company has entered into a reorganization agreement (the "Reorganization Agreement") with the Contributors, pursuant to which the Contributors will contribute their equity interests in such entities to the Company in exchange for an aggregate of 4,400,000 shares of Common Stock immediately prior to completion of the Offering (the "Reorganization"). Except as described herein under the caption "Certain Transactions," the equity interests transferred to the Company by the Contributors in connection with the Reorganization constitute all of the equity interests relating to the business of the Company that were previously owned directly or indirectly by the Contributors. Following the Reorganization, the Company will operate as a holding company and conduct all of its business through its wholly owned subsidiary corporations and limited partnerships. The representations and warranties made by the Contributors in the Reorganization Agreement are limited to their ownership of the equity interests being conveyed, their personal tax liabilities and their qualifications as accredited investors. In addition, upon consummation of the Reorganization, the Company will indemnify the Contributors against all obligations and liabilities of the Company's predecessors arising after such consummation. In connection with the Reorganization Agreement, the Company has agreed that if any of the Contributors pledge the shares of Common Stock received in connection with the Reorganization to a financial institution, the Company will enter into a registration rights agreement which provides the pledgee with a demand registration right, subject to certain limitations and at the Company's expense, in the event that it forecloses on the pledged shares.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, assuming an initial public offering price of $12.50 per share (the midpoint of the range set forth on the cover page of this Prospectus) and after deducting the estimated Offering expenses, including underwriting discounts and commissions, are estimated to be $40,750,000 ($47,027,500 if the Underwriters' over-allotment option is exercised in full). See "Underwriting." The Company will use the net proceeds of the Offering as follows: (i) approximately $26.7 million to repay mortgage indebtedness, including a related prepayment penalty of approximately $1.7 million, (ii) $3.8 million to partially fund an option to purchase the Ohio Facilities at the end of the capital lease term, (iii) approximately $960,000 for payments to certain of the Company's key employees under existing plans and arrangements and (iv) the remainder for general corporate purposes, including working capital and acquisitions. See "Management--Employment Agreements and Change of Control Arrangements." Although the Company is continuously discussing with third parties the possible acquisition of additional long-term care facilities, the Company does not at this time have any firm commitments to make any material acquisitions of long-term care facilities other than the Ohio Transaction, nor has it identified any material, specific ancillary business acquisitions. Pending their use, the net proceeds from the Offering will be invested principally in short-term, investment grade, interest-bearing securities.

  The repayment of indebtedness will reduce the principal amount outstanding under a mortgage loan in favor of Meditrust, of which $41.7 million aggregate principal amount was outstanding as of April 30, 1996. The loan matures on October 1, 2004 and bears interest at an annual rate of 10.65% plus additional interest equal to 0.3% of the difference between the annual operating revenues of the mortgaged facilities and actual revenues during the twelve-month base period commencing on October 1, 1995. Such additional interest begins to accrue on October 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  Since its formation in 1996, the Company has never declared or paid any dividends on its Common Stock. The Company does not anticipate paying cash dividends on its Common Stock for the foreseeable future and intends to retain all of its earnings for reinvestment in the operations and activities of the Company. Any future decision as to the payment of dividends will be at the discretion of the Company's Board of Directors. The Company's ability to pay dividends is also limited by the terms of current (and possibly future) lease and financing arrangements that restrict, among other things, the ability of the Company's combined affiliates to distribute funds to the Company.

                                   DILUTION

  At March 31, 1996, the pro forma net tangible book value of the Company after giving effect to the Reorganization, but prior to the Offering would have been approximately $1.1 million, or $0.25 per share. Pro forma net tangible book value per share of Common Stock is determined by dividing the number of shares of Common Stock outstanding after giving effect to the Reorganization into the pro forma net tangible book value of the Company (total tangible assets less total liabilities) but without giving effect to the possible exercise of stock options which have been or will be granted by the Company prior to the consummation of the Offering under its stock option plans. After giving effect to the Offering at an assumed initial public offering price of $12.50 per share (the midpoint of the range set forth on the cover page of this Prospectus) the pro forma net tangible book value at such date would have been $39.7 million, or $4.96 per share, representing an immediate increase in pro forma net tangible book value of $4.71 per share to existing stockholders. Accordingly, purchasers of the Common Stock in the Offering would sustain an immediate and substantial dilution of $7.54 per share.

  The following table illustrates such per share dilution:

Assumed initial public offering price.............................       $12.50
  Pro forma net tangible book value as of March 31, 1996.......... $0.25
  Increase in pro forma net tangible book value attributable to the Offering(1)................................................  4.71
                                                                   -----
Pro forma net tangible book value after the Offering(2)...........         4.96
                                                                         ------
Dilution to new investors in the Offering(2)(3)...................       $ 7.54
                                                                         ======

- --------
(1) After deduction of underwriting discounts and commissions and estimated Offering expenses.

(2) If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the Offering would be $5.38 and the dilution per share to new public investors would be $7.12.
(3) Dilution is determined by subtracting the pro forma net tangible book value per share after completion of the Offering from the assumed initial public offering price per share of the Common Stock.

  The following table summarizes, on a pro forma basis as of March 31, 1996, after giving effect to the Reorganization and the Offering, the differences between the holders of Common Stock prior to the Offering, as a group, and the new investors in the Common Stock offered hereby, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, based upon an assumed initial public offering price of $12.50 per share:

                         SHARES PURCHASED(1)   TOTAL CONSIDERATION
                         ---------------------------------------------- AVERAGE PRICE
                           NUMBER    PERCENT     AMOUNT         PERCENT   PER SHARE
                         ----------- ---------------------      ------- -------------
Existing stockhold-
 ers(2).................   4,400,000     55.0% $11,263,000(/3/)   20.0%    $ 2.56
New investors...........   3,600,000     45.0   45,000,000        80.0     $12.50
                         -----------  -------  -----------       -----
  Total.................   8,000,000    100.0% $56,263,000       100.0%
                         ===========  =======  ===========       =====

- --------
(1) If the Underwriters' over-allotment option is exercised in full, the number of shares of Common Stock held by existing stockholders would be reduced to 51.5% of the total number of shares to be outstanding after the Offering and the number of shares of Common Stock held by new investors would be increased to 4,140,000 or 48.5% of the total number of shares of Common Stock to be outstanding after the Offering.

(2) Excludes 800,000 shares of Common Stock reserved for issuance pursuant to the Company's stock and stock option plans, under which, upon consummation of the Offering, options to purchase 420,000 shares at an exercise price equal to the initial public offering price will be granted and options to purchase 80,000 shares at an exercise price of $8.15 per share will be granted in substitution for previously granted options to purchase interests in one of the Company's predecessors (See Note M to the Combined Financial Statements). See "Management--Stock Option Plans," "--Directors Retainer Fee Plan" and "Description of Capital Stock."

(3) Total consideration paid by existing stockholders is equal to the sum of
    (i) cash paid for common stock of and partnership interests in the Company's predecessors , net of dividends and distributions paid back to these stockholders and (ii) the Bonus Payment of $225,000. See Note (15) to the Summary Combined Financial and Operating Data.

                                CAPITALIZATION

  The following table sets forth at March 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the Bonus Payment as adjusted to reflect the Offering at an assumed initial public offering price of $12.50 per share (the midpoint of the range set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom and (iii) the pro forma capitalization of the Company as further adjusted after giving effect to the Ohio Transaction. This table should be read in conjunction with "Use of Proceeds" and the historical and pro forma combined financial statements and notes thereto appearing elsewhere in this Prospectus.

                                            AT MARCH 31, 1996
                                   ----------------------------------------
                                               PRO FORMA AS ADJUSTED
                                             ------------------------------
                                             BEFORE OHIO     INCLUDING OHIO
                                   ACTUAL(1) TRANSACTION     TRANSACTION(2)
                                   --------- -----------     --------------
                                              (IN THOUSANDS)
Long-term debt, less current por-
 tion.............................  $42,974    $18,255          $ 72,192
                                    -------    -------          --------
Stockholders' equity:
Preferred Stock, par value $.01
 per share:
 1,000,000 shares authorized; no
  shares issued or outstanding ac-
  tual, pro forma as adjusted be-
  fore Ohio Transaction or pro
  forma as adjusted including Ohio
  Transaction.....................      --         --                --
Common Stock, par value $.01 per
 share:
 30,000,000 shares authorized;
  4,400,000 shares issued and
  outstanding actual; 8,000,000
  shares issued and outstanding
  pro forma as adjusted before
  Ohio Transaction and pro forma
  as adjusted including Ohio
  Transaction(3)..................       44         80                80
Additional paid-in capital........   10,994     51,933 (/4/)      51,933 (/4/)
Accumulated deficit...............   (6,037)    (8,994)(/5/)      (8,994)(/5/)
                                    -------    -------          --------
Total stockholders' equity........    5,001     43,019            43,019
                                    -------    -------          --------
Total capitalization..............  $47,975    $61,274          $115,211
                                    =======    =======          ========

- --------
(1) Gives effect to the Reorganization.

(2) The Ohio Facilities will be acquired pursuant to a lease financing accounted for as a capital lease. The capitalization of the Company has increased by $53,937,000 to record this transaction.

(3) Excludes 800,000 shares of Common Stock reserved for issuance pursuant to the Company's stock and stock option plans, under which, upon consummation of the Offering, options to purchase 420,000 shares at an exercise price equal to the initial public offering price will be granted and options to purchase 80,000 shares at an exercise price of $8.15 per share will be granted in substitution for previously granted options to purchase interests in one of the Company's predecessors. See "Management--Stock Option Plans" and "Description of Capital Stock."

(4) Gives effect to the Offering and the Bonus Payment. See Note (15) to the Summary Combined Financial and Operating Data.

(5) Gives effect to payment of a $1.7 million debt prepayment penalty, $1,185,000 in bonus payments to certain key employees in connection with the Offering (of which $225,000 was paid in the form of Common Stock pursuant to the Bonus Payment), the write-off of $572,000 of deferred financing costs and the recognition of a deferred tax asset of $500,000. See "Management--Employment Agreements and Change of Control Arrangements" and "Certain Transactions."

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined balance sheet of the Company at March 31, 1996 has been prepared to reflect (i) in the case of the "Pro Forma As Adjusted Before Ohio Transaction" column, the consummation of the Offering and the application of the net proceeds therefrom and (ii) in the case of the "Pro Forma As Adjusted Including Ohio Transaction" column, the consummation of the Offering and the application of the net proceeds therefrom and the consummation of the Ohio Transaction. The Ohio Transaction is anticipated to be completed in the third quarter of 1996, although there can be no assurance that the Ohio Transaction will be completed during such time, if at all. See "Business--The Ohio Transaction." The unaudited pro forma combined balance sheet reflects the pro forma transactions as if they had occurred on March 31, 1996.

  The following unaudited pro forma combined statement of operations for the year ended December 31, 1995 has been prepared to reflect (i) in the case of the "Pro Forma Before Ohio Transaction" column, the consummation of the New Hampshire Transaction, the sale by KYP of the Seven Facilities on December 31, 1995, the Distribution and the 1995 REIT Lease, (ii) in the case of the "Pro Forma As Adjusted Before Ohio Transaction" column, the consummation of the New Hampshire Transaction, the sale by KYP of the Seven Facilities, the Distribution, the 1995 REIT Lease, and the Offering and the application of the net proceeds therefrom and (iii) in the case of the "Pro Forma As Adjusted Including Ohio Transaction" column, the consummation of the New Hampshire Transaction, the sale by KYP of the Seven Facilities, the Distribution, the 1995 REIT Lease, the Offering and the application of the net proceeds therefrom and the Ohio Transaction. Non-recurring charges that result directly from (i) the Offering, (ii) the subscription by Stephen Guillard, the Company's Chairman and Chief Executive Officer, on December 31, 1995, for the purchase of an equity interest in certain of the Company's predecessors for a purchase price of $438,000 (the "Executive Equity Purchase") and (iii) the purchase of equity interests in certain of the Company's predecessors by Laurence Gerber, one of the Company's Directors, on December 31, 1995, for an aggregate purchase price of $365,000 (the "Director Equity Purchase") are not included in the unaudited pro forma combined statement of operations. The unaudited pro forma combined statement of operations for the year ended December 31, 1995 reflects the pro forma transactions as if they had occurred on January 1, 1995.

  The following unaudited pro forma combined statement of operations for the three months ended March 31, 1996 has been prepared to reflect (i) in the case of the "Pro Forma As Adjusted Before Ohio Transaction" column, the consummation of the Offering and the application of the net proceeds therefrom and (ii) in the case of the "Pro Forma As Adjusted Including Ohio Transaction" column, the consummation of the Offering and the application of the net proceeds therefrom and the Ohio Transaction. The unaudited pro forma combined statement of operations for the three months ended March 31, 1996 reflects the pro forma transactions as if they had occurred on January 1, 1995.

  The following unaudited pro forma combined financial statements have been prepared by the Company based on the historical financial statements of the Company, the New Hampshire Facilities and the Ohio Facilities included elsewhere in this Prospectus, giving effect to these transactions and the assumptions and adjustments described in the accompanying notes.

  The following unaudited pro forma combined financial statements are not indicative of the actual results that would have been achieved if the pro forma transactions had actually been completed as of the dates indicated, or which may be realized in the future. The unaudited pro forma combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of the Company, the prior owner of the New Hampshire Facilities and the owners of the Ohio Facilities and the related notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                                   PRO FORMA                             PRO FORMA
                          HARBORSIDE              AS ADJUSTED                           AS ADJUSTED
                          HEALTHCARE   OFFERING     BEFORE       OHIO       OHIO         INCLUDING
                          CORPORATION ADJUSTMENTS    OHIO     FACILITIES TRANSACTION       OHIO
                              (A)         (B)     TRANSACTION    (C)     ADJUSTMENTS    TRANSACTION
                          ----------- ----------- ----------- ---------- -----------    -----------
ASSETS
Current Assets:
Cash and cash
 equivalents............    $10,000     $13,090     $23,090    $  8,187   $ (8,187)(D)   $  17,590
                                                                            (5,500)(E)
Accounts receivable,
 net....................     11,354                  11,354       1,679     (1,679)(D)      11,354
Prepaid expenses and
 other..................      1,935                   1,935         190       (190)(D)       1,935
Demand note due from
 limited partnership....      1,284                   1,284         --                       1,284
Deferred income taxes...        --          500         500         --                         500
                            -------     -------     -------    --------   --------       ---------
 Total current assets...     24,573      13,590      38,163      10,056    (15,556)         32,663
Restricted cash.........      4,331                   4,331       1,112     (1,112)(D)       4,331

Investment in limited
 partnership............        395                     395         --                         395
Property and equipment,
 net....................     30,185                  30,185      15,331    (15,331)(D)      93,224
                                                                            63,039 (E)
Intangible assets, net..      3,894        (572)      3,322         554       (554)(D)       3,322
                            -------     -------     -------    --------   --------       ---------
 Total assets...........    $63,378     $13,018     $76,396    $ 27,053   $ 30,486       $ 133,935
                            =======     =======     =======    ========   ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of
 long-term debt.........    $   448     $  (281)    $   167    $    317   $   (317)(D)   $   3,769
                                                                             3,602 (E)
Accounts payable........      3,762                   3,762       1,556     (1,556)(D)       3,762
Employee compensation
 and benefits...........      6,640                   6,640       1,277     (1,277)(D)       6,640
Other accrued
 liabilities............        892                     892         510       (510)(D)         892
Advances from
 affiliates.............        --                      --        1,227     (1,227)(D)         --
Accrued interest........         67                      67         131       (131)(D)          67
Current portion of
 deferred income........        369                     369         --                         369
                            -------     -------     -------    --------   --------       ---------
 Total current
  liabilities...........     12,178        (281)     11,897       5,018     (1,416)         15,499
Long-term portion of
 deferred income........      3,225                   3,225                                  3,225
Loan payable--
 affiliate..............        --                      --          407       (407)(D)         --
Long-term debt..........     42,974     (24,719)     18,255      18,172    (18,172)(D)      72,192
                                                                            53,937 (E)
                            -------     -------     -------    --------   --------       ---------
 Total liabilities......     58,377     (25,000)     33,377      23,597     33,942          90,916
                            -------     -------     -------    --------   --------       ---------
Stockholders' equity:
Common stock............         44          36          80         --                          80
Additional paid-in
 capital................     10,994      40,939      51,933         --                      51,933
Accumulated deficit.....     (6,037)     (2,957)     (8,994)        --                     (8,994)
Partners' equity........        --                      --        3,456     (3,456)(D)         --
                            -------     -------     -------    --------   --------       ---------
 Total stockholders'
  equity................      5,001      38,018      43,019       3,456     (3,456)         43,019
                            -------     -------     -------    --------   --------       ---------
   Total liabilities and
    stockholders'
    equity..............    $63,378     $13,018     $76,396    $ 27,053   $ 30,486       $ 133,935
                            =======     =======     =======    ========   ========       =========

   See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet as of
                                 March 31, 1996

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF MARCH 31, 1996

A. Historical combined balance sheet of the Company as of March 31, 1996 after giving effect to the Reorganization.

B. To record the effects of the sale of 3,600,000 shares of Common Stock sold by the Company hereby and the receipt of the estimated net proceeds of $40,750,000, based on an assumed initial public offering price of $12.50 per share and estimated underwriting discounts and commissions and Offering expenses of $4,250,000. Proceeds from the sale in the amount of $25,000,000 will be used to repay long-term debt and $1,700,000 will be used to pay a related prepayment penalty. The prepayment penalty, the write-off of $572,000 of deferred financing costs associated with the retired debt, the establishment of a deferred tax asset of $500,000 and bonus payments totaling approximately $1,185,000 (of which $225,000 was paid in the form of Common Stock pursuant to the Bonus Payment) to a group of key employees of the Company and incurred as a result of the Offering have been reflected as an aggregate adjustment of $2,957,000 to the Company's accumulated deficit.

C. Historical combined balance sheet of the Ohio Facilities as of March 31, 1996. The Company anticipates that the Ohio Transaction will be consummated in the third quarter of 1996 and has categorized the completion of this acquisition as probable.

D. Represents the elimination of all the historical combined balances of the Ohio Facilities as of March 31, 1996. The Company has recorded the lease of the Ohio Facilities as a capital lease as a result of the bargain purchase option at the end of the lease term. However, the Company will not purchase the eliminated assets or assume the eliminated liabilities in connection with such lease.

E. Represents the recording of the Ohio Facilities as a capital lease with a capitalized asset value of $63,039,000, including closing costs of $2,100,000. The agreement to lease requires an up-front payment of $5,000,000 which is a portion of the price of an option to purchase the Ohio Facilities at the end of the lease term. Of such $5,000,000, $1,200,000 was previously paid and the remaining $3,800,000 will be paid from the proceeds of the Offering. See "Use of Proceeds." The capital lease obligation has been apportioned between current liabilities of $3,602,000 and long-term debt of $53,937,000. The up-front payment of $5,000,000 of the purchase option price and closing costs of $500,000 have been recorded as a reduction of cash and cash equivalents. See "Business--The Ohio Transaction."

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                   HARBORSIDE     NEW     NEW HAMPSHIRE   PRO FORMA               PRO FORMA AS
                   HEALTHCARE  HAMPSHIRE    AND OTHER      BEFORE     OFFERING      ADJUSTED      OHIO       OHIO
                   CORPORATION FACILITIES   PRO FORMA       OHIO     ADJUSTMENTS  BEFORE OHIO  FACILITIES TRANSACTION
                       (A)        (B)      ADJUSTMENTS   TRANSACTION     (C)      TRANSACTION     (D)     ADJUSTMENTS
                   ----------- ---------- -------------  ----------- -----------  ------------ ---------- -----------
Total net
 revenues........   $109,425    $21,956                   $131,381                 $ 131,381    $32,317
                    --------    -------                   --------                 ---------    -------
Expenses:
 Facility
  operating......     89,378     16,871      $  311 (E)    106,584                   106,584     24,660
                                                277 (E)
                                               (253)(F)
 General and
  administrative..     5,076        --          882 (G)      5,958                     5,958        --      $   680 (O)
 Management
  fees...........        --       1,832      (1,832)(H)        --                        --       2,664      (2,664)(P)
 Service charges
  paid to
  affiliate......        700        --                         700                       700        --
 Depreciation and
  amortization...      4,385        273        (273)(H)      2,155                     2,155        882        (882)(P)
                                                106 (I)                                                       1,195 (Q)
                                             (2,430)(F)
                                                 94 (J)
 Facility rent...      1,907      2,382      (2,382)(H)      9,882                     9,882        --
                                              5,114 (J)
                                              2,861 (K)
                    --------    -------      ------       --------                 ---------    -------     -------
Total expenses...    101,446     21,358       2,475        125,279                   125,279     28,206      (1,671)
                    --------    -------      ------       --------                 ---------    -------     -------
Income from
 operations......      7,979        598      (2,475)         6,102                     6,102      4,111       1,671
Other:
 Interest
  expense, net...     (5,107)      (160)        998 (F)     (4,070)    $2,727         (1,343)    (1,186)      1,626 (P)
                                                199 (H)                                                      (4,349)(Q)
                                                                                                               (440)(R)
 Loss on
  investment in
  limited
  partnership....       (114)       --                       (114)                      (114)       --
 Gain on sale of
  facilities,
  net............      4,869        --       (4,869)(L)        --                        --         --
 Minority
  interest in net
  income of
  combined
  affiliates.....     (6,393)       --        6,393 (L)        --                        --         --
                    --------    -------      ------       --------     ------      ---------    -------     -------
Income before
 income taxes....      1,234        438         246          1,918      2,727          4,645      2,925      (1,492)
Income taxes.....        --          27         (27)(M)        --                        --         --
Pro forma income
 taxes...........        481        --          267 (N)        748      1,064(N)       1,812        --          559 (N)
                    --------    -------      ------       --------     ------      ---------    -------     -------
Pro forma net
 income..........   $    753    $   411      $    6       $  1,170     $1,663      $   2,833    $ 2,925     $(2,051)
                    ========    =======      ======       ========     ======      =========    =======     =======
Pro forma net
 income per
 common share....                                                                  $    0.35
Pro forma
 weighted average
 number of shares
 outstanding(S)..                                                                  8,052,160
                     PRO FORMA
                    AS ADJUSTED
                   INCLUDING OHIO
                    TRANSACTION
                   --------------
Total net
 revenues........    $ 163,698
                   --------------
Expenses:
 Facility
  operating......      131,244


 General and
  administrative..       6,638
 Management
  fees...........          --
 Service charges
  paid to
  affiliate......          700
 Depreciation and
  amortization...        3,350



 Facility rent...        9,882
                   --------------
Total expenses...      151,814
                   --------------
Income from
 operations......       11,884
Other:
 Interest
  expense, net...       (5,692)

 Loss on
  investment in
  limited
  partnership....         (114)
 Gain on sale of
  facilities,
  net............          --
 Minority
  interest in net
  income of
  combined
  affiliates.....          --
                   --------------
Income before
 income taxes....        6,078
Income taxes.....          --
Pro forma income
 taxes...........        2,371
                   --------------
Pro forma net
 income..........    $   3,707
                   ==============
Pro forma net
 income per
 common share....    $    0.46
Pro forma
 weighted average
 number of shares
 outstanding(S)..    8,052,160

      See accompanying Notes to Unaudited Pro Forma Combined Statement of
                 Operationsfor the year ended December 31, 1995

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

A. Historical audited combined statement of operations of the Company for the year ended December 31, 1995.

B. Historical audited combined statement of operations of the New Hampshire Facilities for the year ended December 31, 1995.

C. To record the effects of the sale of 3,600,000 shares of Common Stock sold by the Company hereby and the receipt of the estimated net proceeds of $40,750,000, based on an assumed initial public offering price of $12.50 per share and estimated underwriting discounts and commissions and Offering expenses of $4,250,000. Proceeds from the sale in the amount of $25,000,000 will be used to repay long-term debt and $1,700,000 will be used to pay a related prepayment penalty. If the proposed debt repayment had occurred on January 1, 1995, the Company's interest expense, including amortization of deferred financing costs, would have been reduced by $2,727,000. See "Use of Proceeds."

   The following are non-recurring charges resulting from the Offering and are therefore not reflected in the pro forma combined statement of operations: the prepayment penalty of $1,700,000, the write-off of $572,000 of deferred financing costs associated with the retired debt, the establishment of a deferred tax asset of $500,000 and the making of bonus payments totaling approximately $1,185,000 (of which $225,000 was paid in the form of Common Stock pursuant to the Bonus Payment) to a group of key employees of the Company and incurred as a result of the Offering. The related tax effect of these non-recurring charges at an effective rate of 39% would have been a reduction of income tax expense of $1,348,000.

D. Historical audited combined statement of operations of the Ohio Facilities for the year ended December 31, 1995. The Company anticipates that the Ohio Transaction will be consummated in the third quarter of 1996 and has categorized the completion of this acquisition as probable.

E. Represents $311,000 in real estate taxes and $277,000 of purchased services relating to the New Hampshire Facilities which would have been recorded by the Company if the New Hampshire Transaction had occurred on January 1, 1995.

F. Represents the elimination of historical amounts recorded with respect to the Seven Facilities for letter of credit fees of $253,000, depreciation and amortization expense of $2,430,000, and interest expense of $998,000 as if the sale of the Seven Facilities and the subsequent Distribution had occurred on January 1, 1995.

G. Represents $882,000 of historical general and administrative expenses associated with the operation of the New Hampshire Facilities as if the New Hampshire Transaction had occurred on January 1, 1995. These costs are provided in lieu of management fees paid to the seller which included predecessor owner's compensation and profit.

H. Represents the elimination of the historical combined amounts recorded by the New Hampshire Facilities for management fee expenses of $1,832,000, depreciation and amortization expenses of $273,000, rent expense of $2,382,000 and interest expense of $199,000.

I. Represents the amortization of deferred financing costs in the amount of $106,000 relating to the New Hampshire Transaction.

J. Represents the amortization of deferred financing costs in the amount of $94,000 and rent expense of $5,114,000 (recorded on a straight-line basis over the initial lease term of ten years) which the Company would have recorded if the sale of the Seven Facilities and the subsequent Distribution had occurred on January 1, 1995.

K. Represents rent expense of $2,861,000 (recorded on a straight-line basis over the initial lease term of ten years), net of amortization of deferred income, that the Company would have incurred if the New Hampshire Transaction had occurred on January 1, 1995.

L. Represents the elimination of the "gain on sale of facilities, net" of $4,869,000, and "minority interest in net income of combined affiliates" of $6,393,000 as if the sale of the Seven Facilities and the subsequent Distribution had occurred on January 1, 1995.

M. Represents the elimination of the historical combined amount recorded by the New Hampshire Facilities for state income taxes of $27,000.

N. Represents adjustments to the Federal and state provision for income taxes which the Company would have recorded if the Company had historically been subject to taxation, based on an effective income tax rate of 39.0%.

O. Represents $680,000 of historical general and administrative expenses associated with the operation of the Ohio Facilities as if the Ohio Transaction had occurred on January 1, 1995. These costs are provided in lieu of management fees paid to the seller which included predecessor owners' compensation, related costs and profit.

P. Represents the elimination of the historical combined amounts recorded by the Ohio Facilities for management fee expenses of $2,664,000, depreciation and amortization of $882,000, and interest expense of $1,626,000.

Q. Represents depreciation and amortization expense of $1,195,000 (recorded on a straight-line basis over the estimated useful life of 40 years) and interest expense of $4,349,000 (recorded at an assumed interest rate of 8% based on quotations received by the Company from recognized lending institutions) which the Company would have recorded if the Ohio Transaction had occurred on January 1, 1995.

R. Represent the elimination of the historical combined amount recorded by the Ohio Facilities for interest income of $440,000.

S. Pro forma weighted average shares outstanding include 52,160 dilutive common equivalent shares (stock options issued within one year prior to the Offering calculated using the treasury stock method and an assumed initial public offering price of $12.50 per share) as if they were outstanding for all periods presented.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          HARBORSIDE               PRO FORMA AS                            PRO FORMA
                          HEALTHCARE    OFFERING     ADJUSTED      OHIO       OHIO        AS ADJUSTED
                          CORPORATION  ADJUSTMENTS BEFORE OHIO  FACILITIES TRANSACTION   INCLUDING OHIO
                              (A)          (B)     TRANSACTION     (C)     ADJUSTMENTS    TRANSACTION
                          -----------  ----------- ------------ ---------- -----------   --------------
Total net revenues......    $34,931                 $  34,931     $8,272                   $  43,203
                            -------                 ---------     ------                   ---------
Expenses:
 Facility operating.....     28,120                    28,120      6,343                      34,463
 General and
  administrative........      2,235                     2,235        --      $   170 (E)       2,405
 Management fees........        --                        --         742        (742)(F)         --
 Service charges paid to
  affiliate.............        185                       185        --                          185
 Depreciation and               539                       539        203        (203)(F)         838
  amortization..........                                                         299 (G)
 Facility rent..........      2,545                     2,545        --                        2,545
                            -------                 ---------     ------     -------       ---------
Total expenses..........     33,624                    33,624      7,288       (476)          40,436
                            -------                 ---------     ------     -------       ---------
Income from operations..      1,307                     1,307        984         476           2,767
Other:
 Interest expense, net..       (975)      $680           (295)     (289)         289 (F)      (1,382)
                                                                              (1,087)(G)

 Loss on investment in
  limited partnership...       (127)                     (127)       --                         (127)
                            -------       ----      ---------     ------     -------       ---------
Income before income
 taxes..................        205        680            885        695        (322)          1,258
Pro forma income taxes..         80(D)     265(D)         345        --          146 (D)         491
                            -------       ----      ---------     ------     -------       ---------
Pro forma net income....    $   125       $415      $     540     $  695     $  (468)      $     767
                            =======       ====      =========     ======     =======       =========
Pro forma net income per
 common share...........                            $    0.07                              $    0.10
Pro forma weighted
 average number of
 shares outstanding(H)..                            8,052,160                              8,052,160

 See accompanying Notes to Unaudited Pro Forma Combined Statement of Operations
                   for the three months ended March 31, 1996

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

A. Historical unaudited combined statement of operations of the Company for the three months ended March 31, 1996.

B. To record the effects of the sale of 3,600,000 shares of Common Stock sold by the Company hereby and the receipt of the estimated net proceeds of $40,750,000, based on an assumed initial public offering price of $12.50 per share and estimated underwriting discounts and commissions and Offering expenses of $4,250,000. Proceeds from the sale in the amount of $25,000,000 will be used to repay long-term debt and $1,700,000 will be used to pay a related prepayment penalty. If the proposed debt repayment had occurred on January 1, 1995, the Company's interest expense for the three months ended March 31, 1996, including amortization of deferred financing costs, would have been reduced by $680,000. See "Use of Proceeds."

   The following are non-recurring charges resulting from the Offering and are therefore not reflected in the pro forma combined statement of operations: the prepayment penalty of $1,700,000, the write-off of $572,000 of deferred financing costs associated with the retired debt, the establishment of a deferred tax asset of $500,000 and the making of bonus payments totaling approximately $1,185,000 (of which $225,000 was paid in the form of Common Stock pursuant to the Bonus Payment) to a group of key employees of the Company and incurred as a result of the Offering. The related tax effect of these non-recurring charges at an effective rate of 39% would have been a reduction of income tax expense of $1,348,000.

C. Historical unaudited combined statement of operations of the Ohio Facilities for the three months ended March 31, 1996. The Company anticipates that the Ohio Transaction will be consummated in the third quarter of 1996 and has categorized the completion of this acquisition as probable.

D. Represents adjustments to the Federal and state provision for income taxes which the Company would have recorded if the Company had historically been subject to taxation, based on an effective tax rate of 39.0%.

E. Represents $170,000 of historical general and administrative expenses associated with the operation of the Ohio Facilities as if the Ohio Transaction had occurred on January 1, 1995. These costs are provided in lieu of management fees paid to the seller which included predecessor owners' compensation, related costs and profit.

F. Represents the elimination of historical combined amounts recorded by the Ohio facilities for management fee expenses of $742,000, depreciation and amortization expense of $203,000, and interest expense, net, of $289,000.

G. Represents depreciation and amortization expense of $299,000 (recorded on a straight-line basis over the estimated useful life of 40 years) and interest expense of $1,087,000 (recorded at an assumed interest rate of 8% based on quotations received by the Company from recognized lending institutions) which the Company would have recorded if the Ohio Transaction had occurred on January 1, 1995.

H. Pro forma weighted average shares outstanding include 52,160 dilutive common equivalent shares (stock options issued within one year prior to the Offering calculated using the treasury stock method and an assumed initial public offering price of $12.50 per share) as if they were outstanding for all periods presented.

                          SELECTED COMBINED FINANCIAL
                              AND OPERATING DATA

  The following table sets forth selected historical combined financial data and selected pro forma combined financial data for the Company. The selected historical combined financial data for each of the years in the five year period ended December 31, 1995 have been derived from the Company's combined financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected historical combined financial data as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 were derived from unaudited combined financial statements of the Company. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the full year.

  The pro forma data are derived from the Company's unaudited pro forma combined financial information and the notes thereto contained elsewhere in this Prospectus. The pro forma data are not necessarily indicative of the financial condition or results of operations that would have occurred or that will occur in the future had the transactions occurred on the dates indicated in the unaudited pro forma combined financial information. The financial data set forth below should be read in conjunction with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Combined Financial Information" and the audited combined financial statements of the Company, the predecessor owner of the New Hampshire Facilities and the owners of the Ohio Facilities and the related notes thereto included elsewhere in this Prospectus.

            (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OTHER DATA)

                                            YEAR ENDED DECEMBER 31,
                     ---------------------------------------------------------------------------
                                                                    1995 PRO FORMA AS ADJUSTED
                                                                   -----------------------------
                                                                    BEFORE OHIO   INCLUDING OHIO
                      1991     1992     1993     1994      1995    TRANSACTION(2) TRANSACTION(3)
                     -------  -------  -------  -------  --------  -------------- --------------
 STATEMENT OF OP-
  ERATIONS DA-
  TA(1):
 Total net reve-
  nues(6).........   $56,879  $62,623  $75,101  $86,376  $109,425    $ 131,381      $ 163,698
                     -------  -------  -------  -------  --------    ---------      ---------
 Expenses:
 Facility operat-
  ing.............    43,299   48,413   57,412   68,951    89,378      106,584        131,244
 General and ad-
  ministrative....     3,019    3,079    3,092    3,859     5,076        5,958          6,638
 Service charges
  paid to affili-
  ate.............     1,040      637      746      759       700          700            700
 Depreciation and
  amortization....     5,278    4,655    4,304    4,311     4,385        2,155          3,350
 Facility rent....       --       --       525    1,037     1,907        9,882          9,882
                     -------  -------  -------  -------  --------    ---------      ---------
  Total expenses..    52,636   56,784   66,079   78,917   101,446      125,279        151,814
                     -------  -------  -------  -------  --------    ---------      ---------
 Income from oper-
  ations..........     4,243    5,839    9,022    7,459     7,979        6,102         11,884
 Other:
 Interest expense,
  net.............    (4,527)  (4,690)  (4,740)  (4,609)   (5,107)      (1,343)        (5,692)
 Loss on
  investment in
  limited
  partnership(7)..       --       --       --      (448)     (114)        (114)          (114)
 Gain on sale of
  facilities,
  net.............       --       --       --       --      4,869          --             --
 Loss on refinanc-
  ing of debt.....       --       --       --      (453)      --           --             --
 Minority interest
  in net income of
  combined
  affiliates......    (1,709)  (1,472)  (2,297)  (1,575)   (6,393)         --             --
                     -------  -------  -------  -------  --------    ---------      ---------
 Net income
  (loss)..........   $(1,993) $  (323) $ 1,985  $   374  $  1,234    $   4,645      $   6,078
                     =======  =======  =======  =======  ========    =========      =========
 Pro forma data:
 Historical net
  income (loss)
  (8).............   $(1,993) $  (323) $ 1,985  $   374  $  1,234    $   4,645      $   6,078
 Pro forma income
  taxes(8)........       --       --       774      146       481        1,812          2,371
                     -------  -------  -------  -------  --------    ---------      ---------
 Pro forma net in-
  come (loss)(8)..   $(1,993) $  (323) $ 1,211  $   228  $    753    $   2,833      $   3,707
                     =======  =======  =======  =======  ========    =========      =========
 Pro forma net in-
  come per
  share(8)........                                                   $    0.35      $    0.46
 Pro forma
  weighted average
  shares outstand-
  ing(9)..........                                                   8,052,160      8,052,160
 OTHER DATA(1):
 Facilities (as of
  end of period)
 Owned(10)(11)....        15       15       15       16         9            9             13
 Leased(11).......       --       --         2        3        11           17             17
                     -------  -------  -------  -------  --------    ---------      ---------
  Total...........        15       15       17       19        20           26             30
 Licensed beds (as
  of end of peri-
  od)
 Owned(10)(11)....     1,860    1,860    1,860    1,976     1,028        1,028          1,720
 Leased(11).......       --       --       289      389     1,443        1,980          1,980
                     -------  -------  -------  -------  --------    ---------      ---------
  Total...........     1,860    1,860    2,149    2,365     2,471        3,008          3,700
 Average occupancy
  rate(12)........      93.9%    93.5%    92.5%    91.5%     91.5%        91.9%          92.2%
 Sources of net
  patient service
  revenues(13):
 Private and oth-
  er(14)..........      43.9%    43.0%    39.9%    37.1%     32.3%        33.0%          32.9%
 Medicare.........      14.7%    16.2%    21.2%    24.9%     33.1%        27.4%          27.0%
 Medicaid.........      41.4%    40.8%    38.9%    38.0%     34.6%        39.6%          40.1%
                                AS OF DECEMBER 31,
                     --------------------------------------------
                      1991     1992     1993     1994      1995
                     -------  -------  -------  -------  --------
 BALANCE SHEET DA-
  TA(1):
 Cash and cash
  equivalents.....   $ 7,290  $ 5,935  $10,214  $14,013  $ 40,157
 Working capital..     6,069    6,734    6,511   13,915    10,735
 Total assets.....    87,923   84,865   85,472   93,876    92,632
 Total debt.......    39,673   40,580   40,708   53,296    45,496
 Stockholders' eq-
  uity............     4,119    3,631    4,918    2,866     4,130
                                    THREE MONTHS ENDED MARCH 31,
                     -------------------------------------------------
                                         1996 PRO FORMA AS ADJUSTED
                                       -------------------------------
                                         BEFORE OHIO   INCLUDING OHIO
                      1995     1996    TRANSACTION(4)  TRANSACTION(5)
                     -------- -------- --------------- ---------------
 STATEMENT OF OP-
  ERATIONS DA-
  TA(1):
 Total net reve-
  nues(6).........   $23,777  $34,931     $  34,931         $43,203
                     -------- -------- --------------- ---------------
 Expenses:
 Facility operat-
  ing.............    19,734   28,120        28,120          34,463
 General and ad-
  ministrative....     1,141    2,235         2,235           2,405
 Service charges
  paid to affili-
  ate.............       177      185           185             185
 Depreciation and
  amortization....     1,043      539           539             838
 Facility rent....       392    2,545         2,545           2,545
                     -------- -------- --------------- ---------------
  Total expenses..    22,487   33,624        33,624          40,436
                     -------- -------- --------------- ---------------
 Income from oper-
  ations..........     1,290    1,307         1,307           2,767
 Other:
 Interest expense,
  net.............    (1,264)    (975)         (295)         (1,382)
 Loss on
  investment in
  limited
  partnership(7)..       (81)    (127)         (127)           (127)
 Gain on sale of
  facilities,
  net.............       --       --            --              --
 Loss on refinanc-
  ing of debt.....       --       --            --              --
 Minority interest
  in net income of
  combined
  affiliates......      (185)     --            --              --
                     -------- -------- --------------- ---------------
 Net income
  (loss)..........   $  (240) $   205     $     885       $   1,258
                     ======== ======== =============== ===============
 Pro forma data:
 Historical net
  income (loss)
  (8).............   $  (240) $   205     $     885       $   1,258
 Pro forma income
  taxes(8)........       (94)      80           345             491
                     -------- -------- --------------- ---------------
 Pro forma net in-
  come (loss)(8)..   $  (146) $   125     $     540       $     767
                     ======== ======== =============== ===============
 Pro forma net in-
  come per
  share(8)........                        $    0.07       $    0.10
 Pro forma
  weighted average
  shares outstand-
  ing(9)..........                        8,052,160       8,052,160
 OTHER DATA(1):
 Facilities (as of
  end of period)
 Owned(10)(11)....         9        9             9              13
 Leased(11).......        10       17            17              17
                     -------- -------- --------------- ---------------
  Total...........        19       26            26              30
 Licensed beds (as
  of end of peri-
  od)
 Owned(10)(11)....     1,022    1,028         1,028           1,720
 Leased(11).......     1,343    1,980         1,980           1,980
                     -------- -------- --------------- ---------------
  Total...........     2,365    3,008         3,008           3,700
 Average occupancy
  rate(12)........      90.9%    91.3%         91.3%           91.8%
 Sources of net
  patient service
  revenues(13):
 Private and oth-
  er(14)..........      34.2%    31.8%         31.8%           31.8%
 Medicare.........      30.6%    28.3%         28.3%           27.3%
 Medicaid.........      35.2%    39.9%         39.9%           40.9%
                                          AS OF MARCH 31,
                              ----------------------------------------
                                         1996 PRO FORMA AS ADJUSTED
                                       -------------------------------
                                         BEFORE OHIO   INCLUDING OHIO
                               1996    TRANSACTION(15) TRANSACTION(16)
                              -------- --------------- ---------------
 BALANCE SHEET DA-
  TA(1):
 Cash and cash
  equivalents.....            $10,000       $23,090       $  17,590
 Working capital..             12,395        26,266          17,164
 Total assets.....             63,378        76,396         133,935
 Total debt.......             43,422        18,422          75,961
 Stockholders' eq-
  uity............              5,001        43,019          43,019

 (1) Harborside Healthcare has been created in anticipation of the Offering in order to combine under its control the operations of the long-term care facilities and ancillary businesses that are currently under the control of Berkshire and its affiliates. See "The Reorganization." The Company's financial and operating data above combine the historical results of these business entities.

 (2) Gives effect to the consummation of the New Hampshire Transaction on January 1, 1996, the sale by KYP of the Seven Facilities on December 31, 1995 and the subsequent Distribution, the 1995 REIT Lease, the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), as if such transactions had occurred on January 1, 1995.

 (3) Gives effect to the transactions described in Note (2) above and the pending Ohio Transaction as if such transactions had occurred on January 1, 1995. The Ohio Transaction will be accounted for as a capital lease as a result of the bargain purchase option granted at the end of the lease term. This accounting treatment will result in an increase in depreciation and amortization expense of $1,195,000 and an increase in interest expense, net, of $4,349,000. The Company expects to complete the Ohio Transaction in the third quarter of 1996, subject to the satisfaction of certain customary conditions, including the satisfactory completion of the Company's due diligence review and receipt of regulatory and other approvals.

 (4) Gives effect to the consummation of the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), as if the Offering had occurred on January 1, 1995.

 (5) Gives effect to (i) the consummation of the Offering and the application of the net proceeds therefrom (assuming an initial public offering price of $12.50 per share), and (ii) the pending Ohio Transaction, as if the transactions had occurred on January 1, 1995. The Ohio Transaction will result in an increase in depreciation and amortization expense for the period of $299,000 and an increase in interest expense, net, for the period of $1,087,000.

 (6) Total net revenues include net patient service revenues from the Company's facilities and revenues from ancillary services provided at non-affiliated long-term care facilities. Total net revenues exclude net patient service revenues from the Larkin Chase Center, but include management fees and rehabilitation therapy service revenues from such facility. See "Business--Properties" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.

 (7) Represents the Company's allocation of operating results for the Larkin Chase Center which the Company accounts for using the equity method. See "Business--Properties" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.

 (8) Prior to the Reorganization, the Company's predecessors operated under common control but were not subject to Federal or state income taxation and, accordingly, no provision for income taxes has been made in the Company's audited combined financial statements. Following the Reorganization, these predecessors will be subject to Federal and state income taxes. Pro forma net income (loss) and pro forma net income per share reflect the combined income tax expense that the Company's predecessors would have incurred had they been subject to taxation during each of the periods indicated.

 (9) Pro forma weighted average shares outstanding include 52,160 dilutive common equivalent shares (stock options issued within one year prior to the Offering calculated using the treasury stock method and an assumed initial public offering price of $12.50 per share) as if they were outstanding for all periods presented.

(10) Includes the Larkin Chase Center commencing in 1994.

(11) On December 31, 1995, the Seven Facilities were reclassified as "leased" following the sale and concurrent 1995 REIT Lease. See Note (2) above. The Ohio Facilities are classified as "owned" reflecting the treatment of the Ohio Transaction as a capital lease.

(12) "Average occupancy rate" is computed by dividing the number of occupied licensed beds by the total number of available licensed beds during each of the periods indicated.

(13) Net patient service revenues exclude all management fees and all rehabilitation therapy service revenues and the net patient service revenues of the Larkin Chase Center. The Company accounts for its investment in this facility using the equity method because of certain control and purchase rights held by the minority investor in that facility. See "Business--Properties."

(14) Consists primarily of revenues derived from private pay individuals, managed care organizations, HMOs, hospice programs and commercial insurers.

(15) Gives effect to the consummation of the transactions described in Note
     (4) above and the Bonus Payment, as if such transactions had occurred on March 31, 1996.

(16) Gives effect to the transactions described in Note (15) above and the Ohio Transaction as if such transactions had occurred on March 31, 1996. The Ohio Transaction will be accounted for as a capital lease. See Note
     (3) above. This accounting treatment will result in an increase in total debt of $57,539,000.

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

  The Company's predecessors commenced operations in 1988 with the acquisition of two long-term care facilities. The Company has experienced significant growth since that time, primarily through the acquisition of additional facilities. The Company operates 26 long-term care facilities and provides rehabilitation therapy services to patients at 35 non-affiliated long-term care facilities. The Company has been created in anticipation of the Offering in order to combine under its control the operations of long-term care facilities and ancillary businesses (the "Predecessors") that are currently under the control of Berkshire and its affiliates. Immediately prior to the completion of the Offering, the owners of the Predecessors will contribute their interests in such entities to the Company in exchange for 4,400,000 shares of Common Stock. See "The Reorganization." The Company's audited combined financial statements included elsewhere in this Prospectus have been prepared by combining the historical financial statements of the Predecessors, similar to a pooling of interests presentation.

  One of the Predecessors is the general partner of KYP, which owned the Seven Facilities throughout the period from January 1, 1991 to December 31, 1995. During this period, 95% of the net income of KYP was allocated to the Unitholders and 5% to the general partner. Effective December 31, 1995, KYP sold the Seven Facilities to Meditrust for a purchase price of $47,000,000. Simultaneously, the general partner leased the Seven Facilities from the purchaser pursuant to the 1995 REIT Lease. The accounts of KYP are included in the Company's audited combined financial statements and the interest of its limited partners is reflected as the minority interest. See "Business-- Properties" and Notes B and N to the Company's audited combined financial statements included elsewhere in this Prospectus.

  The Company's audited combined financial statements do not include a provision for Federal or state income taxes because the Predecessors were not subject to Federal or state income taxation. Accordingly, the Company's audited combined financial statements reflect a pro forma income tax expense for each year presented, as if the Predecessors had previously been tax-paying entities.

  The following discussion should be read in conjunction with "Selected Combined Financial and Operating Data" and the Company's audited combined financial statements and the notes thereto included elsewhere in this Prospectus.

  The following table sets forth the number of facilities owned and leased by the Company and the number of licensed beds operated by the Company:

                   AS OF DECEMBER 31,                   AS OF MARCH 31,
                  -------------------------           -------------------------
                                                                      1996
                                                                   PRO FORMA
                                                                  AS ADJUSTED
                                                                 INCLUDING OHIO
                   1993   1994        1995            1996        TRANSACTION
                  ------ ------      ------           -----      --------------
Facilities:
  Owned..........     15     16(/1/)      9(/1/)(/2/)     9(/1/)        13(/1/)
  Leased.........      2      3          11(/2/)         17             17
                  ------ ------      ------           -----          -----
    Total........     17     19          20              26             30
                  ====== ======      ======           =====          =====
Licensed beds:
  Owned..........  1,860  1,976(/1/)  1,028(/1/)(/2/) 1,028(/1/)     1,720(/1/)
  Leased.........    289    389       1,443(/2/)      1,980          1,980
                  ------ ------      ------           -----          -----
    Total........  2,149  2,365       2,471           3,008          3,700
                  ====== ======      ======           =====          =====

- --------
(1) Includes the Larkin Chase Center, which is owned by Bowie Center Limited Partnership ("Bowie L.P."), a joint venture in which the Company has a 75% ownership interest and a non-affiliated investor has a 25% ownership interest. See "Business--Properties" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.
(2) On December 31, 1995, KYP sold the Seven Facilities which were concurrently leased by the Company pursuant to the 1995 REIT Lease. See "Business--Properties" and Note D to the Company's audited combined financial statements included elsewhere in this Prospectus.

  The following table sets forth certain operating data for the periods indicated:

                                                                        FOR THE THREE MONTHS
                            FOR THE YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                         ----------------------------------------- --------------------------------
                                                         1995                             1996
                                                      PRO FORMA                        PRO FORMA
                                                     AS ADJUSTED                      AS ADJUSTED
                                                    INCLUDING OHIO                   INCLUDING OHIO
                          1993     1994     1995     TRANSACTION    1995     1996     TRANSACTION
                         -------  -------  -------  -------------- -------  -------  --------------
Patient days:
  Private and other..... 258,847  258,585  257,864      397,675     62,296   74,365      94,028
  Medicare..............  60,459   68,256   90,107      117,756     22,223   23,496      30,206
  Medicaid.............. 366,105  404,372  432,392      684,331    100,887  142,226     174,929
                         -------  -------  -------    ---------    -------  -------     -------
    Total............... 685,411  731,213  780,363    1,199,762    185,406  240,087     299,163
                         =======  =======  =======    =========    =======  =======     =======
Average occupancy
 rate(1)................    92.5%    91.5%    91.5%        92.2%      90.9%    91.3%       91.8%
Net patient service
 revenues(2):
  Private and other.....    39.9%    37.1%    32.3%        32.9%      34.2%    31.8%       31.8%
  Medicare..............    21.2     24.9     33.1         27.0       30.6     28.3        27.3
  Medicaid..............    38.9     38.0     34.6         40.1       35.2     39.9        40.9
                         -------  -------  -------    ---------    -------  -------     -------
    Total...............   100.0%   100.0%   100.0%       100.0%     100.0%   100.0%      100.0%
                         =======  =======  =======    =========    =======  =======     =======

- --------
(1) "Average occupancy rate" is computed by dividing the number of occupied licensed beds by the total number of available licensed beds during each of the periods indicated.
(2) Net patient service revenues exclude all management fees and all rehabilitation therapy service revenues and the net patient service revenues of the Larkin Chase Center. See "Business--Properties."

RESULTS OF OPERATIONS

  The Company's total net revenues include net patient service revenues (excluding those recorded at the Larkin Chase Center), management fees from the Larkin Chase Center, and rehabilitation therapy service revenues from contracts with the Larkin Chase Center and, beginning in 1995, non-affiliated long-term care facilities. Private net patient service revenues are recorded at established per diem billing rates. Net patient service revenues to be reimbursed under contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at amounts estimated to be realized under these contractual arrangements. Estimated Medicare and Medicaid revenues may be adjusted after the year of origination based on payor audits, improved revenue estimates or final settlements. Such adjustments are included in the net revenues for the period in which the adjustment occurs.

  The Company's facility operating expenses consist primarily of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include the cost of rehabilitation therapy services provided by third parties, medical and pharmacy supplies, food, utilities, insurance and taxes. The Company's facility operating expenses also include the general and administrative costs associated with the operation of the Company's rehabilitation therapy business. The Company's general and administrative expenses include all costs associated with its regional and corporate operations.

  The "loss on investment in limited partnership" reflects the Company's 75% allocation of the net loss of the Larkin Chase Center. The Company accounts for its investment in this facility using the equity method because of certain purchase rights held by the minority investor in the facility and because the Company does not exercise control over the operations. As described in Note N to the Company's audited combined financial statements, KYP sold the Seven Facilities in December 1995 and recognized a net gain of $4,869,000, all of which was allocated to the KYP Unitholders and is reflected in "minority interest in net income of combined affiliates."

  The following table presents certain combined financial data of the Company expressed as a percentage of total net revenues for the historical periods presented and for the year ended December 31, 1995 on a pro forma basis after giving effect to the consummation of the New Hampshire Transaction, the sale by KYP of the Seven Facilities and the subsequent Distribution, the 1995 REIT Lease, the Offering and the application of the net proceeds therefrom and the pending Ohio Transaction.

                                                                 FOR THE THREE MONTHS ENDED
                          FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,
                          -------------------------------------- ------------------------------
                                                       1995                           1996
                                                    PRO FORMA                      PRO FORMA
                                                   AS ADJUSTED                    AS ADJUSTED
                                                  INCLUDING OHIO                 INCLUDING OHIO
                          1993    1994    1995     TRANSACTION   1995    1996     TRANSACTION
                          -----   -----   -----   -------------- -----   -----   --------------
Total net revenues......  100.0%  100.0%  100.0%      100.0%     100.0%  100.0%      100.0%
                          -----   -----   -----       -----      -----   -----       -----
Expenses:
 Facility operating.....   76.5    79.8    81.7        80.2       83.0    80.5        79.8
 General and administra-
  tive..................    4.1     4.5     4.6         4.1        4.8     6.4         5.6
 Service charges paid to
  an affiliate..........    1.0     0.9     0.6         0.4        0.7     0.5         0.4
 Depreciation and
  amortization..........    5.7     5.0     4.0         2.0        4.4     1.6         1.9
 Facility rent..........    0.7     1.2     1.8         6.0        1.7     7.3         5.9
                          -----   -----   -----       -----      -----   -----       -----
   Total expenses.......   88.0    91.4    92.7        92.7       94.6    96.3        93.6
                          -----   -----   -----       -----      -----   -----       -----
Income from operations..   12.0     8.6     7.3         7.3        5.4     3.7         6.4
Other:
 Interest expense, net..   (6.3)   (5.4)   (4.6)       (3.5)      (5.3)   (2.7)       (3.2)
 Loss on investment in
  limited partnership...    --     (0.5)   (0.1)       (0.1)      (0.3)   (0.4)       (0.3)
 Gain on sale of facili-
  ties, net.............    --      --      4.4         --         --      --          --
 Loss on refinancing....    --     (0.5)    --          --         --      --          --
 Minority interest in
  net income of combined
  affiliates............   (3.1)   (1.8)   (5.9)        --        (0.8)    --          --
                          -----   -----   -----       -----      -----   -----       -----
Net income (loss).......    2.6 %   0.4 %   1.1 %       3.7 %     (1.0)%   0.6 %       2.9 %
Pro forma data:
 Pro forma income tax-
  es....................   (1.0)%  (0.2)%  (0.4)%      (1.4)%      0.4 %  (0.2)%      (1.1)%
                          -----   -----   -----       -----      -----   -----       -----
 Pro forma net income
  (loss)................    1.6 %   0.2 %   0.7 %       2.3 %     (0.6)%   0.4 %       1.8 %
                          =====   =====   =====       =====      =====   =====       =====

  The Company experienced an increase in average net patient service revenues per patient day as a result of an increase in the proportion of patients requiring higher levels of medical care, including subacute care. In 1993, the Company anticipated a decline in revenues from traditional custodial care private pay patients and sought to offset this potential loss through the expansion of subacute care and other specialty medical services. As a result, the percentage of net patient service revenues attributable to the Medicare program was 33.1% in 1995, a substantial increase from the 24.9% and 21.2% experienced in 1994 and 1993, respectively.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Total Net Revenues. Total net revenues increased by $23,049,000, or 26.7%, from $86,376,000 in 1994 to $109,425,000 in 1995. This increase resulted primarily from the operation of two additional facilities, the generation of revenues from rehabilitation therapy services provided to patients at the Larkin Chase Center and non-affiliated long-term care facilities and increased net patient service revenues per patient day at the Company's existing facilities. Of such increase, $6,279,000, or 27.2%, resulted from the operation of the Brevard facility, which the Company began leasing in October 1994, and the Swanton facility, which the Company began leasing in April 1995. In 1995, the Company began providing rehabilitation therapy services at non-affiliated long-term care facilities, which generated revenues of $3,045,000, or 13.2% of such increase. In addition, rehabilitation therapy service revenues from the Larkin Chase Center increased by $687,000, or 3.0% of such increase, to $1,031,000 in 1995. The remaining $13,038,000, or 56.6% of such increase, is attributable to higher average net patient service revenues per patient day at the Company's existing facilities, primarily resulting from increased care levels provided to patients with medically complex conditions. Average net patient service revenues per patient day increased by 14.4% from $117.54 in 1994 to $134.45 in 1995. The average occupancy rate at the Company's facilities remained unchanged in 1995 at 91.5%.

  Facility Operating Expenses. The increase in the number of facilities operated by the Company and the expansion of the Company's rehabilitation therapy services to include non-affiliated facilities, as well as the greater percentage of patients receiving higher levels of care, resulted in an increase in facility operating expenses of $20,427,000, or 29.6%, from $68,951,000 in 1994 to $89,378,000 in 1995. Facilities added during 1994 and
1995 accounted for $4,962,000, or 24.3%, of the increase in facility operating expenses. As described above, in 1995 the Company began providing rehabilitation therapy services to patients at non-affiliated facilities. During 1995, the Company entered into rehabilitation therapy service contracts with 16 non-affiliated facilities and expensed all related contract development costs as incurred, including marketing, recruiting and other related expenses. These expenses, together with the cost of providing rehabilitation therapy services at these facilities, increased the Company's facility operating expenses by $3,290,000, which approximated the revenues derived from such activities in 1995. The remainder of the increase in facility operating expenses, approximately $12,175,000, is due to significant increases in the costs of labor, medical supplies and rehabilitation therapy services purchased from third parties. The Company's efforts to enhance its clinical capabilities required it to significantly increase facility staffing levels in 1995 as compared to 1994.

  General and Administrative; Service Charges Paid to Affiliate. Expenses associated with the Company's regional and corporate offices increased by $1,217,000, or 31.5%, from $3,859,000 in 1994 to $5,076,000 in 1995. The majority of this increase resulted from the creation of new positions to support the development of subacute programs, as well as from the addition of administrative services needed to support facilities added during 1995 and late in 1994. The Company reimbursed Berkshire in 1995 for rent and other expenses related to its corporate headquarters, as well as for certain data processing and administrative services. See "Certain Transactions." In 1995, such reimbursements totaled $700,000, compared to $759,000 in 1994. The reduction in this expense is attributable to functions assumed by employees of the Company during 1995.

  Depreciation and Amortization. Depreciation and amortization remained relatively unchanged at $4,385,000 in 1995 as compared to $4,311,000 in 1994.

  Facility Rent. Facility rent expense increased by $870,000, or 83.9%, from $1,037,000 in 1994 to $1,907,000 in 1995. The increase in rent is attributable to the addition of two facilities financed pursuant to long-term leases. In April 1995, the Company began leasing its Swanton facility. In October 1994, the Company entered into a lease for its Brevard facility with an affiliate. See "Certain Transactions."

  Interest Expense, net. Interest expense, net, increased from $4,609,000 in 1994 to $5,107,000 in 1995. This increase of $498,000, or 10.8%, related to the incurrence of approximately $13,100,000 of additional debt in October 1994, and was offset in part by the refinancing of certain high cost debt at a lower interest rate. The increase in interest expense was partially offset by increased interest income resulting from a higher average cash balance held during 1995 following the incurrence of additional debt in October 1994 and prior to the use of these funds for facility acquisitions.

  Loss on Investment in Limited Partnership. The Company accounts for its investment in the Larkin Chase Center using the equity method. The Company's 75% allocation of the net loss from this facility was reduced from $448,000 in 1994 to $114,000 in 1995. Most of the improvement resulted from an increase in occupancy at this facility in 1995 and the recognition of start-up losses during 1994. The Larkin Chase Center opened on April 30, 1994 and achieved stabilized occupancy by the fourth quarter of 1995.

  Gain on Sale of Facilities. The net gain on sale of facilities of approximately $4,869,000 in 1995 resulted from the sale on December 31, 1995 of the Seven Facilities. All of the net gain from this sale has been allocated to the Unitholders in accordance with the partnership agreement and is reflected in the increased minority interest charge in 1995. At the time of the sale, the Company entered into the 1995 REIT Lease. See "Business-- Properties" and Note N to the Company's audited combined financial statements included elsewhere in this Prospectus.

  Minority Interest in Net Income of Combined Affiliates. The minority interest charge increased from $1,575,000 in 1994 to $6,393,000 in 1995, an increase of $4,818,000. Substantially all of the increase is attributable to the allocation of the net gain on the sale of the Seven Facilities. Following the Distribution and subsequent dissolution of the partnership, the minority interest charge will be eliminated.

  Net Income. Net income was $374,000 in 1994 as compared to $1,234,000 in 1995. The increase of $860,000 was primarily the result of increased operating income in 1995 and a reduced loss from the Company's equity investment in the Larkin Chase Center in 1995. In addition, in 1994 the Company incurred a loss of $453,000 relating to the refinancing of certain indebtedness.

Year Ended December 31, 1994 Compared to Year ended December 31, 1993

  Total Net Revenues. Total net revenues increased by $11,275,000, or 15.0%, from $75,101,000 in 1993 to $86,376,000 in 1994. This increase resulted primarily from the operation of three additional facilities and increased net patient service revenues per patient day. Of such increase, $5,146,000, or 45.6%, resulted from the operation of these additional facilities. The remaining $6,129,000, or 54.4%, of such increase in revenues was the result of higher average net patient service revenues per patient day associated with increased levels of care to patients with medically complex conditions. Average net patient service revenues per patient day increased by 7.3% from $109.57 in 1993 to $117.54 in 1994, while the average occupancy rate decreased from 92.5% to 91.5% during the same period. Part of the reduction in average occupancy rate was the result of the opening of the newly constructed Larkin Chase Center in April 1994. Excluding the Larkin Chase Center, the average occupancy rate at the Company's facilities was 92.1% in 1994, only a slight reduction from 1993. Additionally, the Company closed certain Medicare and Medicaid cost reports in 1994 and 1993 which resulted in additional net patient service revenues of $1,000,000 and $2,000,000, respectively.

  Facility Operating Expenses. Facility operating expenses increased by $11,539,000, or 20.1%, from $57,412,000 in 1993 to $68,951,000 in 1994. Of this increase, $4,361,000, or 37.8%, resulted from increased expenses associated with the addition of three facilities in 1993 and 1994. The remaining $7,178,000, or 62.2%, of such increase resulted from increased expenses associated with higher skilled staffing levels and increased use of rehabilitation therapy and medical supplies. The incurrence of higher operating expenses is consistent with the Company's objective of providing care to patients requiring higher levels of medical care or specialized treatment. Beginning in 1993, the Company began providing its own rehabilitation therapy services to patients at certain of its facilities. The closing of certain Medicare and Medicaid cost reports in 1993 and 1994 had the effect of reducing facility operating expenses as a percentage of net revenues.

  General and Administrative; Service Charges Paid to Affiliate. General and administrative expenses increased by $767,000, or 24.8%, from $3,092,000 in 1993 to $3,859,000 in 1994. This increase resulted from higher expenses associated with expansion of regional and corporate support as well as increases in salaries. During 1994, the Company added corporate marketing and clinical positions as it expanded subacute care and other forms of specialty medical care. The Company reimbursed Berkshire in 1994 for rent and other expenses related to its corporate headquarters as well as for certain data processing and administrative services which were provided to the Company. In 1994, reimbursements to Berkshire totaled $759,000 as compared to $746,000 in 1993.

  Depreciation and Amortization. Depreciation and amortization remained relatively unchanged at $4,311,000 in 1994 as compared to $4,304,000 in 1993.

  Facility Rent. Facility rent expense increased by $512,000, or 97.5%, from $525,000 in 1993 to $1,037,000 in 1994. This increase was primarily due to the addition of two facilities in June 1993 and one facility in October 1994, all of which were financed pursuant to long-term leases.

  Interest Expense, net. Interest expense, net, was $4,740,000 in 1993 as compared to $4,609,000 in 1994. The Company refinanced the majority of its long-term debt in October 1994. As a result, the Company incurred approximately $13,100,000 of additional debt at a reduced interest rate. The Company recorded a loss on refinancing of $453,000 in connection with this transaction.

  Loss on Investment in Limited Partnership. The Company recorded a loss of $448,000 in 1994 in connection with its 75% ownership interest in the Larkin Chase Center. The loss recognized in 1994 is primarily the result of the recognition of start-up costs incurred before the facility achieved stabilized occupancy.

  Minority Interest in Net Income of Combined Affiliates. Minority interest declined from $2,297,000 in 1993 to $1,575,000 in 1994, a decrease of $722,000. Minority interest in net income of combined affiliates reflects the allocation of 95% of the net income of KYP to the Unitholders. KYP generated less net income in 1994 than in 1993 and the minority interest was correspondingly reduced.

  Net Income. Net income was $1,985,000 in 1993 as compared to $374,000 in 1994. The decrease of $1,611,000 was primarily the result of reduced Medicare and Medicaid settlements in 1994, the loss related to the Company's equity investment in the Larkin Chase Center, and the loss on refinancing recorded by the Company in October 1994. A reduction in minority interest partially offset these factors.

Year Ended December 31, 1995, Pro Forma As Adjusted Including the Ohio Transaction, Compared to Historical Year Ended December 31, 1995

  Total Net Revenues. Total net revenues on a pro forma basis in 1995 increased by $54,273,000, or 49.6%, to $163,698,000 as compared to the Company's historical 1995 net revenues of $109,425,000. The addition of the six New Hampshire Facilities represented $21,956,000, or 40.5%, of such increase and the four Ohio Facilities represented $32,317,000, or 59.5%, of such increase.

  Facility Operating Expenses. Facility operating expenses on a pro forma basis increased 46.8%, or $41,866,000, to $131,244,000 in 1995 as compared to the Company's historical 1995 facility operating expenses of $89,378,000. The increase resulted from the addition of the New Hampshire and Ohio Facilities. Facility operating expenses as a percentage of total net revenues were 80.2% on a pro forma basis in 1995 and 81.7% on a historical basis. The operating expenses of these facilities are lower as a percentage of total net revenues than the Company's historical percentage due to differences in levels of medical care provided and start-up expenses incurred by the Company in connection with its rehabilitation therapy business.

  General and Administrative Expenses. General and administrative expenses on a pro forma basis in 1995 increased by $1,562,000, or 30.8%, to $6,638,000 as compared to the Company's historical 1995 general and administrative expenses of $5,076,000. This increase resulted from costs associated with the addition of the New Hampshire and Ohio Facilities. The New Hampshire Facilities operate as a new region of the Company and correspondingly require a higher level of general and administrative expenses than the Ohio Facilities, which are expected to be integrated into the Company's existing Midwest region.

  Depreciation and Amortization. Depreciation and amortization expense on a pro forma basis in 1995 decreased by $1,035,000, or 23.6%, to $3,350,000 as compared to the Company's historical 1995 depreciation and amortization expense of $4,385,000. The net reduction was largely the result of the elimination of $2,430,000 in depreciation and amortization expense recorded by the Seven Facilities owned by KYP after giving effect to the sale and subsequent lease of the Seven Facilities. This amount was partly offset by a $1,195,000 increase relating to the Ohio Transaction which has been recorded as a capital lease.

  Facility Rent. Facility rent expense on a pro forma basis in 1995 increased by $7,975,000 to $9,882,000 as compared to the Company's historical 1995 expense of $1,907,000. The increase in rent expense was solely the result of the effect of the sale and subsequent lease of the Seven Facilities and the lease of the New Hampshire Facilities.

  Interest Expense, net. Interest expense, net, on a pro forma basis in 1995 increased by $585,000, or 11.5%, to $5,692,000 as compared to the Company's historical interest expense, net, of $5,107,000. Interest expense increased by $4,349,000 as the result of the Ohio Transaction, which has been recorded as a capital lease. This increase was partially offset by a pro forma adjustment of $2,727,000 as a result of the repayment of $25,000,000 of Meditrust debt with the proceeds of the Offering. All non-recurring items such as the prepayment penalty of $1,700,000 and the write-off of deferred financing costs of $572,000 have been excluded from the unaudited pro forma combined statement of operations.

  Net Income. Net income on a pro forma basis in 1995 increased by $2,954,000 to $3,707,000 as compared to the Company's historical net income of $753,000 (after reflecting a pro forma tax expense). Net income increased primarily as the result of reduced interest expense following the Debt Repayment as well as the addition of the New Hampshire Facilities and the Ohio Facilities.

Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Total Net Revenues. Total net revenues increased by $11,154,000, or 46.9%, from $23,777,000 in 1995 to $34,931,000 in 1996. This increase resulted primarily from the operation of seven additional facilities in 1996, and the generation of revenues from additional contracts to provide rehabilitation therapy services to patients at non-affiliated long-term care facilities. Of such increase, $6,345,000, or 56.9%, resulted from the operation of the Swanton facility, which the Company began leasing on April 1, 1995, and the six New Hampshire Facilities, which the Company began leasing on January 1, 1996. In 1995 the Company began providing rehabilitation therapy services to patients at non-affiliated long-term care facilities. As of March 31, 1995 the Company had one contract with a non-affiliated long-term care facility as compared to 35 contracts with such facilities as of March 31, 1996. Revenues during the first quarter of 1995 from non-affiliated rehabilitation therapy services were $136,000 as compared to $2,141,000 for the first quarter of 1996, an increase of $2,005,000, or 18.0% of the overall increase in net revenues. The remaining $2,804,000, or 25.1% of such increase, is attributable to higher average net patient service revenues per patient day at the Company's previously existing facilities, primarily resulting from increased care levels provided to patients with medically complex conditions. Total net revenues on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $8,272,000, or 23.7%, to $43,203,000 as compared to the Company's historical net revenues of $34,931,000 as a result of the addition of the Ohio Facilities.

  Facility Operating Expenses. The increase in the number of facilities operated by the Company and the expansion of the Company's rehabilitation therapy services at non-affiliated facilities, as well as the greater percentage of patients receiving higher levels of care, resulted in an increase in facility operating expenses of $8,386,000, or 42.5%, from $19,734,000 during the first quarter of 1995 to $28,120,000 during the first quarter of 1996. Facilities operated by the Company during the first quarter of 1996 but not during the prior year period accounted for $4,933,000, or 58.8%, of the increase in facility operating expenses. During 1995 the Company began providing rehabilitation services to patients at non-affiliated facilities. At the end of the first quarter of 1995 the Company had entered into only one contract with a non-affiliated facility but by the end of the first quarter of 1996, the Company had entered into 35 such contracts. The costs associated with the development of these contracts (including marketing and recruiting) together with the costs of providing rehabilitation therapy services at these facilities increased the Company's facility operating expenses by approximately $1,642,000, or 19.6%, of the total increase in these costs. The remainder of the increase in facility operating expenses, approximately $1,811,000, is primarily due to increases in the costs of labor, medical supplies and rehabilitation therapy services purchased from third parties. Facility operating expenses on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $6,343,000, or 22.6%, to $34,463,000 as compared to the Company's historical facility operating expenses of $28,120,000 as a result of the addition of the Ohio Facilities.

  General and Administrative; Services Charges Paid to Affiliate. Expenses associated with the Company's regional and corporate offices increased by $1,094,000, or 95.9%, from $1,141,000 during the first quarter of 1995 to $2,235,000 during the first quarter of 1996. General and administrative expenses for the first quarter of 1996 included a compensation charge of $438,000 as a result of a special bonus paid to the President of the Company. Most of the remaining increase, $656,000, resulted from the creation of new positions and additional administrative costs required to support the addition of the new facilities and the development of subacute programs. The Company reimbursed Berkshire during the first quarter of 1995 and 1996 for rent and other expenses related to its corporate headquarters, as well as for certain data processing and administrative services. See "Certain Transactions." During the first quarter of 1995, such reimbursements totalled $177,000, compared to $185,000 during the first quarter of 1996. The level of services provided by Berkshire on behalf of the Company was comparable in each period. General and administrative expenses on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $170,000, or 7.6%, to $2,405,000, as compared to the Company's historical general and administrative expenses of $2,235,000 as a result of the addition of the Ohio Facilities.

  Depreciation and Amortization. Depreciation and amortization expense decreased by $504,000, from $1,043,000 during the first quarter of 1995 to $539,000 during the first quarter of 1996. This decrease is the result of the sale of the Seven Facilities, which accounted for $601,000 of depreciation and amortization during the prior period, partially offset by additional expenses recorded at newly acquired facilities during the first quarter of 1996. Depreciation and amortization expense on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $299,000, or 55.5%, to $838,000 as compared to the Company's historical depreciation and amortization expense of $539,000 as a result of the Ohio Transaction, which has been recorded as a capital lease.

  Facility Rent. Facility rent expense increased by $2,153,000, from $392,000 during the first quarter of 1995 to $2,545,000 during the first quarter of 1996. The increase in rent is attributable to the addition of the Swanton facility on April 1, 1995, the sale and subsequent lease of the Seven Facilities on December 31, 1995, and the addition of New Hampshire Facilities effective January 1, 1996.

  Interest Expense, net. Interest expense, net, decreased by $289,000 from $1,264,000 during the first quarter of 1995 to $975,000 during the first quarter of 1996. This decrease was primarily the result of the retirement of the KYP Medium-Term Notes and the elimination of the related interest expense of $248,000 which was incurred during the first quarter of 1995. Interest expense, net, on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $407,000, or 41.7%, to $1,382,000 as compared to the Company's historical interest expense, net, of $975,000. Interest expense increased by $1,087,000 as the result of the Ohio Transaction, which has been recorded as a capital lease. This increase was partially offset by a pro forma adjustment of $680,000 as a result of the repayment of $25,000,000 of Meditrust debt with the proceeds of the Offering. All non-recurring items such as the prepayment penalty of $1,700,000 and the write-off of deferred financing costs of $572,000 have been excluded from the unaudited pro forma combined statement of operations.

  Loss on Investment in Limited Partnership. The Company accounts for its investment in the Larkin Chase Center using the equity method. The Company's 75% allocation of the net loss from this facility increased from $81,000 during the first quarter of 1995 to $127,000 during the first quarter of 1996.

  Net Income (Loss). The Company recorded a net loss of $240,000 during the first quarter of 1995 compared to net income of $205,000 during the first quarter of 1996, which is net of the $438,000 special bonus compensation charge included in general and administrative expenses. The improved performance was primarily the result of increased operating income during the first quarter of 1996 together with higher interest income.

Net income on a pro forma basis adjusted for the Offering and the Ohio Transaction for the three months ended March 31, 1996 increased by $642,000 to $767,000 (after reflecting a pro forma tax expense of $491,000). Pro forma net income increased primarily as the result of reduced interest expense following the Debt Repayment as well as the addition of the Ohio Facilities.

LIQUIDITY AND CAPITAL RESOURCES

  The Predecessors historically financed their operations and acquisitions growth primarily through a combination of mortgage financing, operating leases, and capital contributed by the KYP Unitholders. Although the Company had cash and cash equivalents totalling $40,157,000 as of December 31, 1995, approximately $33,493,000 of such amount was held pending the Distribution, which occurred in March 1996. As of March 31, 1996 the Company had cash and cash equivalents totaling $10,000,000.

  The Company had two mortgage loans outstanding as of March 31, 1996. The mortgage loan from Meditrust had an outstanding principal balance of $41,809,000 and bears interest at an annual rate of 10.65% plus additional interest equal to 0.3% of the difference between the annual operating revenues of the mortgaged facilities and actual revenues during the twelve-month base period commencing October 1, 1995. Such additional interest begins to accrue on October 1, 1996. The loan is secured by mortgages in favor of Meditrust on seven of the Company's facilities. The Company plans to use $25,000,000 of the net proceeds of the Offering to prepay a portion of this debt. In connection with this prepayment the Company expects to incur a cash prepayment penalty of approximately $1,700,000. See "Use of Proceeds." After giving effect to the Debt Repayment as of March 31, 1996, the outstanding principal as of such date would have been reduced to $16,809,000 and the outstanding principal due at maturity in 2004 would be $14,598,000. The Company's other mortgage loan, which encumbers a single facility, had an outstanding principal balance of $1,613,000 as of March 31, 1996 and bears interest at 14% per annum. This mortgage matures in the year 2010.

  The Company's existing facility leases generally require it to make monthly lease payments, establish escrow funds to serve as debt service reserve accounts, and pay all property operating costs. The Company generally negotiates leases which provide for extensions beyond the initial lease term and an option to purchase the leased facility. See "Business--Properties." The Company expects that such leasing arrangements will continue to provide it with the most attractive form of financing to support its growth.

  The Company expects that cash on hand and the net proceeds of the Offering will be sufficient to meet its operating requirements and to finance anticipated growth over the next twelve months. The Company has been and will continue to be dependent on third-party financing to fund its acquisition strategy. The Company is currently involved in discussions with several financial institutions to obtain acquisition financing and to establish a working capital line of credit secured by its receivables. There can be no assurances that such financing will be available to the Company on acceptable economic terms, or at all. From time to time, the Company expects to pursue certain expansion and new development opportunities associated with existing facilities. In connection with a Certificate of Need received by its Ocala facility in March 1996, the Company expects to commence construction of a sixty-bed addition and a rehabilitation therapy area within approximately six months. The costs of this project are estimated to be approximately $2,800,000. In addition, in connection with a Certificate of Need held by its Larkin Chase facility, the Company expects to commence construction of a sixty-bed addition during 1996. The costs associated with the Larkin Chase project are estimated to be approximately $2,500,000. The Company intends to seek separate financing for each of these projects. There can be no assurances that financing of either project will be available to the Company on acceptable terms.

  The Company's operating activities in 1995 generated net cash of $1,886,000 as compared to $4,939,000 in 1994, a decrease of $3,053,000. Most of the reduction in cash provided by operations was the result of an increase in accounts receivable of $7,573,000. This increase is the result of a substantial growth in revenues as well as a shift in payor mix toward slower-paying sources such as Medicare.

  Net cash provided by investing activities was $36,818,000 in 1995. After deducting the gross proceeds of $47,000,000 from the sale of the Seven Facilities and related transaction costs of $884,000, net cash used by investing activities was $9,298,000 in 1995 as compared to $6,078,000 used in 1994. In each year the primary use of invested cash related to additions to property and equipment ($2,585,000 in 1994 compared to $3,081,000 in 1995), the funding of escrow accounts in connection with debt or lease financing arrangements ($1,995,000 in 1994 compared to $760,000 in 1995), and additions to deferred financing costs associated with these financings ($1,410,000 in 1994 compared to $1,202,000 in 1995). In 1995, the Company loaned $1,255,000 to Bowie L.P. to finance its working capital requirements. The Company expects that this loan will be repaid during 1996. In 1995, the Company also paid acquisition deposits totalling $3,000,000 in connection with two groups of facilities for which it was negotiating leases. The Company began leasing the first group (the New Hampshire Facilities) on January 1, 1996 and received its $1,000,000 deposit back upon the closing of the transaction. The Company's offer to lease the second group of facilities was rescinded by the Company and it received its $2,000,000 deposit back in March 1996. The Company borrowed $2,000,000 from Berkshire to pay this acquisition deposit and repaid Berkshire in March 1996. See "Certain Transactions."

  Net cash used by financing activities was $12,560,000 in 1995. The repayment of debt and the incurrence of a related prepayment penalty upon the sale of the Seven Facilities and liquidation of KYP required the use of $10,954,000. In 1994 the Company refinanced existing debt by incurring approximately $13,100,000 in additional debt at a lower effective interest rate. A portion of the funds raised through this refinancing, $2,200,000, was distributed to shareholders of the Company's Predecessors.

  The Company's operating activities in the first three months of 1995 generated net cash of $2,000 as compared to $1,097,000 in the comparable period of 1996, an increase of $1,095,000. Most of the increase in cash provided by operations was the result of an increase in accrued employee compensation offset by an increase in prepaid expenses and a decrease in accounts payable.

  Net cash used by investing activities was $275,000 in the three months ended March 31, 1995 as compared to $224,000 provided in the comparable period of 1996. In each period the primary use of invested cash related to additions to property and equipment ($486,000 in 1995 compared to $504,000 in 1996), changes in escrow account balances established in connection with debt or lease financing arrangements (a decrease of $247,000 in 1995 and an increase of $1,576,000 in 1996), and additions to deferred financing costs associated with these financings ($36,000 in 1995 compared to $696,000 in 1996). Additionally, in 1996 the Company received $3,000,000 in refunded acquisition deposits in connection with two groups of facilities which it was negotiating to acquire.

  Net cash used by financing activities was $1,068,000 in the three months ended March 31, 1995 as compared to $31,478,000 in 1996. Distributions to minority interest required the use of $909,000 in 1995 compared to $33,727,000 in 1996. The 1996 distribution consisted of the liquidating distribution to the KYP Unitholders. During the first three months of 1996 the Company also repaid a $2,000,000 note payable to an affiliate, but received a cash lease inducement from a landlord of $3,685,000 and received $803,000 in capital contributions through the Executive Equity Purchase and the Director Equity Purchase. The note payable was incurred when the Company borrowed funds from an affiliate to finance a deposit related to the acquisition of a group of facilities. The lease inducement was received as the result of the leasing of the New Hampshire Facilities.

INFLATION

  The healthcare industry is labor intensive. Wages and other labor related costs are especially sensitive to inflation. Certain of the Company's other expense items, such as supplies and real estate costs are also sensitive to inflationary pressures. Shortages in the labor market or general inflationary pressure could have a significant effect on the Company. In addition, suppliers pass along rising costs to the Company in the form of higher prices. When faced with increases in operating costs, the Company has sought to increase its charges for services and its requests for reimbursement from government programs. The Company's private pay customers and third party reimbursement sources may be less able to absorb increased prices for the Company's services. The Company's operations could be adversely affected if it is unable to recover future cost increases or experiences significant delays in increasing rates of reimbursement of its labor or other costs from Medicare and Medicaid revenue sources. See "Business--Governmental Regulation."

                                   BUSINESS

THE COMPANY

  Harborside Healthcare provides high quality long-term care, subacute care and other specialty medical services in four principal regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (New Hampshire) and the Mid-Atlantic (New Jersey and Maryland). Within these regions, the Company operates 26 licensed long-term care facilities (9 owned and 17 leased) with a total of approximately 3,000 licensed beds. After giving effect to the pending acquisition of the four Ohio Facilities, the Company will operate 30 long-term care facilities (13 owned and 17 leased) with a total of 3,700 licensed beds. The Company provides traditional skilled nursing care, a wide range of subacute care programs (such as orthopedic, CVA/stroke, cardiac, pulmonary and wound care), as well as distinct programs for the provision of care to Alzheimer's and hospice patients. In addition, the Company provides certain rehabilitation therapy and behavioral health services both at Company-operated and non-affiliated facilities. The Company seeks to position itself as the long-term care provider of choice to managed care and other private referral sources in its target markets by achieving a strong regional presence and by providing a full range of high quality, cost effective nursing and specialty medical services.

  Since commencing operations in 1988, the Company has experienced significant growth through strategic acquisitions in states it believes possess favorable demographic and regulatory environments, as well as through the expansion of subacute care and other specialty medical services provided at its long-term care facilities. Since 1993 and after giving effect to the recent and pending transactions, the Company increased its overall patient capacity by approximately 1,550 licensed beds, or 72.2%. During the same period, the Company also improved its overall quality mix (defined as net patient service revenues derived from Medicare, commercial insurance and other private payors) from 61.1% to 65.4% of net patient service revenues for the years ended December 31, 1993 and 1995, respectively, primarily as a result of the Company's rapid expansion of its subacute care and other specialty medical services. For the three months ended March 31, 1996, during which the Company began leasing the New Hampshire Facilities, the Company's quality mix was 60.1% (31.8% private and other and 28.3% Medicare) and its average occupancy rate was 91.3%. The Company believes that its quality mix and its average occupancy rate have consistently been among the highest in the long-term care industry.

  The Company believes that it is favorably positioned to benefit from trends impacting the healthcare industry, including favorable demographic shifts, advances in medical technology and continuing public and private pressures to contain growing healthcare costs. At the same time, government restrictions and high construction and start-up costs are expected to continue to constrain the supply of long-term care and subacute facilities. The Company further believes that an increasingly complex operating environment is motivating smaller, less efficient long-term care facility operators to combine with or sell to established operators. Harborside Healthcare expects that such recent trends toward industry consolidation will continue and will provide it with future acquisition opportunities.

GROWTH STRATEGY

  The Company intends to continue to grow by (i) selectively acquiring additional long-term care facilities in its existing and in new geographic regions, (ii) expanding the range of subacute care provided, including the addition of distinct COMPASS (COMprehensive Patient Active Subacute Systems) subacute care units, (iii) expanding its existing rehabilitation therapy and behavioral healthcare businesses, (iv) developing and acquiring new ancillary service operations, such as institutional pharmacy, home healthcare and infusion therapy and (v) expanding its Alzheimer's and hospice care programs. The Company believes that its strategy of concentrating its operations in selected geographic markets and complementing its long-term care platform with a wide range of specialty medical services and ancillary services will enable the Company to benefit from economies of scale and improve its ability to penetrate regional managed care markets.

Acquisition Strategy

  The Company generally seeks to acquire long-term care facilities in its existing regions as well as in new geographic markets it believes possess favorable demographic and regulatory environments. The Company believes that concentrating its long-term care facilities within selected geographic regions enables it to achieve certain operating efficiencies through economies of scale, reduced corporate overhead and more effective management supervision and financial controls. Geographic concentration also allows the Company to establish more effective working relationships with referral sources and regulatory authorities in the states in which it operates. The Company believes that this strategy complements its operating approach of building integrated networks of healthcare services targeted at managed care and other private insurance organizations.

  Harborside Healthcare generally seeks to acquire long-term care facilities that: (i) have a history of stable occupancy and operations, (ii) are in good physical condition, (iii) have been constructed or renovated in the past fifteen years, (iv) have an overall size generally ranging from 100 to 200 licensed beds, (v) have a good reputation in the community, (vi) operate in markets with favorable competitive climates and (vii) provide opportunities for additional growth through the expansion of the range and scope of services offered. All acquisition opportunities considered by the Company are subject to the availability of financing on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  The Company employs a full-time acquisitions staff to locate, evaluate, negotiate and complete the acquisition of long-term care facilities. The Company believes that maintaining a dedicated acquisitions staff enables it to complete acquisitions without disruption of its operations. Prior to consummating an acquisition, the Company conducts a comprehensive due diligence review, including analyses of (i) financial and operating performance, (ii) survey results and compliance with Federal and state regulations, (iii) competition and market assessments, (iv) regulatory and reimbursement issues, (v) engineering and environmental matters and (vi) legal and ancillary risk issues. Upon completion of the due diligence process, the Company's acquisition staff, in conjunction with its operating and marketing personnel, develops a business plan for each facility or group of facilities to be acquired. The plan is subsequently reviewed by the Company's senior management and a decision whether to proceed is made.

  In keeping with its growth strategy, the Company leased six additional long-term care facilities with 537 beds in New Hampshire in January 1996. The Company believes that a significant opportunity exists to improve the quality mix revenues of its New Hampshire Facilities through the addition of Medicare, subacute care and other specialty medical services at these facilities. Subsequently, the Company also entered into an agreement to lease the Ohio Facilities pursuant to a capital lease. This transaction is expected to strengthen the Company's existing network of five long-term care facilities in Ohio and to provide the Company with an opportunity to achieve regional overhead cost efficiencies while further enhancing its ability to attract managed care payors in that state. Together, the New Hampshire Facilities and Ohio Facilities represented approximately $54.3 million in combined total net revenues for the year ended December 31, 1995. See "--The Ohio Transaction." Since 1993 and after giving effect to the New Hampshire Transaction and the Ohio Transaction, the Company increased its overall patient capacity by approximately 1,550 licensed beds, or approximately 72.2%.

  The Company is continuously discussing with third parties the possible acquisition of long-term care facilities. Although the Company regularly considers and evaluates opportunities for expansion and from time to time enters into letters of intent that provide the Company with an exclusivity period during which it considers possible acquisitions, the Company does not at this time have any firm commitments to make any material acquisitions of long-term care facilities other than the Ohio Transaction, nor has it identified any material, specific ancillary business.

Expansion of Specialty Medical Services

  The Company also expects to continue to expand the range of subacute care and other specialty medical services provided at its long-term care facilities. Since its inception, the Company has developed strong capabilities in the areas of subacute care and other specialty medical service design and delivery and has implemented subacute care services at each of its current long-term care facilities, other than two of the recently acquired New Hampshire Facilities. The Company is evaluating opportunities to further introduce subacute care and other specialty medical services at its New Hampshire Facilities.

  Where demand for subacute care is particularly strong, the Company has developed distinct subacute care units. Where appropriate, the Company expects to continue to add distinct subacute care units within its existing facilities or within newly acquired long-term care facilities. Within these units, the Company has designed and implemented several clinical pathways designed to achieve specified, measurable treatment outcomes in an efficient and cost-effective manner. The Company believes that its subacute services and clinical pathways are attractive to managed care organizations and other private payors as a result of the Company's emphasis on quality and cost efficiency. The Company has also developed and expects to continue to develop specialized care units for patients with Alzheimer's disease and hospice units for patients with terminal illnesses. See "--Patient Services." Primarily as a result of the Company's expansion of specialty medical services, net revenues per patient day have increased from $109.57 in 1993 to $134.45 in 1995.

Expansion of Ancillary Businesses

  The Company currently provides a range of ancillary services, including physical, occupational and speech rehabilitation therapy, at 13 Company-operated and 35 non-affiliated long-term care facilities. Where appropriate, the Company expects to add its rehabilitation therapy programs at newly acquired long-term care facilities and to selectively expand its ancillary business with non-affiliated long-term care facilities. The Company also recently began providing behavioral health services at selected Company-operated, as well as non-affiliated, long-term care facilities.

  The Company is currently evaluating opportunities to acquire or develop additional ancillary businesses, including home healthcare, institutional pharmacy and infusion therapy. The Company believes that providing home healthcare services will make it more attractive to managed care and other private payors, allow it to retain patients within a broader continuum of care and provide wider access to its current nursing capacity. The Company further believes that entry into institutional pharmacy and infusion therapy businesses will offer it opportunities to reduce operating costs and capture additional profits by bringing within its organization services typically purchased from third-party contractors. Although such activities are under consideration, the Company has not at this time identified any specific acquisitions or new business developments of these businesses. See "-- Ancillary Businesses."

OPERATING STRATEGY

  The Company's operating strategy emphasizes (i) providing high quality healthcare on a cost-effective basis and expanding the range of medical services it provides, (ii) maintaining high occupancy rates and further improving its quality mix and (iii) achieving operating efficiencies and actively managing overhead costs.

  The Company will continue to focus its efforts to ensure the efficient and cost-effective delivery of high quality healthcare to its medically demanding patients. To achieve these goals, the Company will continue to recruit highly qualified administrators, nurses and medical directors. Performance improvement standards and committees at each facility (comprised of the facility administrator and the facility's senior medical professionals) continually monitor the quality of care provided. The Company uses interdisciplinary teams to provide high quality care and case managers to coordinate, monitor and evaluate the delivery of care. The Company believes that its commitment to providing high quality care has established its favorable reputation in the markets it serves. The Company also seeks to continually expand the range of medical services provided through its distinct units and otherwise. In addition, the Company employs corporate-level staff in the areas of specialty medical services, professional services and managed care who are responsible for evaluating and expanding the range of medical services provided at its facilities.

  The Company also seeks to maintain high occupancy rates at its facilities while further improving its quality mix. The Company intends to achieve this goal by: (i) expanding the breadth and improving the quality of services offered, including the addition of speciality medical services in order to attract Medicare, managed care and other private pay patients; (ii) developing additional referral sources and marketing programs designed to increase occupancy; and (iii) closely monitoring census information and other patient data at the corporate, regional and facility levels.

  The Company believes that concentrating its long-term care facilities within selected geographic regions enables it to achieve operating efficiencies through economies of scale, reductions in corporate overhead and improvements in supervision and financial controls. Geographic concentration facilitates the centralization of purchasing, training, marketing and other management services and also allows the Company to establish more effective working relationships with referral sources and regulatory authorities. As a result, the Company believes it is better able to attract managed care and other private payors and thereby improve its quality mix.

  The Company actively monitors and manages operating costs in order to maintain and improve the profitability of its operations. The Company's management philosophy stresses close oversight of facility operations by all three levels of management (corporate headquarters, regional and facility). The Company's centralized, automated financial reporting system enables corporate financial personnel to monitor key operating and financial data and budget variances on a timely basis, as well as to respond quickly to unusual developments at its facilities. See "--Operations" and "--Sources of Revenues."

PATIENT SERVICES

Basic Patient Services

  Basic patient services are those traditionally provided to elderly patients in long-term care facilities to assist with the activities of daily living and to provide general medical care. The Company provides 24-hour skilled nursing care by registered nurses, licensed practical nurses and certified nursing aides in all of its facilities. Each facility is managed by an on-site licensed administrator who is responsible for the overall operation of the facility, including the quality of care provided. The medical needs of patients are supervised by a medical director, who is a licensed physician. Although treatment of patients is the responsibility of their own attending physicians, who are not employed by the Company, the medical director monitors all aspects of delivery of care. The Company also provides a broad range of support services, including dietary services, therapeutic recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and routine rehabilitation therapy.

  Each facility offers a number of individualized therapeutic activities designed to enhance the quality of life of its patients. These activities include entertainment events, musical productions, trips, arts and crafts and volunteer and other programs that encourage community interaction.

Specialty Medical Services

  Specialty medical services are those provided to patients with medically complex needs, who generally require more extensive treatment and a higher level of skilled nursing care. These services typically generate higher net patient service revenues per patient day than basic patient services as a result of increased levels of care and the provision of ancillary services. The Company intends to expand the scope and range of its specialty medical services and programs in order to further enhance revenues, profitability and the reputation of its facilities for providing quality care.

  Subacute Care. Subacute care is goal-oriented, comprehensive care designed for an individual who has had an acute illness, injury, or exacerbation of a disease process. Subacute care is typically rendered immediately after, or instead of, acute hospitalization in order to treat one or more specific, active, complex medical conditions or in order to administer one or more technically complex treatments. The Company provides subacute care services at all of its existing facilities (other than at two of its recently acquired New Hampshire Facilities) in such areas as complex medical, cardiac recovery, digestive, immuno-suppressed disease, post-surgical, wound, and CVA/stroke care, hemodialysis, infusion therapy, and diabetes and pain management.

  In facilities that have shown strong demand for subacute services, the Company has developed distinct subacute units marketed under the name "COMprehensive Patient Active Subacute System" or "COMPASS." Each COMPASS unit contains 20 to 60 beds and is specially staffed and equipped for the delivery of subacute care. Patients in COMPASS units typically range in age from late teens to the elderly, and typically require high levels of nursing care and the services of physicians, therapists, dietitians, clinical pharmacists or psycho/social counselors. Certain patients may also require life support or monitoring equipment. Because patient goals are generally rehabilitation-oriented, lengths of stay in COMPASS units are generally expected to be less than 30 days each. The Company recently opened its first five COMPASS units at its Gulf Coast, Larkin Chase, Tampa Bay, Sarasota and Troy facilities containing a total of approximately 170 licensed beds. Four additional COMPASS units are expected to open during 1996.

  The Company has designed clinical pathways for these COMPASS units in the areas of orthopedic rehabilitation, CVA/stroke recovery, cardiac recovery, pulmonary rehabilitation and wound care management. These clinical pathways are designed to achieve specified measurable outcomes in an efficient and cost-effective manner. The Company's COMPASS units and the clinical pathways used in these units are designed to attract commercial insurance and managed care organizations, such as HMOs and PPOs. The Company has personnel dedicated to actively marketing its COMPASS units to commercial insurers and managed care organizations. The Company is currently developing five additional clinical pathways in the areas of oncology, HIV/AIDS, post-surgical recovery, ventilator care and neuro-trauma rehabilitation, and expects to introduce these pathways in selected COMPASS units at various times during 1996.

  The Company is seeking to establish a Medical Services Organization network in conjunction with Humana Health Care Plans in the Pasco County, Florida area. The Company will develop a network of healthcare providers and manage a continuum of care ranging from subacute care to home healthcare services. The network is expected to include the Company's Gulf Coast and Palm Harbor facilities and is expected to commence operation in the third quarter of 1996.

  Alzheimer's and Hospice Care. The Company has also developed distinct units that provide care for patients with Alzheimer's disease and hospice units for patients with terminal illnesses. As of March 31, 1996, the Company operates three dedicated Alzheimer's units at its Pinebrook, Swanton and Northwood facilities, with a total of 88 licensed beds. One of the Ohio Facilities operates a dedicated Alzheimer's unit with 50 licensed beds. The Company expects to open two additional Alzheimer's units at its Naples and Troy facilities during 1996. The Company also operates three distinct hospice units with a total of 46 licensed beds at its Tampa Bay, Clearwater and Sarasota facilities, where it provides care to terminally ill patients and counseling to their families. The Company expects to open an additional hospice unit with ten licensed beds during 1996 at its Pinebrook facility.

ANCILLARY BUSINESSES

  The Company currently provides rehabilitation therapy services and behavioral health services, principally at its own long-term care facilities and, beginning in 1995, at selected non-affiliated long-term care facilities. The Company believes it can improve the operating performance of its long-term care facilities by further expanding the scope of ancillary services provided. In this regard, the Company intends to pursue selected opportunities to acquire or develop additional ancillary businesses, such as home healthcare, institutional pharmacy, and infusion therapy, in order to complement existing Company services. See "--Growth Strategy."

  Rehabilitation Therapy Services. Commencing in January 1994, the Company began to provide comprehensive physical, occupational and speech therapy programs. As of March 31, 1996, the Company provided rehabilitation therapy services at 13 of the Company's facilities and had therapy contracts with 35 non-affiliated long-term care providers. The Company currently employs approximately 430 therapists.

  Behavioral Health Services. The Company recently commenced its behavioral health business, which offers services provided by teams of licensed professionals who assist patients with emotional and psychological issues relating to their loss of functioning and relocation to a long-term care setting. These teams of professionals also provide a range of therapy and emotional support services to assist patients and their families in improving the quality of their lives. The Company provides behavioral health services at five of the Company's facilities in Florida and at seven non-affiliated facilities in that region.

PROPERTIES

  The Company operates 26 long-term care facilities, nine of which are owned and 17 of which are leased. All nine of the properties owned by the Company are subject to mortgages. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note E to the Company's audited combined financial statements included elsewhere in this Prospectus. Of the Company's leased facilities, fourteen are leased from subsidiaries of Meditrust. The Company's Northwestern Ohio and Defiance facilities are leased from a non-affiliated lessor and the Company's Brevard facility is leased from an affiliate. See "Certain Transactions." The Company has also entered into an agreement to acquire the Ohio Facilities from a non-affiliated lessor pursuant to a capital lease. See "--The Ohio Transaction."

  The Company's leases with Meditrust have initial terms which expire on various dates in the year 2005 and provide for up to two five-year renewals. The Company's annual rental expense under its leases with Meditrust for the year ended December 31, 1995, were $0.5 million and are expected to be $8.7 million for the year ended December 31, 1996 (without giving effect to any additional leases that might be entered into following the Offering). The Company's lease for its Northwestern Ohio and Defiance facilities has a ten-year term expiring in the year 2003 with no renewal options. The Company's lease for its Brevard facility has an initial term expiring in the year 2004 and provides for up to two five-year renewal terms. Each of the Company's leases provides for the payment of annual rent which in most cases increases by a formula or by a fixed percentage each year. The lease with Meditrust for the Company's Swanton facility provides for additional rent of up to $14,650 based on increases in that facility's revenues as compared to a base year. The Company's leases also generally provide that the Company is responsible for expenses such as taxes, insurance and maintenance and repairs.

  Each of the Company's leases with Meditrust provides the Company with options to purchase the leased facilities which are exercisable on the eighth anniversary of the lease (the ninth anniversary in the case of the New Hampshire Facilities), at the end of the initial term and at the end of each renewal term at a price equal to the greater of (i) the fair market value of the facilities subject to the purchase option (90% of the fair market value in the case of the New Hampshire Facilities), excluding capital expenditures made by the Company or (ii) Meditrust's purchase price for the facilities subject to the purchase option. The lease with Meditrust for the Company's Swanton facility grants the Company a right of first refusal to purchase the facility which the Company may exercise if it exercises its first renewal option under the lease. Each of the Company's other leases with Meditrust grants the Company a right of first refusal to purchase the facility subject to the lease exercisable at any time during the term of the lease. The leases for the Company's Northwestern Ohio and Defiance facilities provides for a purchase option to acquire both of the facilities, which the Company may exercise during the final year of the lease term for an aggregate purchase price of $8,500,000. In the event the Company does not exercise its purchase option under the lease, the Company will be required to pay a one-time termination fee of $500,000 to the lessor. The lease also grants the Company a right of first refusal during the lease term. See Note D to the Company's audited combined financial statements included elsewhere in this Prospectus. The Company's lease for its Brevard facility also contains a purchase option. See "Certain Transactions."

  The Company's leases with Meditrust are secured by the facilities, the facilities' accounts receivable, cash collateral and a pledge of the ownership interests in the subsidiary lessees and the general partners of such lessees. The facilities subject to the Meditrust leases are also cross-collateralized and contain cross-default provisions, so that a default under one of the leases would trigger a default under each of the other Meditrust leases. As a result, the Company could lose all of the facilities subject to such leases in the event of a default under one such lease. In addition, the leases permit Meditrust to require the Company to purchase the facilities at a specified purchase price upon the occurrence of a default. The Meditrust leases also subordinate all intercompany obligations and distributions of the subsidiary lessees to the obligations owing to Meditrust pursuant to the leases.

  Although many of the Company's leases provide for non-disturbance from mortgagees of the leased properties, the lease for the Company's Northwood facility is not so protected and is subject to termination in the event the mortgage is foreclosed following a default by the owner-lessor. However, the Company has the right to make mortgage payments on behalf of the owner-lessor in order to prevent such foreclosure. In the case of the Company's Brevard facility, the assets of the facility are subject to security interests in favor of a mortgagee of the property and intercompany payments from the subsidiary lessee are subordinate to payments under the mortgage. All of the Company's lease obligations and certain of the Company's debt obligations are guaranteed by Harborside Healthcare Limited Partnership ("HHLP"), the Company's principal operating subsidiary. The Company has agreed that it will also guaranty all of the current leases and loans between its subsidiaries and Meditrust. In addition, the Company and HHLP have also agreed to indemnify Meditrust, as lessor under the Meditrust leases, and HHLP has agreed to indemnify the senior mortgage holder on the Company's Brevard facility, for certain environmental liabilities.

  One of the Company's owned facilities, the Larkin Chase Center, is owned by Bowie L.P., a joint venture which is owned 75% by the Company and 25% by a non-affiliated investor. Bowie L.P. subleases the land on which the facility is located from an affiliate of the minority investor. The Company manages the facility for a fee equal to 6.0% of the facility's annual total net revenues. The minority investor has an option to purchase the Company's interest in Bowie L.P. at fair market value, which option is exercisable during a sixty-day period each year commencing in 2001. The Company accounts for the Larkin Chase Center using the equity method and its share of the facility's operating results is reflected in the Company's audited combined financial statements as a "loss on investment in limited partnership." See "Selected Combined Financial and Operating Data" and Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.

  The following table summarizes certain information regarding the Company's facilities and the facilities included in the Ohio Transaction:

SUMMARY OF FACILITIES

                                        YEAR     OWNED/    LICENSED      AVERAGE
   FACILITY           LOCATION        ACQUIRED   LEASED      BEDS   OCCUPANCY RATE(1)
- -----------           --------        --------   ------    -------- -----------------
SOUTHEAST REGION
 FLORIDA
  Brevard             Rockledge          1994  Leased(/2/)    100         91.6%
  Clearwater          Clearwater         1990  Owned(/3/)     120         94.1%
  Gulf Coast          New Port Richey    1990  Owned(/3/)     120         90.7%
  Naples              Naples             1989  Leased(/4/)    120         93.3%
  Ocala               Ocala              1990  Owned(/3/)     120         95.5%
  Palm Harbor         Palm Harbor        1990  Owned(/3/)     120         90.8%
  Pinebrook           Venice             1989  Leased(/4/)    120         93.6%
  Sarasota            Sarasota           1990  Leased(/4/)    120         92.4%
  Tampa Bay           Oldsmar            1990  Owned(/3/)     120         93.2%
                                                            -----
                                                            1,060
MIDWEST REGION
 OHIO
  Defiance            Defiance           1993  Leased         100         87.9%
  Northwestern Ohio   Bryan              1993  Leased         189         80.4%
  Swanton             Swanton            1995  Leased(/4/)    100         97.2%
  Toledo              Perrysburg         1990  Owned(/3/)     100         95.7%
  Troy                Troy               1989  Leased(/4/)    195         95.2%
  The Ohio Facilities --              Pending  Owned(/5/)     692         93.0%
 INDIANA
  Decatur             Indianapolis       1988  Owned(/6/)      88         90.6%
  Indianapolis        Indianapolis       1988  Leased(/4/)    103         91.5%
  New Haven           New Haven          1990  Leased(/4/)    120         92.4%
  Terre Haute         Terre Haute        1990  Owned(/3/)     120         91.9%
                                                            -----
                                                            1,807
NEW ENGLAND REGION
 NEW HAMPSHIRE
  Applewood           Winchester         1996  Leased(/4/)     70         91.4%
  Crestwood           Milford            1996  Leased(/4/)     82         96.6%
  Milford             Milford            1996  Leased(/4/)     52         96.2%
  Northwood           Bedford            1996  Leased(/7/)    147         95.9%
  Pheasant Wood       Peterborough       1996  Leased(/4/)     99         96.7%
  Westwood            Keene              1996  Leased(/4/)     87         86.7%
                                                            -----
                                                              537
MID-ATLANTIC REGION
 MARYLAND
  Larkin Chase Center Bowie              1994  Owned(/8/)     120         81.5%(9)
 NEW JERSEY
  Woods Edge          Bridgewater        1988  Leased(/4/)    176         94.6%
                                                            -----
                                                              296
                                                            -----
  TOTAL                                                     3,700
                                                            =====

- ------------

(1) Average occupancy rate is computed by dividing the number of occupied licensed beds by the total number of available licensed beds during 1995.
(2) Leased from Rockledge T. Limited Partnership ("RTLP"), an affiliate of the Company. See "Certain Transactions."
(3) Subject to a mortgage in favor of Meditrust which secures a loan in the aggregate principal amount of $42.3 million. A portion of the proceeds of the Offering will be used to repay a portion of this loan pursuant to the Debt Repayment. See "Use of Proceeds." The loan bears interest at a 10.65% annual rate. Additional interest payments may also be required commencing on January 1, 1997 in an amount equal to 0.3% of the difference between the operating revenues of the borrowers after that date and the operating revenues during a 12 month base period which commenced October 1, 1995. Following the Debt Repayment the loan may be voluntarily prepaid, subject to a 1.5% prepayment penalty commencing in 1999. The prepayment penalty declines to zero in 2002. See Note E to the Company's combined financial statements included elsewhere in this Prospectus.
(4) Leased from Meditrust.
(5) To be acquired in connection with the pending Ohio Transaction. The capital lease for each of these facilities does not provide non-disturbance protection from, and is subject to, prior mortgages. See "-- The Ohio Transaction."

(6) This property is subject to a first mortgage loan which the Company assumed in connection with its purchase of the facility in 1988. The outstanding principal balance on the loan as of March 31, 1996 is $1,613,000. The loan bears interest at 14% and requires the annual retirement of $20,000 of principal each year. The final maturity of the loan is in 2010 and the loan may be prepaid commencing in 1999 without penalty. See Note E to the Company's combined financial statements included elsewhere in this Prospectus.
(7) Leased from Meditrust. The lease for the Northwood facility does not provide non-disturbance protection from, and is subject to, a prior mortgage.
(8) Owned by Bowie L.P. The Company's interest in Bowie L.P. is pledged to the facility's mortgage lender. HHLP has guaranteed the indebtedness of Bowie L.P. See Note F to the Company's audited combined financial statements included elsewhere in this Prospectus.
(9) Average occupancy rate for the fourth quarter of 1995. The Larkin Chase Center was opened in April 1994 and did not reach stabilized occupancy until the fourth quarter of 1995.

  The Company's corporate offices in Boston are subleased from Berkshire. See "Certain Transactions." The Company also leases regional offices in Clearwater, Florida and Indianapolis, Indiana, maintains a regional office at its facility in Bridgewater, New Jersey, and owns a regional office in Peterborough, New Hampshire. An accounting and data processing office is leased by the Company in Fort Wayne, Indiana and the Company's ancillary services companies lease offices in Palm Harbor, Florida and Indianapolis, Indiana.

  The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used. See "--The Ohio Transaction" and "--Selected Expansion Projects" for a description of pending property acquisitions and expansions.

THE OHIO TRANSACTION

  The Company has entered into an agreement to lease the four Ohio Facilities, with a total of approximately 700 licensed beds, which will be accounted for as a capital lease for financial statement purposes. The Company expects to complete the Ohio Transaction in the third quarter of 1996, subject to the satisfaction of certain customary conditions, including the satisfactory completion of the Company's due diligence review, and receipt of regulatory and other approvals. The Company has agreed to lease these facilities for an initial term ending in the year 2001. During the first six months of the final year of the initial term, the Company may exercise an option to purchase all four facilities (the "Ohio Purchase Option") for approximately $57.1 million (the "Ohio Purchase Price").

  If the Company exercises the Ohio Purchase Option but is unable to finance the Ohio Purchase Price, the lease may be extended (subject to the terms of the lease) for up to two additional years, during which time the Company must finance, either directly or through lease financing, and complete the purchase of the Ohio Facilities. The annual aggregate base rent (which is payable monthly) will be $5.0 million during the initial term and $5.5 million during the extension term, if any. The Company will be responsible for expenses such as taxes, insurance and maintenance and repairs.

  The Company has agreed to pay a total of $8 million for the Ohio Purchase Option (the "Ohio Purchase Option Price"), which will be applied toward the Ohio Purchase Price upon the closing of the purchase of the Ohio Facilities. The Company paid $600,000 (the "Initial Deposit") of the Ohio Purchase Option Price upon execution of the agreement to lease, which will be refunded if the Company terminates the Ohio Transaction after completing its due diligence investigation. The Company paid an additional $600,000 of the Ohio Purchase Option Price (together with the Initial Deposit, the "Deposit") upon the satisfactory completion of the Company's due diligence. The Deposit is non-refundable except under certain limited circumstances, including an inability to obtain necessary governmental approvals. An additional $3.8 million of the Ohio Purchase Option Price will become payable upon the commencement of the lease term and will be funded with a portion of the net proceeds of the Offering. See "Use of Proceeds." The remaining $3.0 million of the Ohio Purchase Option Price will be paid by the Company at the end of the lease term whether or not the Company exercises the Ohio Purchase Option. If the Company exercises the Ohio Purchase Option, the balance of the Ohio Purchase Option Price will be paid upon the closing of the purchase or at the end of the two-year extension term, if applicable.

  The Company will account for the Ohio Transaction as a capital lease for financial statement purposes. The Company has chosen this treatment because it believes that the Ohio Purchase Price constitutes a bargain purchase within the meaning of paragraph 7(b) of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The Company has a strong economic incentive to exercise the Ohio Purchase Option at the end of the lease term, in part because the Company will forfeit the $8 million Ohio Purchase Option Price if it fails to exercise the Ohio Purchase Option. In addition, the incremental cost to the Company to purchase the Ohio Facilities is $49.1 million, net of the Ohio Purchase Option Price. Further, the Company believes the Ohio Purchase Price constitutes a bargain purchase based on a review of comparable facility valuations, although there can be no assurance as to the current or future actual value of the Ohio Facilities. Based upon current and forecasted operating results, the Company intends to exercise the Ohio Purchase Option, although there can be no assurance that unanticipated events or circumstances may cause the Company not to exercise the Ohio Purchase Option.

  In connection with the Ohio Transaction, the Company has agreed to engage an executive and principal owner of the lessor as a consultant. As compensation for these services, the consultant will receive up to $120,000 per year during the term of the lease and the extension term, if any. The consultant will also receive $500,000 payable at the end of the initial lease term and an additional $500,000 payable upon termination of the lease.

  HHLP will guarantee the performance of the obligations of the leasees and their affiliates under the Ohio Transaction and the Ohio Purchase Option. While the guarantee is in effect, payments by HHLP to its affiliates will be permitted subject to maintaining certain financial covenants. These covenants, and a requirement that the Company maintain a $5.0 million security deposit, will be waived upon delivery of an additional guaranty by the Company following the Offering.

  The leases under the Ohio Transaction are subordinate to certain mortgages insured by the U.S. Department of Housing and Urban Development ("HUD"). The lessors are responsible for debt service payments made in connection with such mortgages, but the Company may satisfy any lessor's debt service obligations should the lessor default in the payment of its debt service obligations under its respective mortgage. The leases provide for non-disturbance protection with respect to subsequent mortgages placed on the Ohio Facilities by the lessors but do not provide for non-disturbance protection against the HUD insured mortgages. The Ohio Transaction is subject to HUD approval, and no assurance can be given that such approval will be obtained.

  Certain portions of one of the Ohio Facilities are currently leased to third parties. During the lease term, the Company will assume all of the lessor's rights under the leases, and the lessor will remain responsible for obtaining the necessary HUD approval for such leases or terminating the leases if approval is not obtained.

SELECTED EXPANSION PROJECTS

  From time to time, the Company expects to pursue select expansion and new development opportunities which (i) complement its existing operations, (ii) enable the Company to broaden the range of services offered at its facilities or (iii) enhance its ability to compete effectively in a particular market. The Company is currently in the initial phases of the following expansion projects:

  Ocala Expansion. In March 1996, the Company received a CON to construct an addition to its existing 120-bed facility in Ocala, Florida. The CON permits the addition of 60 licensed beds and a rehabilitation therapy area. The CON also provides for a 21-bed COMPASS unit and a 20-bed distinct Alzheimer's unit to be located within the addition. The CON permits project costs of up to approximately $2.8 million. The Company expects to commence construction within approximately six months.

  Larkin Chase Center Expansion. Bowie L.P. has received a CON permitting it to construct a 60-bed addition to its existing 120-bed facility, the Larkin Chase Center, located in Bowie, Maryland. The total permitted project cost is approximately $2.5 million including allowances for inflation. Bowie L.P. expects to commence construction during 1996.

  The Company expects to finance these expansion projects with debt or lease financings. There can be no assurance that sufficient financing will be available on favorable terms, that all required licenses and governmental approvals will be received or that the Company will be able to successfully complete these projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OPERATIONS

  Facilities. Each of the Company's facilities is supervised by a licensed facility administrator who is responsible for all aspects of the facility's operations. The facility administrator oversees (i) a director of nursing who supervises a staff of registered nurses, licensed practical nurses and certified nursing aides, (ii) a director of admissions who is responsible for developing local marketing strategies and programs and (iii) various other departmental supervisors. The Company also contracts with one or more licensed physicians at each facility to serve as medical directors for the purpose of supervising the medical management of patients. Facilities with subacute or specialty medical units or programs may also contract with physician specialists to serve as rehabilitation or specialty program medical directors in areas such as physiatry (physical medicine), neurology or gero-psychology. Facilities may also employ or contract for additional clinical staff such as case managers, respiratory therapists and program directors. Department supervisors at each of the Company's facilities oversee personnel who provide dietary, maintenance, laundry, housekeeping, therapy and social services. In addition, a business office staff at each facility routinely performs administrative functions, including billing, payroll, accounts payable and data processing. The Company's corporate and regional staff provide support services such as quality assurance, management training, clinical consultation and support, management information systems, risk management, human resource policies and procedures, operational support, accounting and reimbursement expertise.

  Regions. The Company seeks to cluster its long-term care facilities and ancillary businesses in selected geographic regions to establish a strong competitive position as well as to position the Company as a healthcare provider of choice to managed care and private payors in these markets. The Company's facilities currently serve four principal geographic regions: the Southeast (Florida), the Midwest (Ohio and Indiana), New England (New Hampshire), and the Mid-Atlantic (New Jersey and Maryland). The Company maintains regional operating offices in Clearwater, Florida; Indianapolis, Indiana; Bridgewater, New Jersey; and Peterborough, New Hampshire. Geographic concentration enables the Company to take advantage of economies of scale in operations support, purchasing, training and other management services. Each region is supervised by a regional director of operations who directs the efforts of a team of professional support staff in the areas of clinical services, marketing, bookkeeping, human resources and engineering. Other Company staff, who are principally based in the regions, provide support and assistance to all of the Company's facilities in the areas of subacute services, managed care contracting, reimbursement services, risk management, data processing and training. Financial control is maintained through financial and accounting policies established at the corporate level for use at each facility. The Company has standardized operating policies and procedures and continually monitors operating performance to assure consistency and quality of operations. In addition to its principal executive office in Boston, an accounting and data processing office is maintained in Fort Wayne, Indiana. The Company's ancillary services businesses maintain offices in Palm Harbor, Florida, and Indianapolis, Indiana.

  Management and Financial Systems. The Company maintains a comprehensive system of management and financial controls which is designed to enable the Company to monitor operating costs closely and to quickly distribute financial and other operational information to appropriate levels of management. All of the Company's existing long-term care facilities, other than the recently acquired New Hampshire Facilities, together with its ancillary service companies, share common data processing systems for all financial applications, including the processing of billing, accounts payable, payroll and general ledger transactions. In addition, each of the Company's long-term care facilities processes clinical data through facility-based information systems.

  The Company expects that as new facilities are acquired, the Company will initially integrate their operations on the basis of their existing computer systems with a view toward ultimately converting all of its facilities to operate under a common management information system. In this regard, the Company expects to continue to use existing information systems to operate its six recently-acquired New Hampshire Facilities as well as those to be leased pursuant to the Ohio Transaction.

  Continuous Quality Improvement Program. The Company has developed a continuous quality improvement program which is designed to monitor, evaluate and improve the delivery of patient care. The program is supervised by the Company's Vice President of Professional Services and consists of the standardization of policies and procedures, routine site visits and assessments and a quality control system for patient care and physical plant compliance. Pursuant to its quality control system, the Company routinely collects information from patients, family members, referral sources, employees and state survey agencies which is then compiled, analyzed and distributed throughout the Company in order to monitor the quality of care and services provided.

  The Company's continuous quality improvement program is modeled after guidelines for long-term care and subacute facilities promulgated by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), a nationally recognized accreditation agency for hospitals and other healthcare organizations. The Company has received accreditation "with commendation" by JCAHO for its Pinebrook and Tampa Bay facilities. JCAHO recently completed an additional accreditation survey at the Company's Terre Haute facility and the Company is awaiting formal notification of the results of such survey. Of the approximately 16,000 licensed long-term care facilities in the United States, approximately 1,200, or 7.5%, are accredited by JCAHO. Of those surveyed in 1995, approximately 16% were accredited "with commendation." The Company believes accreditation by JCAHO is considered an important criterion by both managed care and commercial insurance companies in awarding provider contracts and is therefore seeking accreditation of its remaining facilities.

MARKETING

  The Company's marketing program is designed to attract patients who will have a favorable impact on the Company's profits and quality mix of revenues. The Company establishes monthly occupancy and revenue goals for each of its facilities and maintains marketing objectives to be met by each facility. The Company's Vice President of Marketing is principally responsible for the development and implementation of the Company's marketing program. Regional marketing directors provide routine support to the facility-based admissions directors through the development of facility-based marketing strategies, competitive assessments and routine visits.

  The Company uses a decentralized marketing approach in order to capitalize on each facility's strengths and reputation in the community it serves. Admissions staff at each facility are primarily responsible for marketing basic medical services and developing semi-annual marketing plans in consultation with the Company's regional marketing and operations staff. Basic medical services are marketed to area physicians, hospital discharge planning personnel, individual patients and their families and community referral sources. Facility personnel also market the Company's specialty medical services to these sources. Corporate and regional personnel who specialize in subacute care, managed care and reimbursement also assist in the marketing of specialty medical services.

  Since June 1994, the Company has maintained a dedicated managed care marketing group whose primary purpose is to solicit managed care and commercial insurance contracts. The Company's regional and corporate staff attend trade shows and events for managed care, commercial insurance companies and case managers in order to broaden the Company's overall presence and recognition with these groups. As of March 31, 1996, the Company had 35 contracts with these payors.

INDUSTRY BACKGROUND

  The long-term care industry encompasses a broad range of healthcare services provided to the elderly and to other patients, with medical needs ranging from custodial to complex, who can be cared for outside of the acute care hospital environment. The Company believes that the demand for the services it provides will increase substantially during the foreseeable future primarily because of demographic trends, advances in medical technology and emphasis on healthcare cost containment. At the same time, government restrictions and high construction and start-up costs are expected to limit the supply of long-term care facilities. Furthermore, the Company believes that recent trends towards industry consolidation will continue and will provide it with future acquisition opportunities.

  Growth of Elderly Population. According to the U.S. Bureau of the Census, the number of people age 65 and over in the U.S. has grown from approximately
25.6 million in 1980, or 11.3% of the population, to approximately 31.1 million in 1990, or 12.5% of the population, and is projected to grow to 40.1 million, or 13.3% of the population, by the year 2010. In addition, people age 85 and older represent one of the fastest growing segments of the elderly population and are expected to approximately double in number between 1990 and 2010. This population segment comprises the largest number of consumers of long-term care services as 42% of nursing-home residents are aged 85 or older. The high growth rate of the elderly is due to general demographic changes as well as advances in medical technology that have increased life expectancies.

  Advances in Medical Technology. Sophisticated new forms of medical equipment and treatment have lengthened life expectancies, thereby increasing the number and medical needs of individuals requiring specialized care and supervision. In addition, technological advances have made long-term care facilities a more attractive alternative to acute care or rehabilitation hospitals by enabling them to offer, on a more cost-effective basis, services traditionally provided by acute care hospitals.

  Cost Containment Pressures. In response to rapidly rising healthcare costs, governmental and private pay sources have adopted cost containment measures that have encouraged shorter stays in acute care hospitals. The Federal government has acted to curtail increases in Medicare costs by limiting to pre-established amounts acute care hospital reimbursement for specific services. As a result, average hospital stays have been shortened, with many patients being discharged despite a continuing need for long-term care. For many of these patients, home healthcare is not a viable alternative because of the complexity of the medical services, equipment or monitoring they require. Long-term care facilities, such as those operated by the Company, are able to provide many of these specialty services at significantly lower costs than acute care hospitals because of their lower capital costs, overhead and salary levels. The Company believes that managed care organizations, insurance companies, hospital discharge personnel and physicians view long-term care facilities as a cost-effective and appropriate environment for the delivery of the type of care offered by the Company and are increasingly referring patients to such facilities.

  Industry Consolidation. The long-term care industry is highly fragmented. There are approximately 16,000 long-term care facilities in the United States which contain a total of approximately 1.6 million licensed beds. The 32 largest long-term care providers operate approximately 3,000 facilities comprising approximately 360,000 licensed beds, or 22% of the industry total. Recently, the long-term care industry has been subject to competitive pressures and uncertainty with regard to future changes in governmental regulations, which have resulted in a trend toward consolidation, especially of smaller, local operators into larger, more established regional or national providers. The increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated and potentially volatile reimbursement systems have resulted in the consolidation of operators who lack sophisticated management information systems, operating efficiencies and financial resources to compete effectively. The Company believes that this trend toward consolidation will continue and will provide the Company with opportunities for continued growth. There can be no assurance, however, that the Company will be successful in acquiring facilities on favorable terms, if at all, and in incorporating acquired facilities into its existing operations. See "--Growth Strategy."

  Limitations on the Supply of Long-Term Care Facilities. All of the states in which the Company operates have enacted CON programs or similar legislation, which act to artificially restrict the supply of long-term care services. These laws generally limit the construction of long-term care facilities and the addition of beds or services in existing facilities. High construction costs and limitations on government reimbursement of costs of construction and start-up expenses also act to constrain growth in the number of facilities. As a result, the Company believes that the supply of long-term care facilities may not be able to keep up with the demand for such facilities. However, the relaxation of CON programs could increase industry competition. See "-- Governmental Regulation" and "--Competition."

SOURCES OF REVENUES

  The Company derives its revenues primarily from private pay sources, the Federal Medicare program for certain elderly and disabled patients and state Medicaid programs for indigent patients. The Company's revenues are influenced by a number of factors, including (i) the licensed bed capacity of its facilities, (ii) occupancy rates, (iii) the mix of patients and the rates of reimbursement among payor categories (private and other, Medicare and Medicaid) and (iv) the extent to which subacute and other specialty medical and ancillary services are utilized by the patients and paid for by the respective payment sources. The Company employs specialists to monitor reimbursement rules, policies and related developments in order to comply with all reporting requirements and to assist the Company in receiving reimbursements.

  The following table identifies the Company's net patient service revenues attributable to each of its payor sources for the periods indicated:

                        NET PATIENT SERVICE REVENUES(1)

                                                                              THREE MONTHS
                                  YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                         --------------------------------------------  ----------------------------
                             1993           1994            1995           1995           1996
                         -------------  -------------  --------------  -------------  -------------
                                             (DOLLAR AMOUNTS IN THOUSANDS)
Private and other....... $29,967  39.9% $31,899  37.1% $ 33,912  32.3% $ 7,981  34.2% $10,313  31.8%
Medicare................  15,904  21.2   21,423  24.9    34,730  33.1    7,129  30.6    9,176  28.3
Medicaid................  29,230  38.9   32,627  38.0    36,274  34.6    8,216  35.2   12,943  39.9
                         ------- -----  ------- -----  -------- -----  ------- -----  ------- -----
  Total................. $75,101 100.0% $85,949 100.0% $104,916 100.0% $23,326 100.0% $32,432 100.0%
                         ======= =====  ======= =====  ======== =====  ======= =====  ======= =====

- --------
(1) Net patient service revenues exclude all management fees and all rehabilitation therapy service revenues and the net patient service revenues of the Larkin Chase Center. See "--Properties."

  Private and Other. Private and other net patient service revenues include payments from individuals who pay directly for services without governmental assistance and payments from commercial insurers, HMOs, PPOs, Blue Cross organizations, workers' compensation programs, hospice programs and other similar payment sources. Private and other net patient service revenues as a percentage of total net revenues have declined over the past three years primarily due to the large increase in the portion of the Company's revenues derived from Medicare. The Company's rates for private pay patients are typically higher than rates for patients eligible for assistance under state Medicaid programs. The Company's private pay rates vary from facility to facility and are influenced primarily by the rates charged by other providers in the local market and by the Company's ability to distinguish its services from those provided by its competitors. Although private pay rates are generally established on a facility-specific fee schedule, rates charged for individual cases may vary widely because, in the case of managed care, they are either negotiated on a case-by-case basis with the payor or are fixed by contract. Rates charged to private pay patients are not subject to regulatory control in any of the states in which the Company operates.

  Medicare. All of the Company's facilities, except for two of the New Hampshire Facilities, are certified Medicare providers. In addition, one of the Ohio Facilities is not a certified Medicare provider. The Company does not expect to seek Medicare certification for this Ohio Facility because all of its current patients are private pay patients. The Company has applied for Medicare certification of the two New Hampshire Facilities that are not currently certified. Medicare is a Federally funded and administered health insurance program primarily designed for individuals who are age 65 or over and are entitled to receive Social Security benefits. The Medicare program consists of two parts. The first part, Part A, covers inpatient hospital services and certain services furnished by other institutional healthcare providers, such as long-term care facilities. The second part, Part B, covers the services of doctors, suppliers of medical items and services and various types of outpatient services. Part B services include physical, speech and occupational therapy, pharmaceuticals and medical supplies, certain intensive rehabilitation and psychiatric services and ancillary services of the type provided by long-term care or acute care facilities. Part A coverage, as applied to services delivered in a long-term care facility, is limited to skilled nursing and rehabilitative care related to a recent hospitalization and is limited to a specified term (generally 100 days per calendar year), requires beneficiaries to share some of the cost of covered services through the payment of a deductible and a co-insurance payment and requires beneficiaries to meet certain qualifying criteria. There are no limits on duration of coverage for Part B services, but there is a co-insurance requirement for most services covered by Part B.

  The method used in determining Medicare reimbursement for rehabilitation therapy services furnished in the Company's facilities depends on the type of therapy provided. Medicare applies salary equivalency guidelines to determine the reasonable cost of physical therapy services and respiratory therapy services provided on a contract basis, which is the cost that would be incurred if the therapist were employed at the facility, plus an amount designed to compensate the provider for certain general and administrative overhead costs. Medicare pays for occupational therapy and speech language pathology services on a reasonable cost basis, subject to the so-called "prudent buyer" rule for evaluating the reasonableness of the costs. The Company's gross margins for its contract physical therapy services are less under the salary equivalency guidelines than for its services under the "prudent buyer" rule. The Health Care Financing Administration ("HCFA") has announced its intention to propose rules applying salary equivalency guidelines to speech and occupational therapy services provided on a contract basis. If these proposed rules are implemented, they could reduce the profitability of these services. See "--Governmental Regulation."

  Under the Medicare Part A program, the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit. As the Company expands its subacute care and other specialty medical services, the costs of care for these patients have exceeded and are expected to continue to exceed the regional reimbursement routine cost limits. In order to recover these costs, the Company is required to submit routine cost limit exception requests to recover the excess costs from Medicare. There can be no assurance that the Company will be able to recover such excess costs under any pending or future requests. The failure to recover these excess costs in the future could materially adversely affect the Company. Under current regulations, new long-term care facilities are, in certain limited circumstances, able to apply for a three year exemption from routine cost limits. The Company has applied for, but has not received, such exemptions for its Indianapolis facility and the Larkin Chase Center. Unless and until such exemptions are granted, these facilities can recover excess costs only through routine cost limit exception requests.

  Medicaid. Medicaid includes the various state-administered reimbursement programs for indigent patients created by Federal law. Medicaid programs vary from state to state. Although reimbursement rates are determined by the state, the Federal government retains the right to approve or disapprove individual state plans. Providers must accept reimbursement from Medicaid as payment in full for the services rendered, because the provider may not bill the patient for more than the amount of the Medicaid payment received.

  Each of the facilities operated by the Company participates in the Medicaid program of the state in which it is located. One of the Ohio Facilities, which is currently occupied solely by private pay patients, does not participate in the Ohio Medicaid program. Under the Federal Medicaid statute and regulations, state Medicaid programs must provide reimbursement rates that are reasonable and adequate to cover the costs that would be incurred by efficiently and economically operated facilities in providing services in conformity with state and Federal laws, regulations and quality and safety standards. Furthermore, payments must be sufficient to enlist enough providers so that services under the state's Medicaid plan are available to recipients at least to the extent that those services are available to the general population. However, there can be no assurance that payments under Medicaid programs will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In several states, including New Jersey and Indiana, healthcare provider organizations have initiated litigation challenging the Medicaid reimbursement methodologies employed in such states, asserting that reimbursement payments are not adequate to reimburse an efficiently operated facility for the costs of providing Medicaid covered services. Although there can be no assurance that any of these proceedings will be determined in favor of the healthcare industry, the Company would benefit from any increases in reimbursement levels resulting from successful litigation in these states.

  The Medicaid programs in the states in which the Company operates pay a per diem rate for providing services to Medicaid patients based on the facility's reasonable allowable costs incurred in providing services, subject to cost ceilings applicable to both operating and capital costs. The Ohio, Florida, and Maryland Medicaid programs currently include incentive allowances for providers whose costs are less than certain ceilings and who meet other requirements.

  There are generally two types of Medicaid reimbursement rates: retrospective and prospective, although many states have adopted plans that have both retrospective and prospective features. A retrospective rate is determined after completion of a cost report by the service provider and is designed to reimburse costs after they are incurred. Typically, an interim rate based upon historical cost factors and inflation is paid by the state during the cost reporting period and a cost settlement is made following an audit of the filed cost report. Such adjustments may result in additional payments being made to the Company or in recoupments from the Company, depending on actual performance and the limitations within an individual state plan.

  The more prevalent type of Medicaid reimbursement rate is the prospective rate. Under a prospective plan, the state sets its rate of payment for the period in advance of services rendered. Actual costs incurred by operators during a period are used by the state to establish the prospective rate for a subsequent period. The provider must accept the prospective rate as payment in full for all services rendered. Although there is usually no settlement based upon actual costs incurred subsequent to the cost report filing, subsequent audits may provide a basis for the state program to retroactively recoup monies. Maryland's, Florida's, Indiana's, New Hampshire's and New Jersey's Medicaid programs are, at present, substantially prospective plans. Ohio's reimbursement plan is a prospective plan with reimbursement rates adjusted on a facility-by-facility basis. The Ohio plan recalculates certain costs on a quarterly basis.

  In November 1995, the State of New Hampshire adopted legislation which eliminated incentive payments and froze reimbursement rates through June 30, 1996. The legislation also called for a redesign of the Medicaid payment system in New Hampshire, effective July 1, 1996. These rate and payment system changes have had and may continue to have an adverse effect on reimbursements paid under New Hampshire's Medicaid program.

  To date, adjustments from Medicaid audits have not had a material adverse effect on the Company. Although there can be no assurance that future adjustments will not have a material adverse effect on the Company, the Company believes that it has properly applied the various payment formulas and that it is not likely that audit adjustments would have a material adverse effect on the Company.

  Ancillary Services to Non-Affiliates. The Company generates revenues from services to non-affiliates from its rehabilitation therapy and behavioral healthcare businesses which provide services to patients at long-term care facilities not operated by the Company. In general, payments for these services are received directly from the non-affiliated long-term care facilities, which in turn are reimbursed by Medicare or other payors. The Company's revenues from non-affiliates, though not directly regulated, are effectively limited by competitive market factors and regulatory reimbursement policies imposed on the long-term care facilities that contract for these therapy services. In addition, the revenues that the Company derives for these services are subject to adjustment in the event the facility is denied reimbursement by Medicare or any other applicable payor on the basis that the services provided by the Company were not medically necessary.

GOVERNMENTAL REGULATION

  The Federal government and all states in which the Company operates regulate various aspects of the Company's business. In addition to the regulation of rates by governmental payor sources, the development and operation of long-term care facilities and the provision of long-term care services are subject to Federal, state and local licensure and certification laws which regulate with respect to a facility, among other matters, the number of beds, the services provided, the distribution of pharmaceuticals, equipment, staffing requirements, patients' rights, operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. There can be no assurance that Federal, state or local governmental regulations will not change or be subjected to new interpretations that impose additional restrictions which might adversely affect the Company's business.

  All of the facilities operated by the Company are licensed under applicable state laws, possess the required CONs from responsible state authorities and are certified or approved as providers under the Medicaid and Medicare programs, except that two of the New Hampshire Facilities are not certified for Medicare (although the

Company has applied for such certification). One of the Ohio Facilities is also not certified for Medicare or Medicaid. Both the initial and continuing qualification of a long-term care facility to participate in such programs depend upon many factors, including accommodations, equipment, services, non-discrimination policies against indigent patients, patient care, quality of life, patients' rights, safety, personnel, physical environment and adequacy of policies, procedures and controls. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State agencies survey or inspect all long-term care facilities on a regular basis to determine whether such facilities are in compliance with the requirements for participation in government-sponsored third-party payor programs. In some cases or upon repeat violations, the reviewing agency has the authority to take various adverse actions against a facility, including the imposition of fines, temporary suspension of admission of new patients to the facility, suspension or decertification from participation in the state Medicaid or the Medicare program, offset of amounts due against future billings to the Medicare or Medicaid programs, denial of payments under Medicaid for new admissions, reduction of payments, restrictions on the ability to acquire new facilities and, in extreme circumstances, revocation of a facility's license or closure of a facility. The compliance history of a prior operator may be used by state or Federal regulators in determining possible action against a successor operator.

  The Company believes that its facilities are in substantial compliance with all statutes, regulations, standards and requirements applicable to its business, including applicable Medicaid and Medicare regulatory requirements. However, in the ordinary course of its business, the Company from time to time receives notices of deficiencies for failure to comply with various regulatory requirements. In most cases, the Company and the reviewing agency will agree upon corrective measures to be taken to bring the facility into compliance. Although the Company has been subject to fines and in one instance to a 30-day moratorium on admissions at one of the Company's Florida facilities in January 1995, statements of deficiency and other corrective actions have not had a material adverse effect on the Company. There can be no assurance that future agency inspections will not have a material adverse effect on the Company.

  Certificates of Need. All states in which the Company operates have adopted CON or similar laws which generally require that a state agency determine that a need exists prior to the construction of new facilities, the addition or reduction of licensed beds or services, the implementation of other changes, the incurrence of certain capital expenditures, the approval of certain acquisitions and changes in ownership or, in certain states, the closure of a facility. State CON approval is generally issued for a specific project or number of beds, specifies a maximum expenditure, is sometimes subject to an inflation adjustment, and requires implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability of the facility to provide the service, operate the facility or complete the acquisition, addition or other change and can also result in adverse reimbursement action or the imposition of sanctions or other adverse action on the facility's license. Ohio has imposed a moratorium on the issuance of CONs for the construction of new long-term care facilities and the addition of beds to existing facilities. The moratorium is scheduled to remain in effect until June 30, 1997. Recent legislation in New Hampshire has eliminated the right to "leeway beds" on existing CONs. New Hampshire previously permitted long-term care facilities to add up to 10 licensed beds every two years as a matter of right.

  Medicare and Medicaid. Effective October 1, 1990, the Omnibus Budget Reconciliation Act of 1987 ("OBRA") eliminated the different certification standards for "skilled" and "intermediate care" nursing facilities under the Medicaid program in favor of a single "nursing facility" standard. This standard requires, among other things, that the Company have at least one registered nurse on each day shift and one licensed nurse on each other shift and also increases training requirements for nurses aides by requiring a minimum number of training hours and a certification test before a nurses aide can commence work. In order to obtain Medicare reimbursement, states continue to be required to certify that nursing facilities provide "skilled care." The Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") affects Medicare reimbursement for skilled nursing services in two ways, neither of which have had a material adverse effect on the Company's revenues. First, the current limits on the portion of the Medicare reimbursement known as "routine service costs" (excluding capital-related expenses) were frozen for two consecutive cost report years beginning October 1, 1993. Second, the return on equity component of Medicare reimbursement was eliminated beginning October 1, 1993. Although the Company believes that it is in substantial compliance with the current requirements of OBRA and OBRA 93, it is unable to predict how future interpretation and enforcement of regulations promulgated under OBRA and OBRA 93 by the state and Federal governments could affect the Company in the future.

  Effective July 1, 1995, the HCFA promulgated new survey, certification and enforcement rules governing long-term care facilities participating in the Medicare and Medicaid programs, which impose significant new burdens on long-term care facilities and may require state survey agencies to take aggressive enforcement actions. Among other things, the new HCFA rules governing survey and certification requirements define or redefine a number of terms used in the survey and certification process. The rules require states to amend their state plans (as required by Federal law) to incorporate the provisions of the new rules. The regulations may require state survey agencies to take aggressive enforcement actions. The breadth of the new rules and their recent effective date create uncertainty over the manner in which the rules will be implemented, the ability of any long-term care facility to comply with them and the effect of the new rules on the Company.

  Under the new rules, unannounced standard surveys of facilities must be conducted at least once every 15 months with a state-wide average of 12 months. In addition to the standard survey, survey agencies have the authority to conduct surveys as frequently as necessary to determine whether facilities comply with participation requirements, to determine whether facilities have corrected past deficiencies and to monitor care if a change occurs in the ownership or management of a facility. Furthermore, the state survey agency must review all complaint allegations and conduct a standard or an abbreviated survey to investigate such complaints if a review of the complaint shows that a deficiency in one or more of the Federal requirements may have occurred and only a survey will determine whether a deficiency or deficiencies exist. If a facility has been found to furnish substandard care, it is subject to an extended survey. The extended survey is intended to identify the policies and procedures that caused a facility to furnish substandard care.

  HCFA's new rules substantially revise provisions regarding the enforcement of compliance requirements for long-term care facilities with deficiencies. The rules allow either HCFA or state agencies to impose one or more remedies provided under the rules for any particular deficiency. Facilities must provide a plan of correction for all deficiencies regardless of whether a remedy is imposed. At a minimum, the following remedies are available: termination of provider agreement; temporary management; denial of payment for new admissions; civil money penalties; closure of the facility in emergencies or transfer of patients or both; and on-site state monitoring. States may also adopt optional remedies. The new rules divide remedies into three categories. Category 1 remedies include directed plans of correction, state monitoring and directed in-service training. Category 2 remedies include denial of payments for new admissions, denial of payments for all individuals (imposed only by HCFA) and civil money penalties of $50 to $3,000 per day. Category 3 remedies include temporary management, immediate termination or civil money penalties of $3,050 to $10,000 per day. The rules define situations in which one or more of the penalties must be imposed.

  HCFA has announced its intention to propose rules applying salary equivalency guidelines to speech and occupational therapy services, while updating physical and respiratory therapy guidelines. In addition, on April 14, 1995, HCFA issued a memorandum in response to requests by intermediaries for information on reasonable costs for speech and occupational therapy. The cost data in the memorandum set forth rates for speech and occupational therapy services that are lower than the Medicare reimbursement rates currently received by the Company for such services. Although the memorandum states that the cost data are to be informative and not serve as a limit on reimbursement rates for speech and occupational therapy services, intermediaries and customers of the Company may apply the cost data guidelines as absolute limits on payments. The cost data figures contained in the memorandum have been subject to criticism by the industry and the Company is unable to determine what effect, if any, such criticism will have on future actions or policy decisions taken by HCFA in connection with Medicare reimbursement rates for speech and occupational therapy services. The Company cannot predict when, or if, any changes will be made to the current Medicare reimbursement methodologies for contract speech and occupational therapy services, or the extent to which the data in the HCFA memorandum will be used by intermediaries and customers in determining reimbursement. The imposition of salary equivalency guidelines on contract speech and occupational therapy services, or the widespread use by intermediaries of the data in the memorandum, could adversely affect the Company's revenues derived from ancillary services and thereby limit the Company's ability to recoup its investment in that part of its business. Similarly, any future regulations reducing the government payment rates for subacute or other specialty medical services could materially adversely affect the Company.

  Fee Splitting and Referrals. The Company is also subject to Federal and state laws that govern financial and other arrangements between healthcare providers. Federal laws, as well as the laws of certain states, prohibit direct or indirect payments or fee splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the Federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. A wide array of relationships and arrangements, including ownership interests in a company by persons in a position to refer patients and personal service agreements have, under certain circumstances, been alleged to violate these provisions. Certain discount arrangements may also violate these laws. Because of the broad reach of these laws, the Federal government has published certain "safe harbors," which set forth the requirements under which certain relationships will not be considered to violate such laws. One of these safe harbors protects investment interests in certain large, publicly traded entities which meet certain requirements regarding the marketing of their securities and the payment of returns on the investment. A second safe harbor protects payments for management services which are set in advance at a fair market rate and which do not vary with the value or volume of services referred, so long as there is a written contract which meets certain requirements. A safe harbor for discounts, which focuses primarily on appropriate disclosure, is also available. A violation of the Federal anti-kickback law could result in the loss of eligibility to participate in Medicare or Medicaid, or in criminal penalties. Violation of state anti-kickback laws could lead to loss of licensure, significant fines and other penalties.

  Various Federal and state laws regulate the relationship between healthcare providers and physicians, including employment or service contracts and investment relationships. These laws include the broadly worded fraud and abuse provisions of the Medicaid and Medicare statutes, which prohibit various transactions involving Medicaid or Medicare covered patients or services. In particular, OBRA 93 contains provisions which greatly expand the Federal prohibition on physician referrals to entities with which they have a financial relationship. Effective January 1, 1995, OBRA 93 prohibits any physician with a financial relationship (defined as a direct or indirect ownership or investment interest or compensation arrangement) with an entity from making a referral for "designated health services" to that entity and prohibits that entity from billing for such services. "Designated health services" do not include skilled nursing services but do include many services which long-term care facilities provide to their patients, including infusion therapy and enteral and parenteral nutrition. Various exceptions to the application of this law exist, including one that protects physician ownership in publicly traded companies which in the past three years have had average shareholder equity exceeding $75 million and one which protects the payment of fair market compensation for the provision of personal services, so long as various requirements are met. Violations of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicaid and Medicare programs. Various state laws contain analogous provisions, exceptions and penalties. The Company believes that in the past it has been, and in the future it will be, able to arrange its business relationships so as to comply with these provisions.

  Each of the Company's long-term care facilities has at least one medical director that is a licensed physician. The medical directors may from time to time refer their patients to the Company's facilities in their independent professional judgment. The physician anti-referral restrictions and prohibitions could, among other things, require the Company to modify its contractual arrangements with its medical directors or prohibit its medical directors from referring patients to the Company. From time to time, the Company has sought guidance as to the interpretation of these laws. However, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

  Healthcare Reform. In addition to extensive existing governmental healthcare regulation, there are numerous legislative and executive initiatives at the Federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these proposals, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations for rehabilitation therapy services, interim measures to contain healthcare costs such as a short-term freeze on prices charged by healthcare providers or changes in the administration of Medicaid at the state level, could materially adversely affect the Company. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

  Environmental and Other. The Company is also subject to a wide variety of Federal, state and local environmental and occupational health and safety laws and regulations. Among the types of regulatory requirements faced by healthcare providers are: air and water quality control requirements, waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements.

  In its role as owner and/or operator of properties or facilities, the Company may be subject to liability for investigating and remedying any hazardous substances that have come to be located on the property, including such substances that may have migrated off of, or emitted, discharged, leaked, escaped or been transported from, the property. The Company's operations may involve the handling, use, storage, transportation, disposal and/or discharge of hazardous, infectious, toxic, radioactive, flammable and other hazardous materials, wastes, pollutants or contaminants. Such activities may harm individuals, property or the environment; may interrupt operations and/or increase their costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance. The cost of any required remediation or removal of hazardous or toxic substances could be substantial and the liability of an owner or operator for any property is generally not limited under applicable laws and could exceed the property's value. Although the Company is not aware of any material liability under any environmental or occupational health and safety laws, there can be no assurance that the Company will not encounter such liabilities in the future, which could have a material adverse effect on the Company.

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers of long-term care on the basis of the scope and quality of services offered, the rate of positive medical outcomes, cost-effectiveness and the reputation and appearance of its long-term care facilities. The Company also competes in recruiting qualified healthcare personnel, in acquiring and developing additional facilities and in obtaining CONs. The Company's current and potential competitors include national, regional and local long-term care providers, some of whom have substantially greater financial and other resources and may be more established in their communities than the Company. The Company also faces competition from assisted living facility operators as well as providers of home healthcare. In addition, certain competitors are operated by not-for-profit organizations and similar businesses which can finance capital expenditures and acquisitions on a tax-exempt basis or receive charitable contributions unavailable to the Company.

  The Company expects competition for the acquisition and development of long-term care facilities to increase in the future as the demand for long-term care increases. Construction of new (or the expansion of existing) long-term care facilities near the Company's facilities could adversely affect the Company's business. State regulations generally require a CON before a new long-term care facility can be constructed or additional licensed beds can be added to existing facilities. CON legislation is in place in all states in which the Company operates or expects to operate. The Company believes that these regulations reduce the possibility of overbuilding and promote higher utilization of existing facilities. However, a relaxation of CON requirements could lead to an increase in competition. In addition, as cost containment measures have reduced occupancy rates at acute care hospitals, a number of these hospitals have converted portions of their facilities into subacute units. Competition from acute care hospitals could adversely affect the Company. The New Jersey legislature is currently considering legislation that would permit acute care hospitals to offer subacute care services under existing CONs issued to those providers. Ohio has imposed a moratorium on the conversion of acute care hospital beds into long-term care beds. See "--Governmental Regulation."

EMPLOYEES

  As of March 31, 1996, the Company employed approximately 3,420 facility-based personnel on a full- and part-time basis. The Company's corporate and regional staff consisted of 76 persons as of such date. In addition, the Company's ancillary businesses employed approximately 480 persons as of such date. Approximately 180 employees at two of the Company's facilities are covered by collective bargaining agreements. Although the Company believes that it maintains good relationships with its employees and the unions that represent certain of its employees, it cannot predict the impact of continued or increased union representation or organizational activities on its future operations.

  The Company believes that the attraction and retention of dedicated, skilled and experienced nursing and other professional staff has been and will continue to be a critical factor in the successful growth of the Company. The Company believes that its wage rates and benefit packages for nursing and other professional staff are commensurate with market rates and practices.

  The Company competes with other healthcare providers in attracting and retaining qualified or skilled personnel. The long-term care industry has, at times, experienced shortages of qualified personnel. A shortage of nurses or other trained personnel or general economic inflationary pressures may require the Company to enhance its wage and benefits package in order to compete with other employers. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private-payor revenues or governmental reimbursement. Failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company.

INSURANCE

  The Company carries general liability, professional liability, comprehensive property damage and other insurance coverages that management considers adequate for the protection of its assets and operations based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that the coverage limits of such policies will be adequate or that insurance will continue to be available to the Company on commercially reasonable terms in the future. A successful claim against the Company not covered by, or in excess of, its insurance coverage could have a material adverse effect on the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's business and reputation, may lead to increased insurance premiums and may require the Company's management to devote time and attention to matters unrelated to the Company's business. The Company is self-insured (subject to contributions by covered employees) with respect to most of the healthcare benefits and workers' compensation benefits available to its employees. The Company believes that it has adequate resources to cover any self-insured claims and the Company maintains excess liability coverage to protect it against unusual claims in these areas. See Note J to the Company's audited combined financial statements included elsewhere in this Prospectus. However, there can be no assurance that the Company will continue to have such resources available to it or that substantial claims will not be made against the Company.

LEGAL PROCEEDINGS

  The Company is a party to claims and legal actions arising in the ordinary course of business. Management does not believe that unfavorable outcomes in any such matters, individually or in the aggregate, would have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers, key employees, Directors and Director nominees of the
Company:

              NAME                AGE                  POSITION
              ----                ---                  --------
Stephen L. Guillard..............  46 Chairman, President, Chief Executive
                                       Officer and Director
Damian N. Dell'Anno..............  36 Executive Vice President of Operations
William H. Stephan...............  39 Senior Vice President and Chief Financial
                                       Officer
Bruce J. Beardsley...............  33 Senior Vice President of Acquisitions
Robert L. Boelter, R.R.T.........  45 Senior Vice President of Subacute and
                                       Specialty Services
Michael E. Gomez, R.P.T..........  34 Senior Vice President of Rehabilitation
                                       Services
Steven V. Raso...................  31 Vice President of Reimbursement
Lisa Vachet-Miller...............  37 Vice President of Marketing
Mary Anne Cherundolo, R.N........  51 Vice President of Professional Services
Jeffrey J. Leroy.................  43 Vice President of Managed Care and
                                       Commercial Insurance
Laurence Gerber..................  39 Director
Douglas Krupp....................  49 Director
David F. Benson..................  46 Director Nominee
Robert M. Bretholtz..............  51 Director Nominee
Robert T. Barnum.................  50 Director Nominee
Sally W. Crawford................  42 Director Nominee

  The Director Nominees will become Directors of the Company upon effectiveness of the Offering.

  The Company's Board of Directors is classified into three classes which consist of, as nearly as practicable, an equal number of directors. The members of each class will serve staggered three-year terms. Mr. Guillard is a Class I director, Mr. Gerber is a Class II director and Mr. Krupp is a Class III director. Nominees for Director will be divided among the three classes upon their election or appointment. The terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders to be held in 1997, 1998 and 1999, respectively. See "Description of Capital Stock--Classification of Directors."

  Stephen L. Guillard has served as President and Chief Executive Officer since joining the Company in May 1988 and as a Director and Chairman of the Board since its incorporation. Mr. Guillard previously served as Chairman, President and Chief Executive Officer of Diversified Health Services ("DHS"), a long-term care company which Mr. Guillard co-founded in 1982. DHS operated approximately 7,500 long-term care and assisted living beds in five states. Mr. Guillard has a total of 24 years of experience in the long-term care industry and is a licensed Nursing Home Administrator.

  Damian N. Dell'Anno has served as Executive Vice President of Operations since 1994. From 1993 to 1994, he served as the head of the specialty services group for the Company and was instrumental in developing the Company's rehabilitation therapy business. From 1989 to 1993, Mr. Dell'Anno was Vice President of Reimbursement for the Company. From 1988 to 1989, Mr. Dell'Anno served as Director of Budget, Reimbursement and Cash Management for The Mediplex Group, Inc. ("Mediplex"), a long-term care company. Mr. Dell'Anno has a total of 14 years of experience in the long-term care industry.

  William H. Stephan has served as Senior Vice President and Chief Financial Officer since joining the Company in 1994. From 1986 to 1994, Mr. Stephan was a Manager in the health care practice of Coopers & Lybrand L.L.P. His clients there included long-term care facilities, continuing care retirement centers, physician practices and acute care hospitals. Mr. Stephan is a Certified Public Accountant and a member of the Healthcare Financial Management Association.

  Bruce J. Beardsley has served as Senior Vice President of Acquisitions since 1994. From 1992 to 1994, he was Vice President of Planning and Development of the Company with responsibility for the development of specialized services, planning and engineering. From 1990 to 1992, he was an Assistant Vice President of the Company responsible for risk management and administrative services. From 1988 to 1990, Mr. Beardsley served as Special Projects Manager of the Company. Prior to joining the Company in 1988, Mr. Beardsley was a commercial and residential real estate appraiser.

  Robert L. Boelter, R.R.T. has served as Senior Vice President of Subacute and Specialty Services since 1995. From 1994 to 1995, he was Vice President of Subacute and Specialized Services for the Company. From 1992 through 1994, Mr. Boelter was the Manager and later, Corporate Director, of Subacute Programs for Arbor Health Care Company ("Arbor"), a publicly-held nursing and subacute care organization based in Lima, Ohio. While at Arbor, Mr. Boelter assisted with the development of that company's subacute model and directed the implementation of all distinct subacute programs. From 1984 to 1992, he was President of Pedi-Medical, a hospital-affiliated home medical equipment provider. Mr. Boelter is a licensed respiratory therapist.

  Michael E. Gomez, R.P.T. has served as the Company's Senior Vice President of Rehabilitation Services since 1994. From 1993 to 1994, Mr. Gomez served as Director of Therapy Services for the Company with responsibility for overseeing the coordination and direction of physical, occupational and speech therapy services. From 1991 to 1993, Mr. Gomez was Director of Rehabilitation Services at Mary Washington Hospital in Fredericksburg, Virginia. From 1988 to 1990, he was Physical Therapy State Manager for Pro-Rehab, a contract therapy company based in Boone, North Carolina. Mr. Gomez is a licensed physical therapist.

  Steven V. Raso has served as Vice President of Reimbursement since 1994. From 1991 to 1994 he was Director of Reimbursement for the Company and he served as Manager of Reimbursement from 1989 to 1991. In these capacities, Mr. Raso has been responsible for cost reporting and Medicare and Medicaid audits, appeals and rate determinations.

  Lisa Vachet-Miller has served as Vice President of Marketing since 1994. From 1990 to 1994, Mrs. Vachet-Miller was the Regional Marketing Director for the Southeast Region of the Company. Before joining the Company, Mrs. Vachet-Miller was Senior Director of Consumer Relations for Unicare Health Facilities ("Unicare"), a long-term care provider located in Evansville, Indiana and was Admissions/Marketing Director for Medco Center North, a Unicare facility, also in Evansville.

  Mary Anne Cherundolo, R.N. has served as Vice President of Professional Services since she joined the Company in 1994. From 1986 to 1993, Mrs. Cherundolo served as the Director of Quality Management for PersonaCare, a long-term care company which is now a subsidiary of Theratx, Inc. Mrs. Cherundolo is a licensed Registered Nurse in the states of Connecticut and Maryland and holds a gerontological nurse certification from the American Nursing Association.

  Jeffrey J. Leroy has served as Vice President of Managed Care and Commercial Insurance since 1995. Before his promotion to Vice President, from 1994 to 1995, Mr. Leroy served as a Director of Managed Care and Commercial Insurance of the Company in a similar capacity. From 1992 to 1994, Mr. Leroy served as Vice President of Strategic Planning and Marketing for Mediplex in Wellesley, Massachusetts and from 1989 to 1992, he served as the Regional Marketing Director for the Hillhaven Corporation, a long-term care provider.

  Douglas Krupp, a Director of the Company and Chairman of the Executive Committee since its incorporation, is Co-founder and Chairman of Berkshire, a holding company with approximately $3 billion under management for individual and institutional investors. Separately, Mr. Krupp is Chairman of The Board of Directors of Berkshire Realty Company, Inc. ("BRI"), a $500 million equity real estate investment trust that is publicly traded on the New York Stock Exchange and he serves as Chairman of the Board of Trustees for Krupp Government Income Trusts I and II. Since 1990, Douglas Krupp has been a trustee of Bryant College and he serves as a Corporate Overseer for Brigham and Women's Hospital.

  Laurence Gerber, a Director of the Company since its incorporation, is the President and Chief Executive Officer of Berkshire. Prior to becoming President and Chief Executive Officer in 1991, Mr. Gerber held various positions within Berkshire, where his responsibilities included strategic planning and corporate finance. Mr. Gerber also serves as Chief Executive Officer and a Director of BRI and as President and Trustee of Krupp Government Income Trust and Krupp Government Income Trust II.

  David F. Benson, a Director Nominee, has been President of Meditrust since September 1991 and was Treasurer of Meditrust from June 1987 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand L.L.P., from 1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust, a publicly-held shopping center real estate investment trust.

  Robert T. Barnum, Director Nominee, has been President, Chief Operating Officer and a Director of American Savings Bank ("American") since 1992. He joined American, the largest privately held thrift in the United States, in 1989 as Chief Financial Officer. Mr. Barnum is also a Director of National RE Holdings Corporation, a publicly held reinsurance holding company.

  Robert M. Bretholtz, a Director Nominee, was President and a Director of Madison Cable Corp., a privately held manufacturing company, from 1976 to 1995. Mr. Bretholtz is the Vice Chairman of the Board of Trustees of Brigham and Women's Hospital in Boston and a Corporator for Partners Healthcare System, Inc., the parent organization of the hospital. In addition, he is a Trustee of the Foundation for Neurological Diseases.

  Sally W. Crawford, a Director Nominee, has served since 1985 as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. Ms. Crawford's responsibilities at Healthsource, Inc. include leading that company's Northern Region operations and marketing efforts.

DIRECTOR COMPENSATION AND COMMITTEES

  The Company established the Stock Option Plan for Non-Employee Directors which will become effective upon completion of the Offering. See "--Stock Option Plans." Commencing after the Offering, non-employee and non-affiliated Directors will receive a $15,000 annual fee plus $1,000 for each meeting of the Board of Directors or committee of the Board of Directors that they attend.

  The Board of Directors has established, effective upon the completion of the Offering, an Executive Committee, a Compensation Committee, an Audit Committee and a Stock Plan Committee. The Compensation Committee, which will be composed of three directors, will establish salaries, incentives and other forms of compensation for the Company's Directors and officers and will recommend policies relating to the Company's benefit plans. The Stock Plan Committee, which will be composed of three non-employee and non-affiliated Directors, will administer the Company's 1996 Long-Term Stock Incentive Plan. The Audit Committee, which will be composed of two non-employee and non-affiliated Directors, will oversee the engagement of the Company's independent auditors and, together with the Company's independent auditors, will review the Company's accounting practices, internal accounting controls and financial results. The Executive Committee will be composed of Douglas Krupp, Laurence Gerber and Stephen Guillard. The By-laws of the Company provide the Executive Committee the authority to meet with members of the Company's senior management in between meetings of the Board of Directors for the purpose of advice and consultation only, but the Executive Committee has no power to exercise any of the powers of the Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                 NAME AND                   --------------------    ALL OTHER
            PRINCIPAL POSITION                SALARY     BONUS   COMPENSATION(1)
            ------------------              ---------- --------- ---------------
Stephen L. Guillard
 Chairman, President and Chief Executive
 Officer..................................    $267,800   $80,000     $4,063
Damian N. Dell'Anno
 Executive Vice President of Operations...     159,326    32,000      1,573
Bruce J. Beardsley
 Senior Vice President of Acquisitions....     117,192    37,306      3,191
William H. Stephan
 Senior Vice President and Chief Financial
 Officer..................................     120,000    24,000      5,954
Robert L. Boelter
 Senior Vice President of Subacute and
 Specialty Services.......................     102,193    17,500      2,037

- --------
(1) Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan and 401(k) Plan.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  Upon completion of the Offering, the Company will enter into employment agreements with Messrs. Guillard, Dell'Anno, Beardsley and Stephan, each of which will have an initial term of two years, subject to automatic renewal for successive one-year periods unless the Company or the employee gives notice of non-renewal 60 days prior to expiration. The employment agreements provide for an annual base salary of $310,000 for Mr. Guillard, $180,000 for Mr. Dell'Anno, $135,000 for Mr. Beardsley and $130,000 for Mr. Stephan. Such salaries may be increased, but not decreased, at the discretion of the Compensation Committee. Each employee will be entitled to participate in all benefits generally made available to senior executives of the Company and to receive annual bonus compensation in such amounts and upon such conditions as determined by the Compensation Committee, but not less than 15% of base salary in a given year. If any of the employment agreements is terminated by the Company other than for cause, the employee is entitled to receive all accrued but unpaid salary and bonus amounts plus termination payments equal to the employee's monthly base salary for each of the greater of (i) the number of months remaining under the term of the agreement or (ii) 12 months (24 months in the case of Mr. Guillard). In the event of an employee's termination due to disability or death, the employee (or his designated beneficiary) will receive monthly payments equal to the employee's monthly base salary for 12 months, reduced by payments made under any disability insurance policy or program maintained by the Company for the employee's benefit. If any of the employment agreements is not renewed by the Company at the end of its initial or subsequent term, the employee will be entitled to receive severance payments equal to the employee's monthly base salary for 12 months (24 months in the case of Mr. Guillard).

  Each employment agreement provides that neither the employee nor any business enterprise in which he has an interest may (i) until the later of the termination of the employee's employment with the Company and the expiration of two years from the commencement of such employment, engage in activities which compete with the Company's business, (ii) at any time during the employee's employment and one year following his termination (two years in the case of Mr. Guillard), manage or operate any long-term care facility managed or operated by the Company and (iii) for a period of one year following termination (two years in the case of Mr. Guillard), solicit or employ persons employed or retained as a consultant by the Company.

  Pursuant to prior employment agreements, Messrs. Guillard and Dell'Anno received limited partner capital (but not income) interests in HHLP as follows: Mr. Guillard received a 6.0% interest in HHLP; Mr. Dell'Anno received a 2.0% interest in the excess value of HHLP above $7.0 million. As of December 31, 1995 Mr. Guillard also subscribed for equity interests in certain of the Predecessors pursuant to the Executive Equity Purchase. The aggregate subscription price of $438,000, equal to the fair market value of such interests as of December 31, 1995 was paid by Mr. Guillard in 1996 with the proceeds of a special bonus equal to such purchase price. To pay taxes due with respect to the Executive Equity Purchase and this bonus, Mr. Guillard is entitled to receive a loan from the Company, evidenced by a note maturing April 15, 2001, and bearing interest at 7.0% per annum. In connection with the Reorganization, the interests subject to the Executive Equity Purchase and Messrs. Guillard's and Dell'Anno's interests in HHLP will be exchanged for an aggregate of 307,723 shares of Common Stock. Under his prior employment agreement, Mr. Dell'Anno will also receive an additional 18,037 shares of Common Stock pursuant to the Bonus Payment in connection with the Offering. Mr. Dell'Anno will also receive a loan from the Company to pay income tax liabilities that result from the Bonus Payment. The loan will bear interest at 1% over the prime rate and will mature on the earlier of three years or when restrictions on sales of Common Stock under Rule 144 in respect of the Bonus Payment terminate. See "The Reorganization" and "Stock Ownership of Directors, Executive Officers and Principal Holders."

  The Company has adopted an Executive Long-Term Incentive Plan (the "Executive Plan") effective July 1, 1995. Eligible participants, consisting of the Company's department heads and regional directors, are entitled to receive a payment upon an initial public offering or sale of the Company above a baseline valuation of $23,000,000 within two years of the effective date of the plan. The total size of the pool available will depend upon the valuation implied by the initial public offering price. Allocations of the available pool among eligible participants were made by senior management. Assuming an initial public offering price of $12.50 (the midpoint of the range set forth on the cover page of this Prospectus), approximately $960,000 in the aggregate will be paid to eligible participants under the Executive Plan, of which Messrs. Beardsley and Stephan will receive $187,200 and $148,800, respectively, upon the completion of the Offering. The Executive Plan will terminate upon completion of the Offering.

401(k) PLAN

  All Company employees with at least one year of service (defined as 1,000 working hours within a consecutive twelve-month period) are eligible to participate in the Company's retirement savings program (the "401(k) Plan"), which is designed to be tax deferred in accordance with the provisions of
Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The 401(k) Plan provides that each participant may defer up to 15% of his or her total compensation, subject to statutory limits, and the Company may also make a discretionary matching contribution to the 401(k) Plan in an amount to be determined by the Board of Directors at the end of each year. The Company may also make additional discretionary contributions, in the Board's discretion, to non-highly compensated participants.

  To be eligible for an allocation of Company matching or discretionary contributions, an employee must be employed by the Company on the last day of the year. Company matching or additional contributions vest 20% following the participant's second year of service and an additional 20% annually thereafter.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Effective September 15, 1995, the Company established a Supplemental Executive Retirement Plan ("SERP") to provide benefits for key employees of the Company. Participants may defer up to 25% of their salary and bonus compensation (100% for the period from September 16, 1995 to December 21, 1995) by making contributions to the SERP. Amounts deferred by the participant are credited to his or her account and are always fully vested. The Company matches 50% of amounts contributed (up to an amount equal to 10% of base salary) which becomes vested as of January 1 of the second year following the end of the plan year for which contributions were credited, provided the employee is still employed with the Company on that date. In addition, participants will be fully vested in such matching contribution amounts in the case of death or permanent disability or at the discretion of the Company.

  Participants are eligible to receive benefits distributions upon retirement or in certain predesignated years. Participants may not receive distributions prior to a pre-designated year, except in the case of termination, death or disability or demonstrated financial hardship. Only amounts contributed by the employee may be distributed because of financial hardship.

  Although amounts deferred and Company matching contributions are deposited in a "rabbi trust," they are subject to risk of loss. If the Company becomes insolvent, the rights of participants in the SERP would be those of an unsecured general creditor of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During its fiscal year ended December 31, 1995, the Company had no compensation committee. Decisions concerning compensation for 1995 were made by a committee comprised of the Company's senior management. Future compensation decisions will be made by the Compensation Committee. See "-- Director Compensation and Committees."

STOCK OPTION PLANS

  1996 NON-EMPLOYEE DIRECTOR PLAN

  The Company has established its 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan"). A maximum of 105,000 shares of Common Stock (subject to adjustment for stock splits and similar events) has been reserved by the Company for issuance pursuant to options under the Director Plan.

  Directors of the Company who are not employees or affiliates of the Company ("Outside Directors") are eligible to participate. The Director Plan is intended to allow the Outside Directors receiving grants to be "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange Act of 1934 ("Rule 16b-3") with respect to other stock plans of the Company and, accordingly, is intended to be self-governing to the extent required by Rule 16b-3. Any administrative issues that nevertheless arise under the Director Plan will be resolved by the Board of Directors.

  As of the effective date of the Offering, each Outside Director will be granted an option to purchase 15,000 shares of Common Stock (60,000 in the aggregate). Thereafter, each person who is elected or appointed as an Outside Director will be granted an option to purchase 15,000 shares of Common Stock. Commencing in 1997, each person who is an Outside Director on January 1 of each year during the term of the Director Plan will receive an option to purchase 3,500 shares of Common Stock. All options granted under the Plan will be "nonqualified" stock options subject to the provisions of section 83 of the Code.

  Options issued under the Director Plan become exercisable on the first anniversary of the date of grant and terminate on the earliest of the following: (a) ten years from the date of grant; (b) one year from the termination of the optionee's service as an Outside Director by reason of death or Disability; (c) the termination of the optionee's service as an Outside Director for cause (as defined in the Plan); and (d) three months from the termination of the optionee's service as an Outside Director other than by reason of death, disability or cause.

  The exercise price of each option granted upon the effectiveness of the Offering will be the initial public offering price per share and the exercise price of all other options granted under the Director Plan will be the Fair Market Value (as defined in the Director Plan) of a share of Common Stock on the date the option is granted. Shares of Common Stock purchased upon the exercise of an option are to be paid for in cash, check or money order or by shares of Common Stock owned by the optionee for at least six months prior to exercise. Subject to certain limitations, the Company's Board of Directors may amend, suspend or discontinue the Director Plan at any time.

  1996 LONG-TERM STOCK INCENTIVE PLAN

  The Company has adopted, and the Company's stockholders approved, the Harborside Healthcare Corporation 1996 Long-Term Stock Incentive Plan (the "Stock Plan").

  The Stock Plan is administered by the Stock Plan Committee, which is comprised of Directors who are intended to be "disinterested persons" (within the meaning of Rule 16b-3) and "outside directors" (within the meaning of section 162(m) of the Code). Any officer or other key employee or consultant to the Company or any of its subsidiaries who is not a member of the Stock Plan Committee may be designated as a participant under the Stock Plan. The Stock Plan Committee has the sole and complete authority to determine the participants to whom awards will be granted under the Stock Plan.

  The Stock Plan authorizes the grant of awards to participants with respect to a maximum of 680,000 shares of the Company's Common Stock ("Shares"), subject to adjustment for stock splits, stock dividends and similar events, which awards may be made in the form of (i) nonqualified stock options; (ii) stock options intended to qualify as incentive stock options under section 422 of the Code; (iii) stock appreciation rights; (iv) restricted stock and/or restricted stock units; (v) performance awards and (vi) other stock based awards; provided that the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any participant in the Stock Plan in any calendar year shall not exceed 150,000 and the maximum number of shares which may be paid to a participant in the Stock Plan in connection with the settlement of any awards designated as a "Performance Compensation Award" (as defined below) in respect of a single performance period may not exceed 150,000 or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof, after the effective date of the Stock Plan, any Shares covered by an award granted under the Stock Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares covered by such award will again be, or will become, Shares with respect to which awards may be granted under the Stock Plan.

  Awards may be made under the Stock Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of shares underlying any such assumed or substitute awards will be counted against the aggregate number of Shares which are available for grant under awards made under the Stock Plan.

  Awards of options, stock appreciation rights, restricted stock units, performance awards and other stock based awards granted under the Stock Plan will be subject to such terms, including exercise price, circumstances of forfeiture and conditions and timing of exercise (if applicable), as may be determined by the Stock Plan Committee. Stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by section 422 of the Code. Payment in respect of the exercise of an option granted under the Stock Plan may be made in cash, or its equivalent, or, to the extent permitted by the Stock Plan Committee, (i) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least 6 months) or (ii) through delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of such Shares so tendered to the Company as of the date of such tender is at least equal to the aggregate exercise price of the option.

  Awards in the form of stock options and stock appreciation rights are intended to qualify as "performance-based compensation" and therefore be deductible under section 162(m) of the Code provided that the exercise or grant price, as the case may be, is the fair market value per Share on the date of the grant. In addition, the Stock Plan Committee may designate awards other than stock options or stock appreciation rights as a "Performance Compensation Award." Such awards meeting the criteria described below are also intended to be deductible under the section 162(m).

  Each Performance Compensation Award will be payable only upon achievement over a specified performance period (ranging from one to three years) of a pre-established objective performance goal established by the Stock Plan Committee for such period. The Stock Plan Committee may designate one or more performance criteria for purposes of establishing a performance goal with respect to Performance Compensation

Awards made under the Stock Plan. The performance criteria that will be used to establish such performance goals will be limited to the following: return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, profit margin, earnings per share, net earnings, operating earnings, price per share and sales or market share.

  With regard to a particular performance period, the Stock Plan Committee will have the discretion, subject to the Stock Plan's terms, to select the length of the performance period, the type(s) of Performance Compensation Award(s) to be issued, the performance goals that will be used to measure performance for the period and the performance formula that will be used to determine what portion, if any, of the Performance Compensation Award has been earned for the period. Such discretion shall be exercised by the Stock Plan Committee in writing no later than 90 days after the commencement of the performance period and performance for the period will be measured and certified by the Stock Plan Committee upon the period's close. In determining entitlement to payment in respect of a Performance Compensation Award, the Stock Plan Committee may through use of negative discretion reduce or eliminate such award, provided such discretion is permitted under section 162(m) of the Code.

  No award that constitutes a "derivative security," for purposes of section 16 of the Exchange Act, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

  The Board may amend, alter, suspend, discontinue, or terminate the Stock Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from section 16(b) of the Exchange Act.

  Upon effectiveness of the Offering, the Company will grant options to purchase 360,000 shares of Common Stock at the initial public offering price to members of senior management and other employees. Of this total, Messrs. Guillard and Dell'Anno will receive options to purchase 80,000 and 48,000 shares of Common Stock, respectively, at the initial public offering price. Options to purchase interests in one of the Company's predecessors were granted to Messrs. Beardsley and Stephan in February 1996. The exercise price of these options reflected the fair market value of the predecessor at the time of grant. Upon completion of the Offering, Messrs. Beardsley and Stephan will each receive options to purchase 40,000 shares of Common Stock at $8.15 per share in pro rata substitution for these previously issued options. One-third of each option described above will become exercisable on the first, second and third anniversary of the date of grant.

DIRECTORS RETAINER FEE PLAN

  The Company has adopted, and its shareholders have approved, the Harborside Healthcare Corporation Directors Retainer Fee Plan (the "Retainer Fee Plan"). The aggregate number of shares authorized for issuance under the Retainer Fee Plan is 15,000. Under the Retainer Fee Plan, a director who is not an employee of the Company or an affiliate (an "Eligible Director") may elect to receive payment of all or any portion of his annual cash retainer and meeting fees (including fees for committee meetings) either currently, in cash or shares of Common Stock, or may elect to defer receipt of such payment in stock. Following the consummation of the Offering, it is expected that four directors will be eligible to participate in the Retainer Fee Plan. Any deferral must be made pursuant to an irrevocable election made prior to the year of service with respect to which such fees relate and at least six months in advance of the deferral. Any election by an Eligible Director to receive all or a portion of such Eligible Director's retainer or meeting fees in shares of Common Stock must be made at least six months prior to the date when such fees are to be paid.

  Deferrals are invested, at the election of the Eligible Director, in a Stock Unit Account (as defined in the Retainer Fee Plan). As elected by the Eligible Director, distributions are made on the first day of the month following (i) death, (ii) disability, (iii) termination of service or retirement, (iv) a fixed date in the future or (v) the earliest to occur of the foregoing. Distributions made from an Eligible Director's Stock Unit Account will be paid in a single payment in the form of shares of Common Stock (and cash representing any fractional share).

  The Retainer Fee Plan is administered by a committee of employee directors selected by the Board of Directors. No rights granted under the Retainer Fee Plan are transferable other than pursuant to the laws of descent or distribution. The Retainer Fee Plan may be amended or terminated by the Board of Directors, provided that no amendment or termination may adversely affect any rights accrued prior to the date of amendment or termination and provided that any amendment for which shareholder approval is required by law or in order to maintain continued qualification of the Plan under Rule 16b-3 promulgated under the Exchange Act shall not be effective until such approval has been obtained.

                             CERTAIN TRANSACTIONS

  Berkshire, one of the Contributors, is beneficially owned by, among others, Douglas Krupp, a Director of the Company, his brother George Krupp and Laurence Gerber, a Director of the Company. Berkshire has historically had and expects to maintain certain relationships with the Company. All future transactions with George or Douglas Krupp or their affiliates, including Berkshire, will be approved by disinterested directors.

  Effective October 1, 1994, the Company entered into an agreement to lease its Brevard facility from RTLP, which is beneficially owned by Douglas Krupp, George Krupp. The Brevard lease agreement is for a period of ten years, plus up to two five-year renewals. Rent was $551,250 for the initial twelve-month period and increases by 2.0% each year thereafter. At the end of the initial lease term, the Company has the option to exercise two consecutive five-year lease renewals. The Company also has the right after the fifth anniversary of the commencement of the lease to purchase the facility at its fair market value. RTLP is required to make capital expenditures totaling $500,000 during the first three years of the lease. As of March 31, 1996, approximately $338,000 of such capital expenditures have been made. See "Business-- Properties."

  The Company's Boston headquarters occupy office space leased from Berkshire. The Company has historically been allocated certain expenses for this office space and for various services provided by Berkshire, including legal, tax, data processing and other administrative services. The allocations of expenses for the years ended December 31, 1993, 1994 and 1995 were $746,000, $759,000 and $700,000, respectively. As of March 31, 1996, no amounts were owed to Berkshire for these services. Berkshire also provided investor relations services to KYP, for which the Company paid a total of $118,000 in 1995. The Company and Berkshire will enter into an administrative services agreement, which will become effective upon consummation of the Offering, pursuant to which Berkshire will continue to provide the same services and office space to the Company as described above, as well as certain investor relation services, at an initial price of approximately $735,000 per year. The administrative services agreement will have an initial term that ends on December 31, 1996, and will be automatically renewable annually thereafter. The Company or Berkshire may terminate the agreement upon 120 days' prior written notice. Management believes that the terms of the administrative services agreement will be as favorable to the Company as could be obtained from independent third parties.

  The administrative services agreement provides that the Company will indemnify Berkshire, including its officers and partners, to the fullest extent permitted by Delaware law, as if Berkshire were an agent of the Company in connection with the performance of its services under the agreement. Berkshire has agreed to indemnify the Company for losses arising from Berkshire's deliberate dishonesty or gross negligence or willful misconduct.

  The Company has entered into the Reorganization Agreement with the Contributors, pursuant to which the Contributors will receive 4,400,000 shares of Common Stock in exchange for their ownership interests in the Company's predecessors. The Reorganization will be completed immediately prior to completion of the Offering. See "The Reorganization."

  In connection with the acquisition of the Company's Decatur facility, a subsidiary of the Company assumed a first mortgage note from the facility's prior owner. Douglas Krupp personally guaranteed the note which at the time had a remaining balance of $1,775,000. As of March 31, 1996, the remaining principal balance on the note is $1,613,000. The Company has agreed to indemnify Mr. Krupp for liability under such guaranty.

  On December 28, 1995, an affiliate of Berkshire advanced $2,000,000 to the Company at an interest rate of 9.0% per annum. The Company used these funds to make a purchase deposit on five long-term care facilities which the Company has since determined not to acquire. The advance and all accrued interest has since been repaid.

  In 1994, Bowie L.P. entered into an agreement with Krupp Construction Corporation ("Krupp Construction"), an affiliate of Douglas Krupp and George Krupp, to manage the construction of the Company's Larkin Chase Center. Krupp Construction received a total of $278,000 in management fees and reimbursements for certain costs incurred in connection with the agreement.

  Effective December 31, 1995, Mr. Gerber purchased equity interests in certain Predecessors pursuant to the Director Equity Purchase. Mr. Gerber purchased these equity interests for an aggregate price of $365,000, the fair market value of such interests on such date. In connection with the Reorganization, Mr. Gerber will exchange the interests for an aggregate of 69,892 shares of Common Stock.

  The Company has historically entered into a number of financings and lease arrangements with Meditrust. David F. Benson, the President of Meditrust, is a Director Nominee. Fourteen of the Company's facilities are leased from Meditrust. See "Business--Properties." The Seven Facilities were sold to Meditrust by KYP on December 31, 1995 for $47,000,000 and were subsequently leased to the Company. Total minimum rent payments under the Company's leases with Meditrust are expected to be approximately $7.6 million for 1996 and were $0.5 million in 1995. Seven of the Company's owned facilities are subject to mortgages in favor of Meditrust. See "Business--Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Company will use a portion of the proceeds of the Offering to repay an aggregate of $25 million principal amount of these mortgages. Meditrust will also receive a prepayment penalty of $1.7 million. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                         STOCK OWNERSHIP OF DIRECTORS,
                   EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of certain voting securities of the Company by all persons known by the Company to own beneficially more than 5% of the Common Stock, each of the Company's Directors, the Named Executive Officers and by all Directors and executive officers as a group.

                          SHARES OF COMMON STOCK     SHARES OF COMMON STOCK
                            BENEFICIALLY OWNED         BENEFICIALLY OWNED
                            PRIOR TO OFFERING            AFTER OFFERING
                          -------------------------  -------------------------
                          NUMBER OF     PERCENTAGE     NUMBER      PERCENTAGE
NAME AND ADDRESS(1)         SHARES       OF CLASS    OF SHARES      OF CLASS
- -------------------       ------------- -----------  ------------- -----------
Douglas Krupp(2).........     3,382,305        76.9%     3,382,305        42.3%
George Krupp(2)..........     3,382,305        76.9%     3,382,305        42.3%
Laurence Gerber(3).......     2,830,156        64.3%     2,830,156        35.4%
The Berkshire Companies
 L.P.....................     2,696,903        61.3%     2,696,903        33.7%
The Douglas Krupp 1994
 Family Trust(4).........       622,042        14.1%       622,042         7.8%
The George Krupp 1994
 Family Trust(4).........       622,042        14.1%       622,042         7.8%
Stephen L. Guillard(5)...       260,160         5.9%       260,160         3.3%
Damian N. Dell'Anno(6)...        65,600         1.5%        65,600           *
Bruce J. Beardsley.......           --            *            --            *
William H. Stephan.......           --            *            --            *
Robert L. Boelter........           --            *            --            *
All Directors and
 Executive Officers as a
 group (8 persons).......     3,777,958        85.9%     3,777,958        47.2%

- --------
 * Less than one percent.

(1) The address of each person named, unless otherwise noted, is c/o Harborside Healthcare Corporation, 470 Atlantic Avenue, Boston, Massachusetts 02210.

(2) Includes 2,696,903 shares of Common Stock received by Berkshire and 63,360 shares of Common Stock received by Krupp Enterprises, L.P. ("Enterprises"), in each case in connection with the Reorganization. The general partners of Berkshire are KGP-1, Inc. ("KGP-1") and KGP-2, Inc. ("KGP-2") and the general partner of Enterprises is KGP-1. KGP-1 and KGP-2 are both 50% owned by each of George Krupp and Douglas Krupp. By virtue of their interests in the general partners of Berkshire and Enterprises, George Krupp and Douglas Krupp may each be deemed to beneficially own the 2,760,263 shares of Common Stock held by Berkshire and Enterprises. In addition, George Krupp and Douglas Krupp may each be deemed to beneficially own the 622,042 shares of Common Stock held by their respective family trusts. See Note 4, below.

(3) Includes 69,893 shares of Common Stock received in connection with the Reorganization. Also includes an aggregate of the 2,760,263 shares of Common Stock held by Berkshire and Enterprises, which Mr. Gerber may be deemed to beneficially own because of his position as President of KGP-1 and KGP-2.

(4) Includes 622,042 shares of Common Stock received in connection with the Reorganization by each of The George Krupp 1994 Family Trust ("GKFT") and The Douglas Krupp 1994 Family Trust ("DKFT"). Each of George Krupp and Douglas Krupp may be deemed to beneficially own the 622,042 shares of Common Stock held by GKFT and DKFT, respectively. The trustees of both GKFT and DKFT are Lawrence I. Silverstein, Paul Krupp and M. Gordon Ehrlich (the "Trustees"). The Trustees share control over the power to dispose of the assets of GKFT and DKFT and thus each may be deemed to beneficially own the 622,042 shares of Common Stock held by GKFT and DKFT; however, each of the Trustees disclaims beneficial ownership of all of such shares which are or may be deemed to be beneficially owned by George Krupp or Douglas Krupp.

(5) Includes 260,160 shares of Common Stock received in connection with the Reorganization.

(6) Includes 65,600 shares of Common Stock received in connection with the Reorganization, of which 18,037 shares of Common Stock received consist of the Bonus Payment.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary information is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 4,400,000 shares of Common Stock are outstanding upon completion of the Reorganization but prior to completion of the Offering. Upon completion of the Offering, 8,000,000 shares of Common Stock will be outstanding (8,540,000 shares if the Underwriters' over-allotment is exercised in full) and no shares of preferred stock will be issued or outstanding.

  Prior to the Offering, there has been no public market for the Common Stock. See "Underwriting."

COMMON STOCK

  Voting Rights. The Company's Certificate of Incorporation provides that holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors.

  Dividends. Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets. See "Dividend Policy."

  Other Rights. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any preferred stock that may be issued subsequent to the Offering, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

  Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

  The Company's Board of Directors is authorized to issue, without further authorization from stockholders, up to 1,000,000 shares of Preferred Stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of such series, the price and terms on which such shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and such other rights, preferences and priorities of such series as the Board of Directors may be permitted to fix under the laws of the State of Delaware as in effect at the time such series is created. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  Certain provisions of the Certificate of Incorporation and By-laws of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by stockholders.

  The Company's Certificate of Incorporation or By-laws provide (i) that no director may be removed from office during his term except for cause, (ii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders, (iii) that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders and stockholder action by written consent in lieu of a meeting is prohibited, (iv) that special meetings of stockholders may be called only by a majority of the Board of Directors, or by the Chairman of the Board of Directors or the President of the Company, (v) that stockholders are not permitted to call a special meeting or require that the Board of Directors call a special meeting of stockholders and (vi) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 or more than 90 days prior to the anniversary of the previous year's annual meeting and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

CLASSIFICATION OF DIRECTORS

  The Company's Board of Directors is classified into three classes. It is anticipated that each class will, as nearly as practicable, contain an equal number of Directors. The members of each class will serve staggered three-year terms. At each annual meeting of stockholders, Directors will be elected for a full three-year term to succeed those Directors whose terms are expiring. The Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

LIMITATION ON DIRECTORS' LIABILITY

  The Company has included in its Certificate of Incorporation provisions to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director resulting from breaches of fiduciary duty (including breaches resulting from grossly negligent behavior). This provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("Delaware Law") concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transaction from which the director derived an improper personal benefit. However, these provisions will not limit the liability of the Company's Directors under Federal securities laws. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DELAWARE LAW

  Section 203 of the Delaware Law prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such date, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 8,000,000 shares of Common Stock (8,540,000 shares if the Underwriters' overallotment option is exercised in full). An additional 500,000 shares of Common Stock will be issuable upon the exercise in full of all outstanding options to purchase Common Stock. Of the maximum 8,540,000 shares of Common Stock outstanding, 4,140,000 shares will have been sold pursuant to the Offering and all of such shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased or acquired by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act). The remaining outstanding shares of Common Stock were issued to the Contributors in connection with the Reorganization and are "restricted securities" that may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained under Rule 144. In connection with the Reorganization, the Company has agreed to grant a demand registration right, subject to certain limitations and at the Company's expense, to financial institutions to whom the Contributors may pledge the Common Stock received by them in the Reorganization. See "The Reorganization."

  The Company has agreed that it will not, directly or indirectly, without the prior written consent of NatWest Securities Limited, offer to sell, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer to sell, sale, contract to sell, grant of any option to purchase or other disposition) of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days after the date of this Prospectus, except for specific grants of options to purchase shares of Common Stock described in this Prospectus and for the issuance of shares in connection with the Reorganization. The Contributors have agreed that they will not, directly or indirectly, without the prior written consent of NatWest Securities Limited, offer to sell, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer to sell, sale, contract to sell, grant of any option to purchase or other disposition) of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days after the date of this Prospectus.

  An aggregate of 800,000 shares of Common Stock have been reserved for issuance to employees, officers and Directors upon exercise of options, of which options for 500,000 shares of Common Stock will be granted upon the effectiveness of the Offering. The Company anticipates filing a registration statement on Form S-8 under the Securities Act to register all of the shares of Common Stock currently issuable or reserved for future issuance under the Stock Plan, the Director Plan and the Retainer Fee Plan. Shares purchased upon exercise of options granted pursuant to the Stock Plan, the Director Plan and the Retainer Fee Plan generally will be available for resale in the public market (in the case of the Stock Plan, to the extent the stock transfer restriction agreements with NatWest Securities Limited have expired), except that any such shares issued to affiliates are subject to the volume limitations and certain other restrictions of Rule 144. See "Management--Stock Option Plans" and "--Directors Retainer Fee Plan."

  In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed to be an affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company (80,000 shares after giving effect to the Offering) or (ii) the average weekly trading volume of Common Stock during the four calendar weeks preceding the date on which a notice of sale is filed with the Commission. A person (or persons whose shares are aggregated) who is not at any time during the 90 days preceding a sale an "affiliate" is entitled to sell such shares under Rule 144, commencing three years after the date such shares were acquired from the Company or an affiliate of the Company, without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales under Rule 144 are subject to certain other restrictions relating to the manner of sale, notice and the availability of current public information about the Company. The Company is unable to estimate the number of shares that may be resold from time to time under Rule 144, because such number will depend on the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors.

  Prior to the Offering, there has been no public market for Common Stock and no prediction can be made as to the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of significant amounts of such shares in the public market or the availability of large amounts of shares for sale could adversely affect the market price of Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom NatWest Securities Limited and Dean Witter Reynolds Inc. are acting as representatives (the "Representatives"), and each such Underwriter has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name:

                                                                      NUMBER OF
     UNDERWRITER                                                       SHARES
     -----------                                                      ---------
NatWest Securities Limited...........................................
Dean Witter Reynolds Inc. ...........................................
                                                                      ---------
  Total.............................................................. 3,600,000
                                                                      =========

  The Company is obligated to sell, and the Underwriters are severally obligated to purchase, all of the shares of Common Stock offered hereby if any such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public Offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price, less a concession not in excess of
$   per share of Common Stock. The Underwriters may allow, and such selected
dealers may reallow, a concession not in excess of $   per share of Common
Stock to certain other brokers and dealers. The public Offering price, concession and discount to dealers may be changed by the Underwriters after the shares of Common Stock are released for sale to the public. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 540,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise their option to purchase any of the additional shares of Common Stock, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by each of them as shown in the above table bears to the Underwriters' initial commitment. The Underwriters may exercise the option only to cover over-allotments in the sale of the shares of Common Stock offered hereby.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. The factors considered in determining the initial public offering price will include an assessment of the history and the prospects for the industry in which the Company operates, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the Company's earnings prospects, the general conditions of the securities markets at the time of the Offering and the prices of similar securities of comparable companies. There can be no assurance, however, that the price at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which it is sold by the Underwriters.

  The Company has agreed that it will not, directly or indirectly, without the prior written consent of NatWest Securities Limited, offer to sell, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer to sell, sale, contract to sell, grant of any option to purchase or other disposition) of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days after the date of this Prospectus, except for specific grants of options to purchase shares of Common Stock described in this Prospectus and for the issuance of shares in connection with the Reorganization. The Contributors have agreed that they will not, directly or indirectly, without the prior written consent of NatWest Securities Limited, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days after the date of this Prospectus.

  NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit the sale of the Common Stock offered hereby outside of the United States.

  NatWest Securities Limited has represented and agreed that (i) it has not offered or sold and will not offer to sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"),
(ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom, any document which consists of or any part of listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

   An affiliate of NatWest Securities Limited has in the past provided investment banking services to an affiliate of the Company.

  At the request of the Company, up to 180,000 shares of Common Stock offered hereby have been reserved for sale to certain individuals, including directors and employees of the Company and members of their families. The price of such shares to such persons will be the initial public offering price set forth on the cover of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase reserved shares. Any shares not so purchased will be offered hereby at the public Offering price set forth on the cover of this Prospectus.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan, New York, New York.

                                    EXPERTS

  The combined balance sheets as of December 31, 1994 and 1995 and the combined statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, of the Company included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement, of which this Prospectus is a part, given on the authority of said firm as experts in accounting and auditing.

  The combined balance sheets as of December 31, 1993, 1994 and 1995 and the combined statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, of Sowerby Enterprises, the former owner of the New Hampshire Facilities, included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Leverone & Company, independent accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement of which this Prospectus is a part, given on the authority of said firm as experts in accounting and auditing.

   The combined balance sheets as of December 31, 1994 and 1995 and the combined statements of income, partners' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 of the owners of the Ohio Facilities included in this Prospectus and elsewhere in this Registration Statement of which this Prospectus is a part have been audited by Howard, Wershbale & Co., independent accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement of which this Prospectus is a part, given on the authority of said firm as experts in accounting and auditing.

  The balance sheets as of December 31, 1994 and 1995 and the statements of operations and partners' equity and cash flows for the period from April 7, 1993 (date of inception) through December 31, 1993 and for the years ended December 31, 1994 and 1995, of Bowie Center Limited Partnership included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement, of which this Prospectus is a part, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected, without charge, at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of the Registration Statement may be obtained by mail at prescribed rates, from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549.

  Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  As a result of this Offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. The Company intends to furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants and quarterly reports containing unaudited interim summary financial information for the first three fiscal quarters of each fiscal year of the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES
  Report of Independent Accountants....................................... F-2
  Combined Balance Sheets as of December 31, 1994, December 31, 1995 and
   (unaudited) March 31, 1996............................................. F-3
  Combined Statements of Operations for the years ended December 31, 1993,
   1994 and 1995 and (unaudited) for the three months ended March 31, 1995 and 1996............................................................... F-4
  Combined Statements of Changes in Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 and (unaudited) for the three months ended March 31, 1995 and 1996................................... F-5
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and (unaudited) for the three months ended March 31, 1995 and 1996............................................................... F-6
  Notes to Combined Financial Statements.................................. F-7

SOWERBY ENTERPRISES:
  Independent Auditors' Report............................................ F-21
  Combined Balance Sheets at December 31, 1993, 1994 and 1995............. F-22
  Combined Statements of Income for the years ended December 31, 1993,
   1994 and 1995.......................................................... F-24
  Combined Statements of Retained Earnings (Deficit) for the years ended
   December 31, 1993, 1994 and 1995....................................... F-25
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995.......................................................... F-26
  Notes to Combined Financial Statements.................................. F-27
BEACHWOOD CARE CENTER,
WESTBAY MANOR COMPANY,
WESTBAY MANOR II DEVELOPMENT COMPANY,
ROYALVIEW MANOR COMPANY, AND
ROYALVIEW MANOR DEVELOPMENT COMPANY:
  Independent Auditors' Report............................................ F-31
  Combined Balance Sheets at December 31, 1994, December 31, 1995 and
   (unaudited) March 31, 1996............................................. F-32
  Combined Statements of Income for the years ended December 31, 1993,
   1994 and 1995 and (unaudited) for the three months ended March 31,
   1996................................................................... F-33
  Combined Statements of Partners' Equity for the years ended December 31,
   1993, 1994 and 1995 and (unaudited) for the three months ended March
   31, 1996............................................................... F-34
  Combined Statements of Cash Flows for the years ended December 31, 1993,
   1994 and 1995 and (unaudited) for the three months ended March 31,
   1996................................................................... F-35
  Notes to Combined Financial Statements.................................. F-36
BOWIE CENTER LIMITED PARTNERSHIP:
  Report of Independent Accountants....................................... F-42
  Balance Sheets as of December 31, 1994 and 1995......................... F-43
  Statements of Operations for the period from April 7, 1993 (date of inception) through December 31, 1993 and the years ended December 31,
   1994 and 1995.......................................................... F-44
  Statements of Changes in Partners' Equity for the period from April 7,
   1993 (date of inception) through December 31, 1993 and the years ended
   December 31, 1994 and 1995............................................. F-45
  Statements of Cash Flows for the period from April 7, 1993 (date of inception) through December 31, 1993 and the years ended December 31,
   1994 and 1995.......................................................... F-46
  Notes to Financial Statements........................................... F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Harborside Healthcare Corporation:

  We have audited the accompanying combined balance sheets of Harborside Healthcare Corporation and its combined affiliates (the "Company") as of December 31, 1994 and 1995 and the related combined statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                       Coopers & Lybrand L.L.P.
Boston, Massachusetts
March 19, 1996

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                            COMBINED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               ----------------

                                      DECEMBER 31,
                                     ----------------
                                                                     PRO FORMA
                                                        MARCH 31,    MARCH 31,
                                      1994     1995       1996     1996 (NOTE B)
                                     -------  -------  ----------- -------------
                                                       (UNAUDITED)  (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents........  $14,013  $40,157    $10,000      $10,000
  Accounts receivable, net of
   allowances for doubtful accounts
   of $801, $1,526 and $1,618,
   respectively....................    5,351    9,967     11,354       11,354
  Prepaid expenses and other.......    1,334    1,790      1,935        1,935
  Demand note due from limited
   partnership
   (Note F)........................      --     1,255      1,284        1,284
  Facility acquisition deposits
   (Notes O and P).................      --     3,000        --           --
  Restricted cash (Note C).........      586      --         --           --
                                     -------  -------    -------      -------
    Total current assets...........   21,284   56,169     24,573       24,573
Restricted cash (Note C)...........    1,409    2,755      4,331        4,331
Investment in limited partnership
 (Note F)..........................      633      519        395          395
Property and equipment, net (Note
 G)................................   66,938   30,139     30,185       30,185
Intangible assets, net (Note H)....    3,612    3,050      3,894        3,894
                                     -------  -------    -------      -------
    Total assets...................  $93,876  $92,632    $63,378      $63,378
                                     =======  =======    =======      =======
                    LIABILITIES
Current liabilities:
  Current maturities of long-term
   debt (Note E)...................  $   391  $   428    $   448      $   448
  Accounts payable.................    2,689    4,034      3,762        3,762
  Employee compensation and bene-
   fits............................    3,110    4,495      6,640        6,640
  Other accrued liabilities........      664      959        892          892
  Note payable to affiliate (Note
   P)..............................      --     2,000        --           --
  Accrued interest.................      515       25         67           67
  Current portion of deferred in-
   come............................      --       --         369          369
  Distribution payable to minority
   interest
   (Note N)........................      --    33,493        --           --
                                     -------  -------    -------      -------
    Total current liabilities......    7,369   45,434     12,178       12,178
Long-term portion of deferred in-
 come..............................      --       --       3,225        3,225
Long-term debt (Note E)............   52,905   43,068     42,974       42,974
                                     -------  -------    -------      -------
    Total liabilities..............   60,274   88,502     58,377       58,377
                                     -------  -------    -------      -------
Minority interest (Notes B and N)..   30,736      --         --           --
                                     -------  -------    -------      -------
Commitments and contingencies
(Notes C, D, F and J)..............
           STOCKHOLDERS' EQUITY (NOTE M)
Common stock, $.01 par value, 1,000
 shares authorized, issued and
 outstanding; pro forma 30,000,000
 shares authorized, 4,400,000
 shares issued and outstanding.....      --       --         --            44
Additional paid-in capital.........   10,342   10,372     11,038       10,994
Accumulated deficit................   (7,476)  (6,242)    (6,037)      (6,037)
                                     -------  -------    -------      -------
    Total stockholders' equity.....    2,866    4,130      5,001        5,001
                                     -------  -------    -------      -------
    Total liabilities and stock-
     holders' equity...............  $93,876  $92,632    $63,378      $63,378
                                     =======  =======    =======      =======

     The accompanying notes are an integral part of the combined financial statements.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FOR THE               FOR THE THREE MONTHS
                            YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                          -------------------------------  ----------------------
                            1993       1994       1995        1995        1996
                          ---------  ---------  ---------  ----------  ----------
                                                                (UNAUDITED)
Total net revenues......  $  75,101  $  86,376  $ 109,425  $   23,777  $   34,931
                          ---------  ---------  ---------  ----------  ----------
Expenses:
  Facility operating....     57,412     68,951     89,378      19,734      28,120
  General and
   administrative.......      3,092      3,859      5,076       1,141       2,235
  Service charges paid
   to affiliate (Note
   P)...................        746        759        700         177         185
  Depreciation and
   amortization.........      4,304      4,311      4,385       1,043         539
  Facility rent.........        525      1,037      1,907         392       2,545
                          ---------  ---------  ---------  ----------  ----------
    Total expenses......     66,079     78,917    101,446      22,487      33,624
                          ---------  ---------  ---------  ----------  ----------
Income from operations..      9,022      7,459      7,979       1,290       1,307
Other:
  Interest expense,
   net..................     (4,740)    (4,609)    (5,107)     (1,264)       (975)
  Loss on investment in
   limited partnership
   (Note F).............        --        (448)      (114)        (81)       (127)
  Gain on sale of
   facilities, net (Note
   N)...................        --         --       4,869         --          --
  Loss on refinancing of
   debt (Note E)........        --        (453)       --          --          --
  Minority interest in
   net income of
   combined affiliates
   (Notes B and N)......     (2,297)    (1,575)    (6,393)       (185)        --
                          ---------  ---------  ---------  ----------  ----------
Net income (loss).......  $   1,985  $     374  $   1,234  $     (240) $      205
                          =========  =========  =========  ==========  ==========
Pro forma data
 (unaudited--Notes C and
 L):
  Historical net income
   (loss)...............  $   1,985  $     374  $   1,234  $     (240) $      205
  Pro forma income
   taxes................       (774)      (146)      (481)         94         (80)
                          ---------  ---------  ---------  ----------  ----------
  Pro forma net income
   (loss)...............  $   1,211  $     228  $     753  $     (146) $      125
                          =========  =========  =========  ==========  ==========
  Pro forma net income
   (loss) per share
   (Note C).............  $    0.27  $    0.05  $    0.17  $    (0.03) $     0.03
                          =========  =========  =========  ==========  ==========
Weighted average number
 of common and common
 equivalent shares used
 in pro forma net income
 (loss) per share
 (Note B)...............  4,452,160  4,452,160  4,452,160   4,452,160   4,452,160
                          =========  =========  =========  ==========  ==========

                     The accompanying notes are an integral
                   part of the combined financial statements.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                               ----------------

                                               ADDITIONAL
                                                PAID- IN  ACCUMULATED
                                                 CAPITAL    DEFICIT    TOTAL
                                               ---------- ----------- -------
Stockholders' equity, December 31, 1992.......  $11,266     $(7,635)  $ 3,631
Net income for the year ended December 31,
 1993.........................................      --        1,985     1,985
Distributions.................................     (698)        --       (698)
                                                -------     -------   -------
Stockholders' equity, December 31, 1993.......   10,568      (5,650)    4,918
Net income for the year ended December 31,
 1994.........................................      --          374       374
Distributions.................................     (226)     (2,200)   (2,426)
                                                -------     -------   -------
Stockholders' equity, December 31, 1994.......   10,342      (7,476)    2,866
Net income for the year ended December 31,
 1995.........................................      --        1,234     1,234
Contributions.................................       30         --         30
                                                -------     -------   -------
Stockholders' equity, December 31, 1995.......   10,372      (6,242)    4,130
Net income for the three months ended March
 31, 1996 (unaudited).........................      --          205       205
Purchase of equity interests (unaudited)......      803         --        803
Distributions (unaudited).....................     (137)        --       (137)
                                                -------     -------   -------
Stockholders' equity, March 31, 1996 (unau-
 dited).......................................  $11,038     $(6,037)  $ 5,001
                                                =======     =======   =======


     The accompanying notes are an integral part of the combined financial statements.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                               ----------------

                                FOR THE YEARS ENDED      FOR THE THREE MONTHS
                                   DECEMBER 31,             ENDED MARCH 31,
                              -------------------------  ----------------------
                               1993     1994     1995       1995        1996
                              -------  -------  -------  ----------  ----------
                                                              (UNAUDITED)
Operating activities:
 Net income (loss)..........  $ 1,985  $   374  $ 1,234  $     (240) $      205
 Adjustments to reconcile
  net income (loss) to net
  cash provided by operating
  activities:
 Minority interest..........    2,297    1,575    6,393         185         234
 Gain on sale of facilities,
  net.......................      --       --    (4,869)        --          --
 Loss on refinancing of
  debt......................      --       453      --          --          --
 Depreciation of property
  and equipment.............    3,734    3,744    3,924         924         459
 Amortization of intangible
  assets....................      570      567      461         119          80
 Amortization of deferred
  income....................      --       --       --          --          (91)
 Loss from investment in
  limited partnership.......      --       448      114          81         127
 Amortization of loan costs
  and fees..................      355      172      109          27          33
 Deferred interest..........      472      --       --          --          --
 Other......................      108        8       14         --           (5)
                              -------  -------  -------  ----------  ----------
                                9,521    7,341    7,380       1,096       1,042
Changes in operating assets
 and liabilities:
 (Increase) in accounts
  receivable................     (534)  (2,888)  (7,573)     (1,630)     (1,387)
 (Increase) decrease in
  prepaid expenses and
  other.....................      (95)    (521)    (456)        372        (406)
 Increase (decrease) in
  accounts payable..........      147      656    1,345         148        (272)
 Increase in employee
  compensation and
  benefits..................      713      635    1,385         302       2,145
 Increase (decrease) in
  accrued interest..........        9      367     (490)       (248)         42
 Increase (decrease) in
  other accrued
  liabilities...............      169      (60)     295         (38)        (67)
 Increase (decrease) in due
  to affiliates.............      591     (591)     --          --          --
                              -------  -------  -------  ----------  ----------
  Net cash provided by
   operating activities.....   10,521    4,939    1,886           2       1,097
                              -------  -------  -------  ----------  ----------
Investing activities:
 Additions to property and
  equipment.................   (1,205)  (2,585)  (3,081)       (486)       (504)
 Facility acquisition
  deposits..................      --       --    (3,000)        --        3,000
 Additions to intangibles...   (1,365)  (1,410)  (1,202)        (36)       (696)
 Transfers to (from)
  restricted cash, net......      --    (1,995)    (760)        247      (1,576)
 Purchase of commercial
  paper.....................   (2,677)     --       --          --          --
 Maturity of commercial
  paper.....................    6,100      --       --          --          --
 Demand note from limited
  partnership...............      --       --    (1,255)        --          --
 Contributions to investment
  in limited partnership....     (995)     (88)     --          --          --
 Payment of costs related to
  sale of facilities........      --       --      (884)        --          --
 Proceeds from sale of
  facilities................      --       --    47,000         --          --
                              -------  -------  -------  ----------  ----------
  Net cash provided (used)
   by investing activities..     (142)  (6,078)  36,818        (275)        224
                              -------  -------  -------  ----------  ----------
Financing activities:
 Payment of long-term debt..     (663) (29,842)  (9,800)        (93)       (102)
 Debt prepayment penalty....      --       --    (1,154)        --          --
 Payment of termination fee
  on interest protection
  agreement.................      --      (384)     --          --          --
 Payment of demand note
  payable...................      --      (225)     --          --          --
 Issuance of long-term
  debt......................       11   42,300      --          --          --
 Note payable to an
  affiliate.................      --       --     2,000         --       (2,000)
 Receipt of lease
  inducement................      --       --       --          --        3,685
 Dividend distribution......     (698)  (2,426)     --          (66)       (137)
 Distributions to minority
  interest..................   (4,750)  (4,485)  (3,636)       (909)    (33,727)
 Purchase of equity
  interests and other
  contributions.............      --       --        30         --          803
                              -------  -------  -------  ----------  ----------
  Net cash provided (used)
   by financing activities..   (6,100)   4,938  (12,560)     (1,068)    (31,478)
                              -------  -------  -------  ----------  ----------
Net increase (decrease) in
 cash and cash equivalents..    4,279    3,799   26,144      (1,341)    (30,157)
Cash and cash equivalents,
 beginning of period........    5,935   10,214   14,013      14,013      40,157
                              -------  -------  -------  ----------  ----------
Cash and cash equivalents,
 end of period..............  $10,214  $14,013  $40,157     $12,672     $10,000
                              =======  =======  =======  ==========  ==========
Supplemental Disclosure:
Interest paid...............  $ 4,197  $ 4,505  $ 6,208  $    1,705  $    1,227
                              =======  =======  =======  ==========  ==========

     The accompanying notes are an integral part of the combined financial statements.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
  (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1995 AND 1996 IS UNAUDITED)

                               ----------------

A. NATURE OF BUSINESS

  Harborside Healthcare Corporation and its combined affiliates (the "Company") operate long-term care facilities and provide rehabilitation therapy services (see Note B). As of December 31, 1995, the Company owned eight facilities, operated eleven additional facilities under various leases and owned a rehabilitation therapy services company. The Company also maintained a majority equity investment in Bowie Center Limited Partnership ("Bowie L.P.") which owns an additional long-term care facility (see Note F). The Company's long-term care facilities are located in Florida, Ohio, Indiana, Maryland and New Jersey. In January 1996, the Company entered into a leasing arrangement for six additional facilities located in New Hampshire (see Note
Q).

B. BASIS OF PRESENTATION

  Harborside Healthcare Corporation is a Delaware corporation and was incorporated on March 19, 1996. The Company was formed as a holding company, in anticipation of an initial public offering, to combine under the control of a single corporation the operations of various business entities (the "Predecessor Entities") which are all under the majority control of several related stockholders. These stockholders expect to enter into an agreement (the "Reorganization Agreement") whereby they will transfer their ownership of the Predecessor Entities to the Company in exchange for shares of Common Stock of the Company.

  The accompanying financial statements have been prepared to reflect the combination of the Predecessor Entities in a manner which is similar to a pooling-of-interests. This presentation results in a combination of the Predecessor Entities (which will become subsidiaries of the Company under the terms of the Reorganization Agreement) at each entity's respective historical accounting basis.

  A Pro Forma unaudited balance sheet as of March 31, 1996 has been presented to reflect the exchange of the ownership interests of the Predecessor Entities for 4,400,000 shares of common stock of the Company, which will occur upon implementation of the Reorganization Agreement, and which will result in a transfer of $44,000 from additional paid-in capital to common stock.

  The Predecessor Entities include one C corporation, KHI Corporation ("KHI"), two limited partnerships, HH Advisors Limited Partnership ("HH Advisors") and Riverside Retirement Limited Partnership ("Riverside") and seven Subchapter S corporations (the "S Corporations") and their direct and indirect wholly-owned subsidiaries. The common stock of KHI Corporation has not been presented on the balance sheet as it is immaterial. The partnership equity of HH Advisors and Riverside has been presented as additional paid-in capital and accumulated deficit.

  A subsidiary of HH Advisors, HHCI Limited Partnership ("HHCI"), is the general partner of Krupp Yield Plus Limited Partnership ("KYP"), a partnership which was formed in June 1987 to purchase and operate long-term care facilities. KYP raised proceeds through the sale of limited partnership interests ("Units") in KYP to the public, and by March 6, 1990, KYP had purchased seven long-term care facilities. For financial reporting purposes, the interests of the holders of the Units ("Unitholders"), including distributions of capital, have been reflected in the accompanying financial statements as a minority interest. The net income of KYP was allocated 95% to the Unitholders and 5% to HHCI. In December 1995, a majority of the Unitholders approved the sale, effective December 31, 1995, of the real estate owned by the seven KYP facilities to Meditrust, a real estate investment trust ("Meditrust"). Simultaneously, Meditrust leased the real estate of these facilities to HHCI (see Notes D and N).

  In addition to the seven leased facilities described above, KHI and HH Advisors together control subsidiaries, which as of December 31, 1995, leased four long-term care facilities and owned a rehabilitation therapy services company.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
  Additionally, Riverside owns one long-term care facility, and the S Corporations in total own seven long-term care facilities.

C. SIGNIFICANT ACCOUNTING POLICIES

  The Company uses the following accounting policies for financial reporting purposes:

 Principles of Combination

  The combined financial statements include the accounts of the Company and its combined affiliates. All significant intercompany transactions and balances have been eliminated in combination.

 Unaudited Interim Financial Data

  The interim financial data at March 31, 1996 and for the three months ended March 31, 1995 and 1996 included herein are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim periods.

 Total Net Revenues

  Total net revenues include net patient service revenues, rehabilitation therapy service revenues from contracts to provide services to non-affiliated long-term care facilities and management fees from the facility owned by Bowie L.P. (see Note F).

  Net patient service revenues payable by patients at the Company's facilities are recorded at established billing rates. Net patient service revenues to be reimbursed by contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from Medicare and Medicaid are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Company separately estimates revenues due from each third party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare and Medicaid are determined by filing cost reports which are then audited and generally retroactively adjusted by the payor. Legislative changes to state or federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Company subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third party payors, which could materially and adversely affect the Company, are reflected in operations at the time of the adjustment or settlement. Accounts receivable, net, at December 31, 1994, December 31, 1995 and March 31, 1996 includes $3,045,000, $7,372,000 and $7,785,000, respectively, of estimated settlements due from third party payors and $4,160,000, $7,162,000 and $8,022,000, respectively, of estimated settlements due to third party payors.

  In addition, direct and allocated indirect costs reimbursed under the Medicare program are subject to regional limits. The Company's costs generally exceed these limits and accordingly, the Company is required to submit exception requests to recover such excess costs. The Company believes it will be successful in collecting these receivables, however, the failure to recover these costs in the future could materially and adversely affect the Company.

  Beginning in 1995, total net revenues includes revenues recorded by the Company's rehabilitation therapy combined affiliate (which does business under the name "Theracor") for therapy services provided to non-affiliated long-term care facilities. These revenues approximated $3,045,000, $136,000 and $2,141,000 for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996, respectively and were derived from contracts negotiated with each facility. Additionally, Theracor recorded approximately $345,000, $1,031,000, $265,000 and $240,000 in rehabilitation therapy service revenues in connection with services

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
provided to the facility owned by Bowie L.P. for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

 Concentrations

  A significant portion of the Company's revenues are derived from the Medicare and Medicaid programs. There have been, and the Company expects that there will continue to be, a number of proposals to limit reimbursement allowable to long-term care facilities under these programs. The Company cannot predict at this time whether any of these proposals will be adopted, or if adopted and implemented, what effect such proposals would have on the Company. Approximately 60%, 63%, 68%, 66% and 68% of the Company's net patient service revenues in the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively, are from the Company's participation in the Medicare and Medicaid programs. As of December 31, 1994, December 31, 1995 and March 31, 1996, $4,637,000, $7,780,000 and
$8,405,000, respectively, of net accounts receivable were due from the Medicare and Medicaid programs.

 Facility Operating Expenses

  Facility operating expenses include expenses associated with the normal operations of a long-term care facility. The majority of these costs consist of payroll and employee benefits related to nursing, housekeeping and dietary services provided to patients, as well as maintenance and administration of the facilities. Other significant facility operating expenses include: the cost of rehabilitation therapies, medical and pharmacy supplies, food and utilities. Beginning in 1995, facility operating expenses include expenses of $3,311,000 associated with services rendered by Theracor to non-affiliated facilities. For the three months ended March 31, 1995 and 1996, these expenses totaled $96,000 and $1,738,000, respectively.

 Provision for Doubtful Accounts

  Provisions for uncollectible accounts receivable of $285,000, $538,000, $1,240,000, $235,000 and $131,000 are included in facility operating expenses for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively. Individual patient accounts deemed to be uncollectible are written off against the allowance for doubtful accounts.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables, depreciation and amortization, employee benefit plans, taxes and contingencies.

 Stock-Based Compensation

  In 1996, the Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This standard will require the Company to report the fair value for stock-based compensation plans either through recognition or disclosure. The Company intends to adopt this standard by disclosing the pro forma net income and pro forma net income per share amounts assuming the fair value method was adopted on January 1, 1996. The adoption of this standard will not impact the Company's results of operations, financial position or cash flows.

 Income Taxes

  Prior to the implementation of the Reorganization Agreement, the Predecessor Entities were operated under common control but, other than KHI (which is a C corporation), were not subject to federal or state income

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
taxation and, accordingly, no provision for income taxes has been made in the combined financial statements. No provision for income taxes and deferred assets and liabilities of KHI has been reflected in the combined financial statements, as it has never reported material taxable income. However, since the Company will be a taxable entity upon implementation of the Reorganization Agreement, a pro forma income tax expense has been reflected for each year presented, as if the Company had always been a C corporation (see Note L).

 Pro Forma Net Income Per Share (Unaudited)

  Pro forma net income per share is computed using the estimated weighted average number of common and dilutive common equivalent shares (stock options) anticipated to be outstanding upon the implementation of the Reorganization Agreement during each year presented. Pursuant to Securities and Exchange Commission staff requirements, stock options issued within one year of an initial public offering, calculated using the treasury stock method and an assumed initial public offering price of $12.50 per share, have been included in the calculation of pro forma net income (loss) per common share as if they were outstanding for all periods presented.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures that extend the lives of affected assets are capitalized, while maintenance and repairs are charged to expense as incurred. Upon the retirement or sale of an asset, the cost of the asset and any related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is included in net income.

  Depreciation expense is estimated using the straight-line method. These estimates are calculated using the following estimated useful lives:

   Buildings and improvements........................ 31.5 to 40 years
   Furniture and equipment........................... 5 to 10 years
   Leasehold improvements............................ over the life of the lease
   Land improvements................................. 8 to 40 years

 Intangible Assets

  Intangible assets consist of amounts identified in connection with certain facility acquisitions accounted for under the purchase method and certain deferred costs which were incurred in connection with various financings (see Note H).

  In connection with each of its acquisitions, the Company reviewed the assets of the acquired facility and assessed its relative fair value in comparison to the purchase price. Certain acquisitions resulted in the allocation of a portion of the purchase price to the value associated with the existence of a workforce in place, residents in place at the date of acquisition and covenants with sellers which limit their ability to engage in future competition with the Company's facilities. The assets recognized from an assembled workforce and residents in place are amortized using the straight-line method over the estimated periods (from three to seven years) during which the respective benefits would be in place. Covenants not-to-compete are being amortized using the straight-line method over the period during which competition is restricted.

  Goodwill resulted from the acquisition of certain facilities for which the negotiated purchase prices exceeded the allocations of the fair market value of identifiable assets. The Company's policy is to evaluate each acquisition separately and identify an appropriate amortization period for goodwill based on the acquired property's characteristics. Goodwill was being amortized using the straight-line method over a 31.5 to 40 year period. The Company's remaining goodwill was written-off in connection with the sale of seven facilities in 1995 (see Note N).

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

  Costs incurred in obtaining financing (including loans, letters of credit and facility leases) are amortized as interest expense using the straight-line method (which approximates the interest method) over the term of the related financial obligation.

 Assessment of Long-Lived Assets

  Effective for the year ended December 31, 1995, the Company has adopted the provisions of Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, the Company periodically reviews the carrying value of its long-lived assets (primarily property and equipment and intangible assets) to assess the recoverability of these assets; any impairments would be recognized in operating results if a diminution in value considered to be other than temporary were to occur. The adoption of this Statement had no impact on the Company's combined financial position, results of operations or liquidity. As part of this assessment, the Company reviews the expected future net operating cash flows from its facilities, as well as the values included in appraisals of its facilities, which have periodically been obtained in connection with various refinancings.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of their acquisition by the Company.

 Restricted Cash

  Restricted cash consists of cash set aside in escrow accounts as required by several of the Company's leases and other financing arrangements. The current portion of restricted cash related to the required deposits for the semiannual interest payments on the KYP medium-term notes. These notes were repaid at the end of 1995 (see Note N).

D. OPERATING LEASES

  In March 1993, a combined affiliate of the Company entered into an agreement with a non-affiliated entity to lease two long-term care facilities in Ohio with 289 beds for a period of ten years. The lease agreement, which became effective in June 1993, provides for fixed annual rental payments of $900,000. At the end of the ten- year period, the Company has the option to acquire the facilities for $8,500,000, or to pay a $500,000 termination fee and relinquish the operation of the facilities to the lessor. On the effective date of the lease, the subsidiary paid $1,200,000 to the lessor for a covenant not-to-compete which remains in force through June 2003.

  Effective October 1, 1994, a combined affiliate of the Company entered into an agreement with a related party to lease a 100 bed long-term care facility in Florida for a period of ten years. The lease agreement provides for annual rental payments of $551,250 in the initial twelve-month period and annual increases of 2% thereafter. The Company has the option to exercise two consecutive five-year lease renewals. The Company also has the right to purchase the facility at fair market value at any time after the fifth anniversary of the commencement of the lease. The lease agreement also required the Company to escrow funds equal to three months' base rent ($165,000). The lessor is required to make certain capital expenditures, totalling $500,000, to the facility during the first three years of the lease.

  Effective April 1, 1995, a combined affiliate of the Company entered into an agreement with Meditrust to lease a 100-bed long-term care facility in Ohio for a period of ten years. The lease agreement provides for annual rental payments of $698,400 in the initial twelve-month period. The Company may also be required to make additional rental payments beginning April 1, 1996 in an amount equal to 5.0% of the difference between the facility's operating revenues in each applicable year and the operating revenues in a twelve-month base period which commenced on April 1, 1995. The annual additional rent payment will not exceed $14,650. At the end of

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
the initial lease period, the Company has the option to exercise two consecutive five-year lease renewals. The lease agreement also required the Company to escrow funds equal to three months' base rent ($152,000). The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by the facility's accounts receivable. The Company also has the right to purchase the facility at its fair market value on the eighth and tenth anniversary dates of the commencement of the lease and at the conclusion of each lease renewal. The Company is required to make certain capital expenditures, totalling $150,000, to the facility.

  Effective January 1, 1996, a combined affiliate of the Company entered into an agreement with Meditrust to lease the seven facilities formerly owned by KYP (see Note N). The lease agreement provides for annual rental payments of $4,582,500 in the initial twelve-month period and annual rental increases of $117,500 for the remainder of the lease term. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The lease agreement also required the Company to escrow funds in an amount equal to three months' base rent ($1,146,000). The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which option is exercisable at the end of the eighth year of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of the fair market value of the facilities at the time of exercise or Meditrust's original investment.

  The Meditrust leases contain cross-default and cross-collateralization provisions. A default by the Company under one of these leases could adversely affect a significant number of the Company's properties and result in a loss to the Company of such properties. In addition, the leases permit Meditrust to require the Company to purchase the facilities upon the occurrence of a default.

  Under the terms of each of the facility leases described above, the Company is responsible for the payment of all real estate and personal property taxes, as well as other reasonable costs required to operate, maintain, insure and repair the facilities.

  Future minimum rent commitments under the Company's non-cancelable operating leases as of December 31, 1995 are as follows:

            1996.............................. $  6,746,000
            1997..............................    6,875,000
            1998..............................    7,004,000
            1999..............................    7,133,000
            2000..............................    7,262,000
            Thereafter........................   34,647,000
                                               ------------
                                               $ 69,667,000
                                               ============

E. LONG-TERM DEBT

  In October 1994, the Predecessor Entities (which are S corporations) refinanced $29,189,000 of then outstanding bank debt, and as a result, recorded a loss of $453,000. This loss included a payment of $384,000 upon the termination of a related interest rate protection agreement, which was required pursuant to the terms of the bank debt in order to effectively fix the interest rate on such debt.

  The retirement of this debt was financed by the concurrent borrowing of $42,300,000 from Meditrust. The Meditrust debt requires monthly principal and interest payments of $404,000 through October 1, 2004, at which

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
time the remaining unpaid principal balance of $36,318,000 is due. The Meditrust debt bears interest at the annual rate of 10.65%. Additional interest payments may also be required commencing on January 1, 1997 in an amount equal to 0.3% of the difference between the operating revenues of the S Corporations in each applicable year and the actual operating revenues of the S Corporations during a twelve-month base period which commenced October 1, 1995. The Meditrust debt is cross-collateralized by the assets of the S Corporations.

  The loan agreement with Meditrust places certain restrictions on the S Corporations; among them, the agreement restricts their ability to incur additional debt or to make significant dispositions of assets. The S Corporations are also required to maintain a debt service coverage ratio of at least 1.2 to 1.0 (as defined in the loan agreement) and a current ratio of at least 1.0 to 1.0. Management believes the S Corporations are in compliance with these covenants.

  The loan agreement required the Company to establish a debt service reserve fund equal to three months' debt service and a renovation escrow account in the amount of $197,000 to fund facility renovations identified in the agreement. All of the renovation escrow funds will be released upon completion of the required renovations.

  As of December 31, 1995, substantially all of the required renovations have been completed and the Company is in the process of obtaining the release of the escrowed renovation funds. Accordingly, the funds have been classified as unrestricted in the accompanying December 31, 1995 balance sheet.

  The Meditrust loan agreement contains a prepayment penalty, which decreases from 2.5% of the outstanding balance in the fourth year to none in the ninth year (see Note M). Harborside Healthcare Limited Partnership ("HHLP"), a combined affiliate of the Company, has entered into two guaranty agreements with Meditrust on behalf of the S Corporations. Under the first agreement (the "Guaranty"), HHLP has guaranteed a maximum of $2,780,000 of the Meditrust debt if Meditrust demands payment under the Guaranty. The second agreement (the "Environmental Indemnification Agreement") requires HHLP to make payments to Meditrust upon the demand of the lender in order to fund the costs associated with the clean-up of hazardous substances on the collateralized properties. HHLP's maximum liability under the Environmental Indemnification Agreement is limited to $4,500,000; however, certain matters identified in the Environmental Indemnification Agreement are excluded from this limitation. Payments made in excess of $1,720,000 under the Environmental Indemnification Agreement would reduce the potential obligation of HHLP under the Guaranty. As of December 31, 1995, the full amount of these guarantees remains in effect, and management is not aware of any payments which are likely to be required in the foreseeable future in connection with these agreements.

  Riverside assumed a first mortgage note (the "Note") with a remaining balance of $1,775,000 as part of the acquisition of a long-term care facility. The Note requires the annual retirement of principal in the amount of $20,000. The Company pays interest monthly at the rate of 14% per annum on the outstanding principal amount until maturity in October 2010, when the remaining unpaid principal balance of $1,325,000 is due. The Note is collateralized by the property and equipment of Riverside's facility.

  Interest expense charged to operations for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996 was $5,049,000, $5,048,000, $5,830,000, $1,457,000 and $1,246,000, respectively.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

  As of December 31, 1995, future long-term debt maturities associated with the Company's debt are as follows:

            1996............................. $   428,000
            1997.............................     472,000
            1998.............................     523,000
            1999.............................     579,000
            2000.............................     642,000
            Thereafter.......................  40,852,000
                                              -----------
                                              $43,496,000
                                              ===========

  Approximately $54 million of the Company's assets are subject to liens under long-term debt or operating lease agreements.

F. INVESTMENT IN LIMITED PARTNERSHIP

  In April 1993, an affiliate of the Company acquired a 75% partnership interest in Bowie L.P., which developed a 120-bed long-term care facility in Maryland that commenced operations on May 1, 1994. The remaining 25% interest in Bowie L.P. is owned by a non-affiliated party. The Company records its investment in Bowie L.P. on the equity method. Although the Company owns a majority interest in Bowie L.P., the Company only maintains a 50% voting interest and accordingly does not exercise control over the operations of Bowie L.P In addition, the non-affiliated party has the option to purchase the Company's partnership interest during the sixty-day period prior to the seventh anniversary of the facility's opening and each subsequent anniversary thereafter. If the option is exercised, the purchase price would be equal to the fair market value of the Company's interest at the date on which the option is exercised. The Company is entitled to 75% of the facility's net income and manages this facility in return for a fee equal to 5.5% of the facility's net revenues (effective September 1995). Prior to this date, the management fee approximated $10,000 per month. The Company recorded $96,000, $234,000, $35,000 and $111,000 in management fees from this management contract for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

  Bowie L.P. obtained a $4,377,000 construction loan from a bank to finance the construction of the facility. Bowie L.P. also obtained a $1,000,000 line of credit from the bank to finance pre-opening costs and working capital requirements. On July 31, 1995, the line of credit converted to a term loan. As of December 31, 1994 and 1995, Bowie L.P. owed the bank a principal amount of $5,100,000 and $5,200,000, respectively, on these loans. Interest on the loans is payable monthly at the bank's prime rate (8.5% at December 31, 1995) plus 1%. These loans also limit Bowie L.P.'s ability to borrow additional funds and to make acquisitions, dispositions and distributions. Additionally, the loans contain covenants with respect to maintenance of specified levels of net worth, working capital, occupancy and debt service coverage.

  Bowie L.P.'s above loans are collateralized by each partner's partnership interest as well as all of the assets of Bowie L.P. These loans are guaranteed by an affiliate of the Company and additional collateral pledged by the non-affiliated partner. The Bowie L.P. partnership agreement states that each partner will contribute an amount in respect of any liability incurred by a partner in connection with a guarantee of the partnership's debt so that the partners each bear their proportionate share of the liability based on their percentage ownership of the partnership.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

  The results of operations of Bowie L.P. are summarized below:

                              FOR THE YEARS ENDED    FOR THE THREE MONTHS ENDED
                                 DECEMBER 31,                 MARCH 31,
                             ----------------------  ----------------------------
                                1994        1995         1995           1996
                             ----------  ----------  -------------  -------------
   Net operating revenues..  $2,523,000  $7,595,000  $   1,643,000  $   1,976,000
   Net operating expenses..   2,840,000   7,236,000      1,628,000      1,982,000
   Net loss................    (598,000)   (152,000)      (109,000)      (170,000)

  The financial position of Bowie L.P. was as follows:

                                            AS OF DECEMBER 31,
                                           --------------------- AS OF MARCH 31,
                                              1994       1995         1996
                                           ---------- ---------- ---------------
   Current assets......................... $1,000,000 $2,701,000   $2,852,000
   Non-current assets.....................  5,507,000  5,045,000    4,919,000
   Current liabilities....................    660,000  2,080,000    2,401,000
   Non-current liabilities................  5,002,000  4,973,000    4,847,000
   Partners' equity.......................    845,000    693,000      523,000

  On December 28, 1995, the Company advanced $1,255,000 to Bowie L.P. to support additional facility working capital requirements by means of a demand note bearing interest at 9.0% per annum.


G. PROPERTY AND EQUIPMENT

  The Company's property and equipment are stated at cost and consist of the following as of December 31:

                                                           1994        1995
                                                        ----------- -----------
   Land................................................ $ 5,714,000 $ 2,994,000
   Land improvements...................................   2,796,000   2,874,000
   Leasehold improvements..............................      54,000     450,000
   Buildings and improvements..........................  67,735,000  28,257,000
   Equipment, furnishings and fixtures.................  10,898,000   5,872,000
                                                        ----------- -----------
                                                         87,197,000  40,447,000
   Less accumulated depreciation.......................  20,259,000  10,308,000
                                                        ----------- -----------
                                                        $66,938,000 $30,139,000
                                                        =========== ===========

H. INTANGIBLE ASSETS

  Intangible assets are stated at cost and consist of the following as of December 31:

                                                           1994        1995
                                                        ----------- -----------
   Patient lists....................................... $ 1,805,000 $ 1,459,000
   Assembled workforce.................................   1,328,000     930,000
   Covenant not to compete.............................   2,617,000   1,838,000
   Goodwill............................................   1,123,000         --
   Organization costs..................................     150,000     256,000
   Deferred financing costs............................   1,719,000   2,157,000
                                                        ----------- -----------
                                                          8,742,000   6,640,000
   Less accumulated amortization.......................   5,130,000   3,590,000
                                                        ----------- -----------
                                                        $ 3,612,000 $ 3,050,000
                                                        =========== ===========

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

I. RETIREMENT PLANS

  The Company maintains an employee 401(k) defined contribution plan. All employees who have worked at least one thousand hours and completed one year of continuous service are eligible to participate in the plan. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employee contributions to this plan may be matched at the discretion of the Company. The Company contributed $40,000, $86,000 and $120,000 to the plan in 1993, 1994 and 1995, respectively.

  During September 1995, the Company established a Supplemental Executive Retirement Plan (the "SERP") to provide benefits to key employees. Participants may defer up to 25% of their compensation which is matched by the Company at a rate of 50% (up to 10% of base salary). Vesting in the matching portion occurs in January of the second year following the plan year in which contributions were made.

J. CONTINGENCIES

  The Company is involved in legal actions and claims in the ordinary course of its business. It is the opinion of management, based on the advice of legal counsel, that such litigation and claims will be resolved without material effect on the Company's combined financial position, results of operations or liquidity.

  Beginning in 1994, the Company self-insures for health benefits provided to a majority of its employees. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company recognizes an expense for estimated health benefit claims incurred but not reported at the end of each accounting period.

  Beginning in 1995, the Company self-insures for most workers' compensation claims. The Company maintains stop-loss insurance such that the Company's liability for losses is limited. The Company accrues for estimated workers' compensation claims incurred but not reported at the end of each accounting period.

K. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

 Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short effective maturity of these instruments.

 Long-term Debt

  The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for similar debt. The carrying value of the Company's long-term debt approximates its fair value as of December 31, 1994 and 1995.

L. PRO FORMA INCOME TAXES (UNAUDITED)

  For financial reporting purposes, a pro forma provision for income taxes has been reflected in each period included in the accompanying combined statements of operations. The purpose of these pro forma provisions is to reflect the state and federal income tax provisions that would have been recorded in the years presented if the non-taxpaying Predecessor Entities included in the combined financial statements had been operating as a consolidated taxpaying entity. The pro forma income tax expense was computed utilizing an estimated effective tax rate of 39%. The rate was derived by using the statutory federal income tax rate of 34% plus an average of the various state statutory income tax rates (net of federal benefits) where the Company operates.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

  Upon the implementation of the Reorganization Agreement, the Company will adopt Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 will require the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the Company's assets and liabilities. SFAS 109 requires that deferred tax assets be reduced by the creation of a valuation allowance if management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Adoption of SFAS 109 will occur contemporaneous with the anticipated public offering and will result in the recognition of an estimated net deferred tax asset of approximately $500,000.

M. CAPITAL STOCK

  Immediately prior to the completion of the Company's initial public offering of Common Stock ("Offering"), the Reorganization Agreement will be implemented. The Company intends to use approximately $25,000,000 of the net proceeds of the Offering to retire an equal amount of its long-term debt and approximately $1,700,000 to pay associated prepayment penalties. Had the early retirement of debt occurred on January 1, 1995, the pro forma net income per share, using 4,452,160 common and common equivalent shares, would have been $0.31 for the year ended December 31, 1995. The pro forma amount assumes a reduction in interest and amortization expense of $1,663,000 (net of related tax expense) for the year ended December 31, 1995.

  The Company intends to adopt a Long-Term Stock Incentive Plan ("Stock Plan") prior to the initial public offering. The Stock Plan will authorize the Company's Board of Directors or a committee appointed by the Board of Directors to administer the Stock Plan and to grant certain employees of the Company incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards and other stock based awards.

  The Company also intends to adopt a non-employee directors stock option plan ("Directors Plan") prior to the initial public offering. The Directors Plan will grant nonqualified stock options to purchase shares of the Company's Common Stock as of the effective date of the Offering and thereafter at the beginning of each calendar year. The exercise price of each option granted will be the fair market value per share of the Company's Common Stock at the date of grant. Options become exercisable on the first anniversary of the date of grant and each option expires no later than ten years from the date of grant.

  The Company has an executive long-term incentive plan ("Executive Plan") which grants an economic interest in the appreciation of the business above a baseline valuation of $23,000,000 to certain senior level management personnel upon the successful completion of an initial public offering at a minimum retained equity valuation above $43,000,000. A pool of three percent of the retained equity above $23,000,000 is to be reserved and allocated to the eligible recipients. Assuming an equity valuation of $43,000,000 is achieved, the minimum pool would be $600,000. In the event the retained equity is valued at an amount greater than $43,000,000, the award amount would be increased proportionately. The Executive Plan is effective for the two-year period ending June 30, 1997.

  On December 31, 1995, the S Corporations issued a 6% equity interest in the S Corporations to the President of the Company amounting to $438,000 and a 5% equity interest in the S Corporations to the president of an affiliate amounting to $365,000. The issuance amounts represented the fair market value of these interests at the date of issuance based on an independent appraisal obtained by the Company. The payment for the issuance of these shares is due within 90 days. Accordingly, the amounts receivable from these individuals have been reflected as a contra-equity subscription receivable with no net increase to stockholders' equity at December 31, 1995. Subsequent to year-end and in connection with the execution of the President of the Company's 1996 employment agreement, the Company granted a special bonus to the President equal to the cost of the shares issued. The bonus will be recorded as a 1996 compensation charge.

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------

  In February 1996, HHLP granted an option to purchase a 1.36% limited partnership interest in HHLP to each of two members of senior management. The exercise price per percentage limited partnership interest under each such option is $239,525 per percentage interest, which represented the fair market value of a 1% limited partnership interest in HHLP at the date of grant based on an independent appraisal obtained by the Company. The options vest in equal one-third portions on each anniversary of the date of grant over a three-year period and expire ten years from the date of grant. The option grant contains provisions for the pro rata conversion of these shares upon the completion of an initial public offering.

N. GAIN ON SALE OF FACILITIES, NET

  As discussed in Note B, in December 1995, a majority of the Unitholders approved the sale (the "Transaction") of the seven long-term care facilities owned by KYP to Meditrust for $47,000,000. The Transaction was effective December 31, 1995 and a net gain of $4,869,000 was recorded.

  A portion of the proceeds of the Transaction was used by KYP to repay the outstanding balance of its Medium-Term Notes ($9,409,000), a related prepayment penalty ($1,154,000) and transaction costs ($884,000). The original principal amount of the Medium-Term Notes was $6,000,000 and interest on this obligation accrued at 10.55% per annum through June 30, 1993. Commencing December 31, 1993, KYP began making semiannual interest payments on the original principal and the accrued interest. The principal and all deferred interest were scheduled to be repaid in June 1998. As a result of the early retirement of this debt, the Company recorded a loss of $1,502,000, which was netted against the gain on the sale of the KYP facilities.

  The terms of the KYP partnership agreement specified that HHCI would not share in the gain associated with the sale of the facilities; as such, the entire amount of the net gain has been allocated to the Unitholders, which is included in the minority interest reflected in the Company's combined statement of operations for the year ended December 31, 1995.

  The determination of the net gain included the recognition of an estimated liability of approximately $3,000,000 to Medicare and certain states' Medicaid programs. This amount has been included with other estimated settlements due to/from third-party payors as a component of accounts receivable. Under existing regulations, KYP is required to repay these programs for certain depreciation expense recorded by the KYP facilities and for which they received reimbursement prior to the sale. Any payments assessed by these programs to settle these obligations in excess of the funds withheld from the proceeds of the sale of the facilities will be the responsibility of HHCI without any recourse to the Unitholders. However, if the ultimate settlement of these obligations results in a net amount due to KYP, this amount would be distributed to the Unitholders.

  The Transaction provides for the dissolution of KYP and the distribution of the net proceeds of the Transaction to the Unitholders, which occurred in March 1996. The Company's balance sheet as of December 31, 1995 includes the cash to be distributed to the Unitholders as well the related distribution payable of $33,493,000.

  Concurrent with the closing of the Transaction, HHCI entered into an agreement with Meditrust to lease the former KYP facilities (see Note D). Unaudited pro forma results of operations of the Company for the years ended December 31, 1994 and 1995 are presented below, assuming that the KYP Facilities had been acquired by the Company as of January 1, 1994. The pro forma results include the historical accounts of the Company and the minority interest adjusted to reflect: (1) the elimination of the historical depreciation and amortization amounts recorded by the KYP facilities, (2) the elimination of historical interest expense on the Medium-Term Notes, (3) the elimination of the historical income allocated to the minority interest and
(4) the recognition of the rental expense and amortization of closing costs which would have been incurred by the Company. The pro

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
forma financial results are not necessarily indicative of the actual results of operations which might have occurred or of the results of operations which may occur in the future.

                                                                   FOR THE THREE
                                  FOR THE YEARS ENDED DECEMBER 31, MONTHS ENDED
                                  --------------------------------   MARCH 31,
                                       1994             1995           1995
                                  -------------------------------- -------------
                                            (UNAUDITED)             (UNAUDITED)
   Total net revenues...........  $    86,376,000 $    109,425,000  $23,777,000
   Income (loss) before income
    taxes.......................          835,000        1,231,000     (456,000)
   Pro forma net income (loss)..          509,000          751,000     (278,000)
   Pro forma net income (loss)
    per common share using
    4,452,160 common and common
    equivalent shares...........  $          0.11 $           0.17  $     (0.06)

O. PENDING ACQUISITIONS

  At December 31, 1995, Company funds in the amount of $3,000,000 were held in escrow in connection with the acquisition of long-term care facilities. Of this amount, $1,000,000 was refunded in January 1996 in conjunction with the acquisition of six facilities as further described in Note Q. The remaining $2,000,000 pertains to the purchase of a separate group of facilities, for which negotiations have terminated and the deposit was returned in March 1996 (see Note P).

  In November, 1995, the Company signed a letter of intent to purchase four long-term care facilities in Ohio. The specific terms of the transaction are still under negotiation (see Note R).

P. RELATED PARTY TRANSACTIONS

  An affiliate which is a principal stockholder of the Company provides office space, legal, tax, data processing and other administrative services to the Company in return for a monthly fee. Total service charges under this arrangement were $746,000, $759,000, $700,000, $177,000 and $185,000 for the
years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996, respectively. As of December 31, 1995 and March 31, 1996, the Company owed the stockholder $178,000 and $0, respectively for these and other related services. Also, on December 28, 1995, the stockholder advanced $2,000,000 to the Company to make an acquisition deposit on five long-term care facilities. The advance was repaid in March 1996 (see Note O).

Q. SUBSEQUENT EVENTS

  Effective January 1, 1996, a combined affiliate of the Company entered into an agreement with Meditrust to lease six long-term care facilities with a total of 537 licensed beds in New Hampshire. The lease agreement, which will be treated as an operating lease, provides for annual rental payments of $2,324,000 in the initial twelve-month period and annual rental increases of $64,000 for the remainder of the lease term. The lease has an initial term of ten years with two consecutive five-year renewal terms exercisable at the Company's option. The lease agreement also required the Company to escrow funds in an amount equal to three months' base rent ($581,000). In addition, the lease agreement required the Company to establish a renovation escrow account in the amount of $560,000 to fund facility renovations identified in the agreement. All of the renovation escrow funds will be released upon completion of the required renovations. The Company's obligations under the lease are collateralized by, among other things, an interest in any property improvements made by the Company and by the related facilities' accounts receivable. In conjunction with the lease, the Company was granted a right of first refusal and an option to purchase the facilities as a group, which is exercisable at the end of the eighth year

           HARBORSIDE HEALTHCARE CORPORATION AND COMBINED AFFILIATES

                               ----------------
of the initial term and at the conclusion of each renewal term. The purchase option is exercisable at the greater of 90% of the fair market value of the facilities at the time of exercise or Meditrust's original investment. In connection with this lease, the Company received a cash payment of $3,685,000 from Meditrust representing a lease inducement which will be recorded as deferred income and amortized over the ten-year initial lease term as a reduction of rental expense. The Company incurred total transaction costs of approximately $1,035,000 of which $206,000 had been incurred and capitalized as of December 31, 1995.

  Unaudited pro forma results of the Company for the three months ended March 31, 1995 are presented below assuming that the New Hampshire Facilities had been acquired by the Company as of January 1, 1995. The pro forma results include the historical accounts of the Company adjusted to include the historical results of the New Hampshire Facilities and to reflect the following adjustments: (1) the elimination of historical rent expense, management fees, depreciation and amortization expense and interest expense recorded by the New Hampshire Facilities, (2) the recognition of rent expense, amortization of deferred financing costs, general and administrative expenses and real estate taxes which would have been incurred by the Company if the New Hampshire Facilities had been leased beginning on January 1, 1995. The pro forma financial results are not necessarily indicative of the actual results of operations which might have occurred or of the results of operations which may occur in the future.

                                                                   FOR THE THREE
                                                                   MONTHS ENDED
                                                                     MARCH 31,
                                                                       1995
                                                                   -------------
                                                                    (UNAUDITED)
      Total net revenues..........................................  $29,193,000
      Loss before income taxes....................................     (196,000)
      Pro forma net loss..........................................     (120,000)
      Pro forma net loss per common share
       using 4,452,160 common and
       common equivalent shares...................................        (0.03)

R. OHIO TRANSACTION (UNAUDITED)

  During May 1996, the Company entered into an agreement to lease four long-term care facilities in Ohio for an initial term of five years which is expected to commence in the third quarter of 1996. The Ohio Transaction will be accounted for as a capital lease as a result of the bargain purchase option granted at the end of the lease term. The annual aggregate base rent will be $5,000,000. The Company has agreed to make an $8,000,000 non-refundable deposit for the option to purchase the four facilities at the end of the lease term at a fixed cost of $57,125,000. If the Company chooses to exercise this option, the $8,000,000 deposit will be applied towards the purchase price. Of the $8,000,000, $5,000,000 will be paid at or prior to the closing of the lease agreement and the remainder will be paid upon the closing of the purchase or termination of the lease.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholder
Sowerby Enterprises
R.R. 2, Box 312C, Spring Hill Road
Peterborough, NH 03458

  We have audited the accompanying combined balance sheets of Sowerby Enterprises (see Note 1) for the years ended December 31, 1993, 1994 and 1995 and the related combined statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sowerby Enterprises for the years ended December 31, 1993, 1994 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Leverone & Company

Billerica, Massachusetts
February 9, 1996

                              SOWERBY ENTERPRISES

                            COMBINED BALANCE SHEETS
                                AT DECEMBER 31,

                               ----------------

                                             1993         1994         1995
                                          -----------  -----------  -----------
                                     ASSETS
Current Assets
  Cash................................... $ 1,259,991  $ 1,172,962  $ 1,474,885
  Patient Related Receivables (Note 1)...     684,281      830,653      925,892
  Prepaid Expenses and Other.............      41,020       27,792       60,477
  Due from Affiliate (Note 2)............     727,514      687,533      455,000
                                          -----------  -----------  -----------
    Total Current Assets.................   2,712,806    2,718,940    2,916,254
                                          -----------  -----------  -----------
Property and Equipment (Note 1)
  Land...................................     125,000      125,000      125,000
  Building...............................   1,850,000    1,850,000    1,850,000
  Building Improvements..................     606,631      847,836      829,528
  Furniture, Fixtures and Equipment......   1,483,995    1,556,676    1,499,036
  Motor Vehicles.........................      84,111      140,633      140,171
                                          -----------  -----------  -----------
                                            4,149,737    4,520,145    4,443,735
    Less: Accumulated Depreciation.......  (1,716,586)  (1,955,685)  (2,009,266)
                                          -----------  -----------  -----------
    Net Property and Equipment...........   2,433,151    2,564,460    2,434,469
                                          -----------  -----------  -----------
Other Assets
  Intangible Assets (Note 1).............      48,667       38,363       28,059
                                          -----------  -----------  -----------
    Total Assets......................... $ 5,194,624  $ 5,321,763  $ 5,378,782
                                          ===========  ===========  ===========


            See Accompanying Notes to Combined Financial Statements.

                              SOWERBY ENTERPRISES

                            COMBINED BALANCE SHEETS
                                AT DECEMBER 31,

                               ----------------

                                               1993        1994        1995
                                            ----------  ----------  ----------
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Note Payable--Current Portion (Note 3)... $   33,980  $   33,954  $   26,600
  Mortgage Payable--Current Portion (Note
   3)......................................     86,400      80,000      80,000
  Obligations Under Capital Leases--Current
   Portion
   (Note 4)................................     56,400      58,464      15,223
  Accounts Payable.........................    282,496     221,124     234,317
  Accrued Rent (Note 2)....................    565,000     250,000         --
  Accrued Compensation and Benefits........    839,719     812,974     903,367
                                            ----------  ----------  ----------
    Total Current Liabilities..............  1,863,995   1,456,516   1,259,507
                                            ----------  ----------  ----------
Long-Term Debt
  Notes Payable--Net of Current Portion
   (Note 3)................................    139,526     105,128      77,092
  Mortgage Payable (Note 3)................  1,996,431   1,922,810   1,843,423
  Obligations under Capital Leases--Net of
   Current Portion (Note 4)................     73,388      15,223         --
  Loans From Stockholder (Note 2)..........    705,000     730,000     655,000
  Loan Payable--Affiliate (Note 2).........    345,000     370,000     411,000
                                            ----------  ----------  ----------
    Total Long-Term Debt...................  3,259,345   3,143,161   2,986,515
                                            ----------  ----------  ----------
    Total Liabilities......................  5,123,340   4,599,677   4,246,022
                                            ----------  ----------  ----------
Stockholder's Equity
  Common Stock--No Par Value
   Authorized--300 Shares
   Issued and Outstanding--100 Shares......     92,000      92,000      92,000
  Additional Paid-in-Capital...............     49,831      49,831      49,831
  Retained Earnings (Deficit) (Exhibit C)..    (10,547)    640,255   1,050,929
                                            ----------  ----------  ----------
                                               131,284     782,086   1,192,760
    Less: Treasury Stock at Cost
     49 Shares.............................    (60,000)    (60,000)    (60,000)
                                            ----------  ----------  ----------
    Total Stockholder's Equity.............     71,284     722,086   1,132,760
                                            ----------  ----------  ----------
    Total Liabilities and Stockholders'
     Equity................................ $5,194,624  $5,321,763  $5,378,782
                                            ==========  ==========  ==========

            See Accompanying Notes to Combined Financial Statements

                              SOWERBY ENTERPRISES

                         COMBINED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                            1993         1994         1995
                                         -----------  -----------  -----------
Net Patient Service Revenue............. $19,342,515  $21,271,939  $21,956,010
                                         -----------  -----------  -----------
OPERATING EXPENSES
  Facility Operating Expenses...........  14,621,845   15,942,680   16,837,294
  Rent (Notes 2 & 5)....................   2,734,000    2,526,000    2,382,000
  Depreciation..........................     210,346      240,299      262,889
  Management Fee (Note 2)...............   1,460,400    1,726,500    1,832,000
  Loss on Disposal of Fixed Assets......         --           --        33,539
  Amortization..........................      10,305       10,305       10,305
                                         -----------  -----------  -----------
    Total Operating Expenses............  19,036,896   20,445,784   21,358,027
                                         -----------  -----------  -----------
    Operating Income....................     305,619      826,155      597,983
                                         -----------  -----------  -----------
OTHER INCOME (EXPENSE)
  Interest Expense......................    (189,395)    (193,204)    (199,313)
  Interest Income.......................      25,961       38,912       38,609
  Other.................................       2,429        2,006          --
                                         -----------  -----------  -----------
    Total Other Income (Expense)........    (161,005)    (152,286)    (160,704)
                                         -----------  -----------  -----------
  Net Income Before Provision for Income
   Tax..................................     144,614      673,869      437,279
  Provision for State Income Taxes (Note
   1)...................................     (15,946)     (23,067)     (26,605)
                                         -----------  -----------  -----------
Net Income.............................. $   128,668  $   650,802  $   410,674
                                         ===========  ===========  ===========


            See Accompanying Notes to Combined Financial Statements

                              SOWERBY ENTERPRISES

               COMBINED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
                        FOR THE YEARS ENDED DECEMBER 31,

                                                1993       1994        1995
                                              ---------  ---------  ----------
Accumulated Adjustments Account
  Balance Beginning.......................... $(638,489) $(404,132) $  (94,010)
  Taxable Income.............................   223,254    274,519      96,271
  Interest Income............................    25,961     38,912      38,609
  Non-Deductible Expenses....................   (14,858)    (3,309)     (2,124)
                                              ---------  ---------  ----------
  Balance Ending.............................  (404,132)   (94,010)     38,746
                                              ---------  ---------  ----------
Accumulated Earnings and Profits
  Subchapter C Corporation Income............   (96,082)   (96,082)    (96,082)
                                              ---------  ---------  ----------
Tax Timing Adjustments
  Balance Beginning..........................   595,465    489,776     830,456
  Tax Deferred Income........................  (105,689)   340,680     277,918
                                              ---------  ---------  ----------
  Balance Ending.............................   489,776    830,456   1,108,374
                                              ---------  ---------  ----------
Other Retained Earnings
  Balance Ending.............................      (109)      (109)       (109)
                                              ---------  ---------  ----------
Total Retained Earnings (Deficit)............ $ (10,547) $ 640,255  $1,050,929
                                              =========  =========  ==========


            See Accompanying Notes to Combined Financial Statements

                              SOWERBY ENTERPRISES

                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                1993        1994        1995
                                             ----------  ----------  ----------
Cash Flows From Operating Activities
  Net Income...............................  $  128,668  $  650,802  $  410,674
  Non-Cash Items Included in Net Income:
    Depreciation and Amortization..........     220,651     250,604     273,194
    Loss on Retirement of Assets...........         --          --       33,539
  Changes In:
    Patient Related Receivables............     (34,112)   (146,373)    (95,239)
    Prepaid Expenses.......................         164      13,228     (32,685)
    Due from Affiliate.....................      (1,974)     39,981     232,533
    Accounts Payable.......................      31,750     (61,372)     13,193
    Accrued Rent...........................     115,000    (315,000)   (250,000)
    Accrued Expenses.......................     246,016     (26,745)     90,393
                                             ----------  ----------  ----------
  Net Cash Flows Provided By Operating Ac-
   tivities................................     706,163     405,125     675,602
                                             ----------  ----------  ----------
Cash Flows From Investing Activities
  Additions to Property and Equipment......    (337,663)   (371,608)   (174,388)
  Proceeds From Disposal of Property and
   Equipment...............................         --          --        7,950
                                             ----------  ----------  ----------
  Net Cash Flows Used In Investing Activi-
   ties....................................    (337,663)   (371,608)   (166,438)
                                             ----------  ----------  ----------
Cash Flows From Financing Activities
  Payments on Bank Debt....................    (111,856)   (114,445)   (114,777)
  Payments of Capital Lease Obligations....     (43,490)    (56,101)    (58,464)
  Payments to Stockholder..................    (185,000)     25,000     (75,000)
  Loans From Affiliate.....................      75,000      25,000      41,000
  Additions to Capital Lease Obligations...      73,854         --          --
                                             ----------  ----------  ----------
  Net Cash Flows Used In Financing Activi-
   ties....................................    (191,492)   (120,546)   (207,241)
                                             ----------  ----------  ----------
Net Increase (Decrease) in Cash............     177,008     (87,029)    301,923
Cash--Beginning of Year....................   1,082,983   1,259,991   1,172,962
                                             ----------  ----------  ----------
CASH--END OF YEAR..........................  $1,259,991  $1,172,962  $1,474,885
                                             ==========  ==========  ==========
Supplemental Disclosure Of Cash Flow Infor-
 mation....................................
  Cash Payment for Interest................  $  189,395  $  193,204  $  199,313
                                             ==========  ==========  ==========
  Cash Payment for Taxes...................  $    1,132  $   37,850  $   26,400
                                             ==========  ==========  ==========

            See Accompanying Notes to Combined Financial Statements

                              SOWERBY ENTERPRISES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Sowerby Enterprises operates a group of six nursing homes with a total of 537 beds throughout New Hampshire. The combined financial statements include the accounts of Westwood Healthcare Center, Inc., Crestwood Healthcare Center, Inc., Milford Nursing Home, Inc., Northwood Healthcare Center, Inc., Applewood Healthcare Center, Inc. and Pheasant Wood Nursing Home, Inc. A summary of the Company's significant accounting policies follows.

 Nature of the Business

  The combined Companies are licensed proprietary health care providers, organized under corporate charter in the State of New Hampshire. Their services are available to qualified in-state and out-of-state private and welfare recipients in accordance with the State of New Hampshire Department of Human Services Principles of Reimbursement.

 Patient Revenues and Accounts Receivable

  Patient service revenue is reported at the estimated net realizable amounts from residents, third-party payors and others for services rendered. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement.

 Accounts Receivable and Revenue Recognition

  The combined Companies are on the specific charge off method of accounting for bad debts, charging bad accounts to expense as management deems them worthless. Collection of accounts written off in prior periods is treated as income in the period of collection.

 Cash and Cash Equivalents

  Cash and cash equivalents include investments in highly liquid debt instruments with a maturity of three months or less.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Assets lives range from 4 to 20 years. Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $210,346, $240,299 and $262,889,
respectively.

 Income Taxes

  The Companies, with the consent of their stockholder, have elected under the Internal Revenue Code to be taxed as an "S' corporation. In lieu of Federal corporate income taxes, the stockholder of the "S' corporation is taxed on the taxable income of the Company. Therefore, no provision for Federal income taxes has been included in these financial statements. The provision for State income taxes consists of the current income taxes due to the State of New Hampshire since New Hampshire does not recognize "S' Corporation status.

 Intangible Assets

  Amortization of intangibles is calculated by the straight-line method. Start-up costs are amortized over sixty (60) months. Closing costs incurred in securing the mortgages are amortized over 22 years, the term of the mortgage.

                              SOWERBY ENTERPRISES

                               DECEMBER 31, 1995

  Amortization expense for the years ended December 31, 1993, 1994 and 1995 was $10,305.

                                                         1993    1994    1995
                                                        ------- ------- -------
   Unamortized Start-up Costs.......................... $33,039 $23,819 $14,599
   Unamortized Closing Costs...........................  15,628  14,544  13,460
                                                        ------- ------- -------
     Total Intangible Assets........................... $48,667 $38,363 $28,059
                                                        ======= ======= =======

 Concentration of Credit Risk

  The Companies invest excess cash in debt instruments of a financial institution with strong credit ratings that maintain safety and liquidity. The Companies have not experienced any losses on cash equivalents.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Reclassification

  Certain previously reported amounts have been reclassified to conform with the current period presentation. There was no change in profit arising from these changes.

NOTE 2--RELATED PARTY TRANSACTIONS

  The sole stockholder and principal officer of the combined Companies personally owns the real estate used by several of the facilities. Rent accrued at December 31, 1993 and 1994 amounted to $565,000 and $250,000, respectively. No rent was payable to the sole stockholder at December 31, 1995. Rent expense for the years ended December 31, 1993, 1994 and 1995 amounted to $2,734,000, $2,526,000 and $2,382,000, respectively.

  Management fees are paid to a related management corporation and amounted to $1,460,000, $1,726,500 and $1,832,000 for the years ended December 31, 1993,
1994 and 1995, respectively. The combined Companies and the related management company are under the common ownership of Dwight D. Sowerby.

  Amounts due from affiliate represent over-funding of the self-insured health insurance program controlled through a related management company and loans to the related management company. No terms for interest have been made. For the years ended December 31, 1993, 1994 and 1995 the amount due from affiliate amounted to $727,514, $687,533 and $455,000, respectively. Loans to affiliate made by Pheasant Wood Nursing Home amounted to $675,000, $675,000 and $455,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Loan Payable--Affiliate, represents monies advanced to the Company from a related management organization. For the years ended December 31, 1993, 1994 and 1995 the loan payable to affiliate amounted to $345,000, $370,000 and $411,000, respectively.

  Amounts advanced to the combined Companies by its sole stockholder for the years ended December 31, 1993, 1994 and 1995 amounted to $705,000, $730,000 and $655,000, respectively.

                              SOWERBY ENTERPRISES

                               DECEMBER 31, 1995

NOTE 3--LONG-TERM DEBT

  Long-term debt at December 31, 1993, 1994 and 1995 consisted of the following:

                                                   1993       1994       1995
                                                ---------- ---------- ----------
Note payable to a Bank, in monthly
 installments of $834 including interest at
 9%. Final payment due November 1995,
 collateralized by a motor vehicle............  $   17,514 $    8,754 $      --
First Mortgage, Peterborough Savings Bank, due
 December 2008, secured by building and
 equipment. Interest is adjusted yearly each
 June, rates at December 31, 1995, 1994 and
 1993 were 9.42%, 8.73% and 6.90%,
 respectively.................................   2,082,831 $2,002,810  1,923,423
Note Payable, Peterborough Savings Bank, due
 in monthly installments of $3,045 including
 interest at 1% above prime (9.75%, 9.5% and
 7% at December 31, 1995, 1994 and 1993,
 respectively), refinanced on January 10,
 1992, final payment due January 1999. This
 note is secured by all furniture and
 fixtures.....................................     155,992    130,328    103,692
                                                ---------- ---------- ----------
  Total Long-Term Debt........................   2,256,337  2,141,892  2,027,115
  Less: Current Portion ......................     120,380    113,954    106,600
                                                ---------- ---------- ----------
  Total Long-Term Debt--Net of Current
   Portion....................................  $2,135,957 $2,027,938 $1,920,515
                                                ========== ========== ==========

  On January 1, 1996 all long-term debt was repaid in full in a transaction related to the sale of the company's assets, see Note 7.

NOTE 4--CAPITAL LEASE COMMITMENTS

  The combined Companies lease computer equipment under long-term capital leases. During the year ended December 31, 1995, rentals under long-term lease obligations were $66,285 of which $58,464 was recorded as principal and $7,821 as interest. Future obligations over the terms of the Corporation's long-term leases as of December 31, 1995 are:

   YEAR                                                                 AMOUNT
   ----                                                                 -------
   1996................................................................ $16,000
     Less: Amounts Representing Interest...............................    (777)
                                                                        -------
                                                                         15,223
     Less: Current Maturities of Capitalized Lease Obligations......... (15,223)
                                                                        -------
   Capitalized Lease Obligations, Less Current Maturities.............. $   --
                                                                        =======

  The computer equipment is recorded at a cost of $195,301 with related accumulated depreciation of $117,498.

NOTE 5--OPERATING LEASE ARRANGEMENTS

  The Northwood Healthcare Center, Inc. facility leases its real estate under a ten year lease which began in June of 1992. The lease calls for minimum annual lease payments amounting to $1,080,000 due on the first day

                              SOWERBY ENTERPRISES

                               DECEMBER 31, 1995
of each month with additional lease payments sufficient to pay all mortgage payments including payments to reserves for betterments, insurance, taxes and necessary repairs. Per a regulatory agreement signed with the United States Department of Housing and Urban Development, the agreement is subject and subordinate to the mortgage security note with Reilly Mortgage Group, Inc. The mortgage note is for 40 years commencing in September 1991 in the amount of $7,469,800 as amended on August 19, 1993 and again on April 29, 1994.

  Principal and interest in the amount of $51,336 are due and payable monthly. The interest rate at December 31, 1995 was 7.875%.

  On January 1, 1996, this note was assumed by Medi Trust of Bedford, Inc., in a transaction related to the sale of the company.

NOTE 6--401(K) PROFIT SHARING PLAN

  The combined Companies maintain a 401(K) Profit Sharing Plan. Under the plan, employees eligible to participate are permitted to make salary reduction contributions equal to a percentage of annual salary up to 15%. The Plan allows for a discretionary company matching contribution in an amount equal to 50% of contributions made by the employee, up to a maximum of 5% of the employee's salary. For the year ended December 31, 1995 the Company did not make a contribution to the plan and for the years ended December 31, 1993 and 1994 the company contributed $28,628 and $87,756, respectively.

NOTE 7--SUBSEQUENT EVENT--SALE OF BUSINESS

  During July of 1995, the combined Companies entered into an agreement with KHI Corporation to sell substantially all of the assets of the Corporations. The sale was completed on January 1, 1996.

NOTE 8--CONTINGENCIES

  The combined Companies are a guarantor of certain debt of its sole stockholder totalling $1,385,130. This debt is secured by various business assets of the Company and a second mortgage on the certain real estate owned by Pheasant Wood Nursing Home, Inc. This debt was repaid on January 1, 1996 in a transaction related to the sale of the Company's assets.

                         INDEPENDENT AUDITORS' REPORT

Partners
Beachwood Care Center, Westbay Manor
Company, Westbay Manor II Development
Company, Royalview Manor Company,
and Royalview Manor Development Company
(all Ohio Partnerships)
Cleveland, Ohio

  We have audited the combined balance sheets of Beachwood Care Center, Westbay Manor Company, Westbay Manor II Development Company, Royalview Manor Company, and Royalview Manor Development Company (all Ohio partnerships), as of December 31, 1994 and 1995 and the related combined statements of income, partners' equity and cash flows for the years ended December 31, 1993, 1994 and 1995. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Beachwood Care Center, Westbay Manor Company, Westbay Manor II Development Company, Royalview Manor Company, and Royalview Manor Development Company as of December 31, 1994 and 1995, and the results of its combined operations, changes in partners' equity and cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          Howard, Wershbale & Co.

Beachwood, Ohio
March 15, 1996

                             BEACHWOOD CARE CENTER,
  WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY, ROYALVIEW MANOR
                                  COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

                            COMBINED BALANCE SHEETS

                               ----------------

                                             DECEMBER 31,
                                        -----------------------  MARCH 31,
                                           1994        1995        1996
                                        ----------- ----------- -----------
                                                                (UNAUDITED)
                ASSETS
Current assets:
  Cash and cash equivalents............ $ 6,741,168 $ 6,879,695 $ 8,186,746
  Receivables:
    Residents..........................   1,874,206   2,214,225   1,829,377
    Estimated settlements from
     government programs...............      42,300      66,400     146,200
  Note receivable, related party.......      50,000         --          --
  Prepaid expenses and other current
   assets..............................     123,194     209,184     190,470
                                        ----------- ----------- -----------
      Total current assets.............   8,830,868   9,369,504  10,352,793
Restricted investments.................   1,389,382   1,268,721   1,112,168
Property and equipment, net............  16,283,603  15,522,011  15,331,275
Deferred costs, net....................     598,584     560,239     554,177
                                        ----------- ----------- -----------
      Total assets..................... $27,102,437 $26,720,475 $27,350,413
                                        =========== =========== ===========
   LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Current maturities:
    Mortgage notes payable............. $   277,328 $   297,877 $   317,073
    Note payable, bank.................     300,000         --          --
  Accounts payable.....................   1,329,158   1,929,787   1,556,390
  Accrued employee compensation and
   benefits............................   1,268,061   1,282,970   1,276,931
  Accrued interest.....................     134,067     131,345     130,886
  Other accrued liabilities............     595,782     560,004     509,996
  Estimated settlements due government
   programs............................     792,500     395,700     296,100
  Due to affiliated management compa-
   nies................................   1,335,384     691,220   1,227,666
                                        ----------- ----------- -----------
      Total current liabilities........   6,032,280   5,288,903   5,315,042
                                        ----------- ----------- -----------
Long-term debt:
  Mortgage notes payable, net of cur-
   rent portion........................  18,700,446  18,267,603  18,172,626
  Note payable, bank, net of current
   portion.............................      75,000         --          --
  Loans and interest payable, related
   parties.............................     695,552     401,984     406,957
                                        ----------- ----------- -----------
                                         19,470,998  18,669,587  18,579,583
                                        ----------- ----------- -----------
      Total liabilities................  25,503,278  23,958,490  23,894,625
Partners' equity.......................   1,599,159   2,761,985   3,455,788
                                        ----------- ----------- -----------
                                        $27,102,437 $26,720,475 $27,350,413
                                        =========== =========== ===========

                       See notes to financial statements.

                             BEACHWOOD CARE CENTER,
  WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY, ROYALVIEW MANOR
                                  COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

                         COMBINED STATEMENTS OF INCOME

                               ----------------

                                                                      THREE
                                     YEAR ENDED DECEMBER 31,       MONTHS ENDED
                               -----------------------------------  MARCH 31,
                                  1993        1994        1995         1996
                               ----------- ----------- ----------- ------------
                                                                   (UNAUDITED)
Operating revenue:
  Net resident service reve-
   nue........................ $28,724,617 $29,103,836 $32,165,648  $8,242,306
  Other.......................     179,746     180,129     151,040      29,317
                               ----------- ----------- -----------  ----------
    Total operating revenue...  28,904,363  29,283,965  32,316,688   8,271,623
                               ----------- ----------- -----------  ----------
Expenses:
  Operating expenses..........  21,664,216  23,005,764  24,660,055   6,342,664
  Management fees to affili-
   ates.......................   2,373,530   2,320,226   2,663,818     742,390
  Depreciation and amortiza-
   tion.......................     851,849     875,071     881,749     203,478
  Interest....................   1,977,252   1,863,098   1,626,695     398,091
                               ----------- ----------- -----------  ----------
    Total expenses............  26,866,847  28,064,159  29,832,317   7,686,623
                               ----------- ----------- -----------  ----------
Income from operations........   2,037,516   1,219,806   2,484,371     585,000
Investment earnings...........     275,445     285,778     440,395     108,803
                               ----------- ----------- -----------  ----------
Net income.................... $ 2,312,961 $ 1,505,584 $ 2,924,766  $  693,803
                               =========== =========== ===========  ==========


                       See notes to financial statements.

                             BEACHWOOD CARE CENTER,
  WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY, ROYALVIEW MANOR
                                  COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

                               ----------------

                                            GENERAL      LIMITED
                                            PARTNERS    PARTNERS       TOTAL
                                           ----------  -----------  -----------
Balance, December 31, 1992................ $1,215,908  $ 1,365,918  $ 2,581,826
Net income................................    448,238    1,864,723    2,312,961
Distributions.............................   (424,708)  (1,275,292)  (1,700,000)
                                           ----------  -----------  -----------
Balance, December 31, 1993................  1,239,438    1,955,349    3,194,787
                                           ----------  -----------  -----------
Net income................................    486,425    1,019,159    1,505,584
Distributions.............................   (448,710)  (2,652,502)  (3,101,212)
                                           ----------  -----------  -----------
Balance, December 31, 1994................  1,277,153      322,006    1,599,159
                                           ----------  -----------  -----------
Net income................................    627,169    2,297,597    2,924,766
Distributions.............................   (622,439)  (1,288,301)  (1,910,740)
Contributions.............................        --       148,800      148,800
                                           ----------  -----------  -----------
Balance, December 31, 1995................  1,281,883    1,480,102    2,761,985
                                           ----------  -----------  -----------
Net income (unaudited)....................    273,741      420,062      693,803
                                           ----------  -----------  -----------
Balance, March 31, 1996 (unaudited)....... $1,555,624  $ 1,900,164  $ 3,455,788
                                           ==========  ===========  ===========


                       See notes to financial statements.

                             BEACHWOOD CARE CENTER,
  WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY, ROYALVIEW MANOR
                                  COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                               ----------------

                                                                    THREE
                                YEAR ENDED DECEMBER 31,          MONTHS ENDED
                          -------------------------------------   MARCH 31,
                             1993         1994         1995          1996
                          -----------  -----------  -----------  ------------
                                                                 (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net income.............  $ 2,312,961  $ 1,505,584  $ 2,924,766   $  693,803
 Adjustments to recon-
  cile net income to net
  cash provided by oper-
  ating activities:
 Depreciation and amor-
  tization..............      851,849      875,071      881,749      203,478
                          -----------  -----------  -----------   ----------
                            3,164,810    2,380,655    3,806,515      897,281
 Change in receivables
  and estimated settle-
  ments from/due govern-
  ment programs.........    2,604,649     (467,324)    (436,168)     205,448
 (Increase) decrease in
  prepaid expenses and
  other current assets..       52,337      (44,584)     (85,990)      18,714
 Increase (decrease) in
  accounts payable......     (148,926)    (203,896)     275,878     (373,397)
 Increase in accrued em-
  ployee compensation
  and benefits..........      298,465      100,941       14,909       (6,039)
 Decrease in accrued in-
  terest................       (1,449)     (23,719)      (2,722)        (459)
 Increase (decrease) in
  other
  accruedliabilities....      117,965       (2,829)     (35,778)     (50,008)
 Increase (decrease) due
  to affiliated manage-
  ment companies........       57,262      (53,982)    (644,164)     536,446
                          -----------  -----------  -----------   ----------
 Net cash provided by
  operating activities..    6,145,113    1,685,262    2,892,480    1,227,986
                          -----------  -----------  -----------   ----------
Investing activities:
 Additions to property
  and equipment.........      (30,615)    (296,475)     (81,812)      (6,680)
 (Increase) decrease in
  note receivable.......          --       (50,000)      50,000          --
                          -----------  -----------  -----------   ----------
 Net cash used for fi-
  nancing activities....      (30,615)    (346,475)     (31,812)      (6,680)
                          -----------  -----------  -----------   ----------
Financing activities:
 Payments of note pay-
  able..................     (225,000)    (300,000)    (375,000)         --
 Payments of mortgage
  notes payable.........     (177,775)    (212,064)    (412,294)     (75,000)
 Distributions to part-
  ners..................   (1,700,000)  (3,101,212)  (1,910,740)         --
 Net decrease (increase)
  in restricted cash....     (228,588)     381,718      120,661      156,553
 Contribution from part-
  ner...................          --           --       148,800          --
 Decrease in loans and
  interest, related par-
  ties..................       14,304     (175,021)    (293,568)       4,192
 Increase in deferred
  costs.................          --       (20,348)         --           --
                          -----------  -----------  -----------   ----------
 Net cash used for fi-
  nancing activities....   (2,317,059)  (3,426,927)  (2,722,141)      85,745
                          -----------  -----------  -----------   ----------
Net increase (decrease)
 in cash and cash equiv-
 alents.................    3,797,439   (2,088,140)     138,527    1,307,051
Cash and cash equiva-
 lents, beginning.......    5,031,869    8,829,308    6,741,168    6,879,695
                          -----------  -----------  -----------   ----------
Cash and cash equiva-
 lents, ending..........  $ 8,829,308  $ 6,741,168  $ 6,879,695   $8,186,746
                          ===========  ===========  ===========   ==========


                       See notes to financial statements.

                            BEACHWOOD CARE CENTER,
              WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT
                     COMPANY, ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                 (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
                THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

                               ----------------

1. DESCRIPTION OF PARTNERSHIPS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of Partnerships:

  Beachwood Care Center, Westbay Manor Company, Westbay Manor II Development Company (all limited partnerships) and Royalview Manor Company (a general partnership) are organized as Ohio partnerships for the purpose of operating nursing facilities under Section 232 of the National Housing Act. The Partnerships located in Cleveland, Ohio, operate four nursing facilities consisting of 692 beds. Royalview Manor Development Company, organized as an Ohio limited partnership, leases its nursing facility to Royalview Manor Company. The entities are collectively referred to as the "Partnerships" in these combined financial statements.

 Principles of combination:

  The Partnerships were combined based on common ownership. All material intercompany transactions and balances have been eliminated.

 Unaudited Interim Financial Data:

  The interim financial data at March 31, 1996 and for the three months then ended included herein are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim period.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the reporting period. Revisions in estimates are recorded in the period in which the facts which require the revisions become known.

 Cash and cash equivalents:

  Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of their acquisition by the Partnerships. Included in cash and cash equivalents are interest bearing advances to an affiliate's joint investment account, which is primarily invested in overnight repurchase agreements. Cash held and invested by the affiliate, amounted to $6,705,524 at December 31, 1994, $6,793,307 at December 31, 1995 and $7,881,625 at March 31, 1996. For purposes of the statements of cash flows, the Partnerships consider cash held by the affiliate to be cash equivalents.

 Resident service revenue/accounts receivable:

  Resident service revenue is recorded at established billing rates as services are rendered. Reductions are currently provided for as contractual adjustments representing the difference between established billing rates and amounts advanced under the Medicaid and Medicare programs.

  Estimated amounts management believes will result from audits and settlements by the appropriate governmental authority in the determination of final reimbursement rates are included in these statements. Revisions in estimates are reflected in the period in which the facts which require the revisions become known. Net resident service revenue increased as a result of such adjustments by $116,000 in 1993, decreased by $251,700 in 1994, increased by $439,000 in 1995 and $176,000 in the three months ended March 31, 1996.

                            BEACHWOOD CARE CENTER,
         WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY,
                         ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               ----------------
  Two of the Partnerships have filed Medicare routine cost limit exceptions for the years ended 1991 through 1993 with the Medicare Intermediary. If granted, these exceptions would retroactively increase the Partnerships' Medicare reimbursement rates. The exception requests require approval by both the Intermediary and the Health Care Financing Administration (HCFA). The Partnerships' will record these amounts to income when approval is obtained. In the opinion of management, amounts received, if any, could be material to the financial statements.

  In addition, based on the Medicare routine cost limit exceptions filed for 1991 through 1993 by the two Partnerships and an interim Medicare routine cost limit exception filed by another Partnership for the year ended December 31, 1994, the Partnerships' 1994 and 1995 Medicare reimbursement rates were adjusted by the Intermediary during 1995 to include an estimated amount for 1994 and 1995 exception limitations. The Partnerships have recorded these amounts in revenue in the 1995 financial statements less an estimate of amounts considered overadvanced using the guidance under Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies". Revisions in these estimates which could be material to the financial statements, will be reflected in the period the rates are final settled by the Intermediary.

  Accounts receivable, residents are due both from residents and governmental agencies. Accounts receivable from governmental agencies are recorded net of credit balances due to those agencies since legal right of setoff exists. The Partnerships provide an allowance for billing adjustments and bad debts relating to accounts receivable balances. The allowance amounted to $20,000 at December 31, 1994 and 1995 and March 31, 1996.

 Restricted investments:

  Included in restricted investments are certificates of deposit and marketable debt securities consisting of government securities. These securities are classified as held-to-maturity and are carried at amortized cost, which approximates market value at December 31, 1994 and 1995 and March 31, 1996.

 Property and equipment:

  The assets are recorded at cost and depreciated using the straight-line and accelerated methods over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
   Land improvements......................................................    20
   Building and improvements.............................................. 30-32
   Furniture, fixtures and equipment......................................  5-10

 Deferred costs:

  Deferred costs include financing and organization costs. Deferred financing costs resulted from charges incurred in obtaining the mortgage notes payable and are being amortized using the straight-line method over the terms of the mortgages. Organization costs are being amortized using the straight-line method over five years.

                            BEACHWOOD CARE CENTER,
         WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY,
                         ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               ----------------
 Income taxes:

  The Partnerships are not subject to federal and state income taxes. Instead, the partners are taxed on their share of the Partnerships' taxable income, whether or not distributed. Therefore, no provision for income taxes has been made in these combined financial statements.

2. MEDICARE AND MEDICAID REIMBURSEMENT:

  Three of the Partnerships received a portion of their net resident service revenue from the Medicare and Ohio Medicaid programs. Combined Medicare and Medicaid revenue was approximately 66% in 1993 and 1994, 67% in 1995, and 68% in the three months ended March 31, 1996 of total combined net resident service revenue.

  Collection of accounts receivable in the normal course of business is dependent on payment by the Medicare and Medicaid programs. Net combined amounts included in accounts receivable and estimated settlements due from/to third party payors amounted to approximately $827,400, $905,400 and $1,042,700 at December 31, 1994, 1995, and March 31, 1996, respectively.

3. RESTRICTED INVESTMENTS:

  Restricted investments consisted of the following at December 31, 1994 and 1995:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1995
                                                          ---------- ----------
   Mortgage escrow deposits.............................. $  276,611 $  211,450
   Replacement reserve...................................    985,312  1,057,271
   Other.................................................    127,459        --
                                                          ---------- ----------
                                                          $1,389,382 $1,268,721
                                                          ========== ==========

  Included in restricted investments are amounts invested in certificates of deposit totalling $362,255, and $443,974, and government securities totalling $473,540 and $522,645 at December 31, 1994 and 1995, respectively. At December 31, 1995 government securities mature within one year.

4. DEFERRED COSTS:

  Deferred costs consisted of the following at December 31, 1994 and 1995.

                                                              DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
   Deferred financing costs............................... $ 842,139  $ 842,139
   Organization costs.....................................   109,410    109,410
                                                           ---------  ---------
                                                             951,549    951,549
   Less accumulated amortization..........................  (352,965)  (391,310)
                                                           ---------  ---------
                                                           $ 598,584  $ 560,239
                                                           =========  =========

                            BEACHWOOD CARE CENTER,
         WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY,
                         ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               ----------------
5. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31, 1994 and 1995:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
     Land and improvements............................. $ 2,507,813 $ 2,515,513
     Buildings and improvements........................  17,987,730  17,912,730
     Furniture, fixtures and equipment.................   2,606,978   2,640,534
                                                        ----------- -----------
                                                         23,102,521  23,068,777
     Less accumulated depreciation and amortization....   6,818,918   7,546,766
                                                        ----------- -----------
                                                        $16,283,603 $15,522,011
                                                        =========== ===========

6. NOTE PAYABLE, BANK:

  A Partnership had a revolving line of credit amounting to $1,000,000 with interest at the bank's prime plus 1% which was converted to a note payable effective April, 1993. The note required monthly installments of $25,000 plus interest through April, 1996. The interest rate at December 31, 1994 was 9.5%. The loan was collateralized by the accounts receivable of the Partnership and guaranteed by certain partners of the Partnership. The note payable amounted to $375,000 at December 31, 1994 which was repaid during 1995.

7. MORTGAGE NOTES PAYABLE:

  Property and equipment are pledged as collateral on mortgage notes payable, which are insured by the FHA and have the following terms:

     Original amount.............................................. $20,335,500
     Monthly payments............................................. $156,453
     Interest rates............................................... 6.45% to 9.7%

  The mortgage notes payable mature at various dates as follows:

                                                                  BALANCE,
   PARTNERSHIP                                MATURITY DATE   DECEMBER 31, 1995
   -----------                               ---------------- -----------------
   Beachwood Care Center.................... December 1, 2030    $10,909,165
   Westbay Manor Company.................... October 1, 2010       2,346,298
   Westbay Manor II Development Company..... July 1, 2013          2,155,206
   Royalview Manor Development Company...... June 1, 2013          3,154,811
                                                                 -----------
                                                                 $18,565,480
                                                                 ===========

  During 1994, certain Partnerships entered into mortgage modification agreements reducing the interest rates and principal and interest payments.

                            BEACHWOOD CARE CENTER,
         WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY,
                         ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               ----------------

  Future principal payment requirements of the mortgages at December 31, 1995 are as follows:

     YEAR ENDING DECEMBER 31,
     ------------------------
     1996......................................................... $   297,877
     1997.........................................................     319,981
     1998.........................................................     343,768
     1999.........................................................     369,350
     2000.........................................................     396,887
     Later Years..................................................  16,837,617
                                                                   -----------
                                                                   $18,565,480
                                                                   ===========

  Beachwood Care Center's mortgage note payable is held by an affiliated company.

  Under agreements with the mortgage lenders and FHA, the Partnerships are required to make monthly escrow deposits for taxes, insurance and replacement of Partnership assets, and are subject to restrictions for their release and as to operating policies and distributions to partners. These deposits are included in restricted investments in the accompanying combined financial statements. Certain of the Partnerships' mortgages contain prepayment penalties decreasing annually at various dates through September, 1998.

  The liability of the Partnerships under the mortgage notes payable is limited to the underlying value of the real estate collateral, plus other amounts deposited with the lenders.

  Based on borrowing rates currently available to the Partnerships for FHA insured loans with similar terms and maturities, the approximate fair value of the mortgages is $20,930,800 at December 31, 1995.

8. RELATED PARTY TRANSACTIONS:

  Affiliated companies perform admitting, administrative and other services in their capacity as managing agents of the facilities. The management companies earn a 7% base management fee and, if applicable, an incentive management fee. The management companies earned fees of $2,373,530 in 1993, $2,320,226 in 1994, $2,663,818 in 1995, and $742,390 in the three months ended March 31, 1996. Amounts due to the affiliated management companies totalled $1,335,384, $691,220 and $1,227,666, at December 31, 1994 and 1995, and March 31, 1996,
respectively.

  The Partnerships were advanced funds from partners of the Partnerships. At December 31, 1994 and 1995 and March 31, 1996, amounts due to the related parties totalled $695,552, $401,984, and $406,957, respectively, which included accrued interest totalling $428,236, $211,497, and $216,470, respectively.

  During 1994, a partner was advanced $50,000. The advance was non-interest bearing and was received during 1995.

  A Partnership leases corporate and medical office facilities to an affiliated company under a five-year operating lease expiring January 1, 1997. The lease requires monthly payments of $11,000. Total rental income received from the affiliated company amounted to $132,000 in 1993, 1994 and 1995 and $33,000 in the three months ended March 31, 1996. Future minimum lease receipts under the noncancelable operating lease are $132,000 to be received in the year ending December 31, 1996.

                            BEACHWOOD CARE CENTER,
         WESTBAY MANOR COMPANY, WESTBAY MANOR II DEVELOPMENT COMPANY,
                         ROYALVIEW MANOR COMPANY, AND
                      ROYALVIEW MANOR DEVELOPMENT COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               ----------------
9. SUBSEQUENT EVENT:

  During May of 1996, the Partnerships entered into an agreement to lease their four nursing facilities to an affiliate of Harborside Healthcare Corporation ("Harborside") for an initial term of five years which is expected to commence on July 1, 1996. During the first six months of the final year of the initial term, Harborside may exercise an option to purchase the four facilities for $57,125,000. Under certain conditions the lease may be extended for up to two additional years, during which time Harborside must obtain financing and complete the acquisition. The annual aggregate base rent will be $5,000,000 during the initial term and $5,500,000 during the extension term, if any. Harborside has agreed to pay $8,000,000 for its option to purchase the facilities, which will be applied toward the purchase price. Of this amount, $5,000,000 will be paid at or prior to the closing of the lease agreement and the remainder will be paid upon the closing of the purchase or termination of the lease.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Bowie Center Limited Partnership:

  We have audited the accompanying balance sheets of Bowie Center Limited Partnership (the "Partnership") as of December 31, 1994 and 1995, and the related statements of operations, changes in partners' equity and cash flows for the period from April 7, 1993 (date of inception) through December 31, 1993 and the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the General Partners of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partners of the Partnership, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bowie Center Limited Partnership as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from April 7, 1993 (date of inception) through December 31, 1993 and the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 19, 1996

                        BOWIE CENTER LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                           (IN THOUSANDS OF DOLLARS)

                               ----------------

                                                                   1994   1995
                                                                  ------ ------
                             ASSETS
Current assets:
  Cash and cash equivalents...................................... $   87 $  286
  Accounts receivable, net of allowance for doubtful accounts of
   $89 in 1994 and $389 in 1995..................................    818  2,322
  Prepaid expenses and other.....................................     95     93
                                                                  ------ ------
    Total current assets.........................................  1,000  2,701
Property and equipment, net......................................  4,917  4,678
Intangible assets, net...........................................    590    367
                                                                  ------ ------
    Total assets................................................. $6,507 $7,746
                                                                  ====== ======
                           LIABILITIES
Current liabilities:
  Current maturities of long-term debt........................... $  123 $  249
  Accounts payable...............................................    265    233
  Employee compensation and benefits.............................    173    276
  Other accrued liabilities......................................     19     67
  Payable to related party.......................................     80     --
  Demand note payable to affiliate...............................     --  1,255
                                                                  ------ ------
    Total current liabilities....................................    660  2,080
Long-term debt...................................................  5,002  4,973
                                                                  ------ ------
    Total liabilities............................................  5,662  7,053
Commitments and contingencies (Note H)
                        PARTNERS' EQUITY
Partners' equity.................................................    845    693
                                                                  ------ ------
    Total liabilities and partners' equity....................... $6,507 $7,746
                                                                  ====== ======


    The accompanying notes are an integral part of the financial statements.

                        BOWIE CENTER LIMITED PARTNERSHIP

                         STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM APRIL 7, 1993 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1993
               AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                           (IN THOUSANDS OF DOLLARS)

                               ----------------

                                                          1993   1994    1995
                                                          ----- ------  ------
Revenues:
  Net patient service revenues........................... $ --  $2,515  $7,574
  Other patient related services.........................   --       8      21
                                                          ----- ------  ------
    Total revenues.......................................   --   2,523   7,595
                                                          ----- ------  ------
Expenses:
  Facility operating.....................................   --   2,407   6,485
  Depreciation and amortization..........................   --     353     537
  Interest...............................................   --     286     518
  Management fees to an affiliate........................   --      80     214
                                                          ----- ------  ------
    Total expenses.......................................   --   3,126   7,754
                                                          ----- ------  ------
Loss from operations.....................................   --    (603)   (159)
Investment income........................................   --       5       7
                                                          ----- ------  ------
    Net loss............................................. $ --  $ (598) $ (152)
                                                          ===== ======  ======



    The accompanying notes are an integral part of the financial statements.

                     BOWIE CENTER LIMITED PARTNERSHIP

                 STATEMENTS OF CHANGES IN PARTNERS' EQUITY

FOR THE PERIOD FROM APRIL 7, 1993 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1993

            AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                         (IN THOUSAND OF DOLLARS)

                               ----------------

                                                                         TOTAL
                                                     LIMITED  GENERAL  PARTNERS'
                                                     PARTNERS PARTNERS  EQUITY
                                                     -------- -------- ---------
     Capital contributions..........................  $1,314    $13     $1,327
                                                      ------    ---     ------
     Balance at December 31, 1993...................   1,314     13      1,327
     Capital contributions..........................     115      1        116
     Net loss.......................................    (592)    (6)      (598)
                                                      ------    ---     ------
     Balance at December 31, 1994...................     837      8        845
     Net loss.......................................    (150)    (2)      (152)
                                                      ------    ---     ------
     Balance at December 31, 1995...................  $  687    $ 6     $  693
                                                      ======    ===     ======

 The accompanying notes are an integral part of the financial statements.

                        BOWIE CENTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM APRIL 7, 1993 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1993
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                           (IN THOUSANDS OF DOLLARS)


                               ----------------

                                                      1993     1994     1995
                                                     -------  -------  -------
Operating activities:
  Net loss.......................................... $   --   $  (598) $  (152)
  Adjustments to reconcile net loss to net cash
   provided by (used by)
   operating activities:
  Depreciation and amortization.....................     --       353      537
                                                     -------  -------  -------
                                                         --      (245)     385
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable......     --      (818)  (1,504)
    (Increase) decrease in prepaid expenses and
     other..........................................      (2)     (93)       2
    Increase (decrease) in accounts payable.........     439     (174)     (32)
    Increase in employee compensation and benefits..       2      171      103
    Increase (decrease) in payable to related
     party..........................................       3       77      (80)
    Increase (decrease) in other accrued
     liabilities....................................     170     (151)      48
                                                     -------  -------  -------
        Net cash provided by (used by) operating
         activities.................................     612   (1,233)  (1,078)
                                                     -------  -------  -------
Investing activities:
  Additions to property and equipment...............  (3,192)  (1,916)     (75)
  Transfers (to) from restricted funds..............    (291)     291      --
  Additions to intangible assets....................     (15)    (722)     --
                                                     -------  -------  -------
        Net cash used by investing activities.......  (3,498)  (2,347)     (75)
                                                     -------  -------  -------
Financing activities:
  Contributions.....................................   1,327      116      --
  Proceeds from construction loan...................   1,569    2,800      --
  Principal payments on long-term debt..............     --       (13)    (149)
  Demand note payable to affiliate..................     --       --     1,255
  Borrowings on line of credit......................     --       754      246
                                                     -------  -------  -------
        Net cash provided by financing activities...   2,896    3,657    1,352
                                                     -------  -------  -------
Net increase in cash and cash equivalents...........      10       77      199
Cash and cash equivalents, beginning of period......     --        10       87
                                                     -------  -------  -------
Cash and cash equivalents, end of period............ $    10  $    87  $   286
                                                     =======  =======  =======
Supplemental disclosure:
  Interest paid..................................... $   --   $   286  $   474
                                                     =======  =======  =======

    The accompanying notes are an integral part of the financial statements.

                       BOWIE CENTER LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               ----------------

A.ORGANIZATION

  Bowie Center Limited Partnership (the "Partnership") was formed on April 7, 1993 (date of inception) to develop and operate a 120 bed nursing facility (the "facility") in Bowie, Maryland. The facility commenced operations on April 30, 1994. Harborside Healthcare Limited Partnership ("HHLP") was formed to acquire and operate healthcare facilities and to provide related healthcare management services for affiliates of The Berkshire Group Limited Partnership and its subsidiaries. HHLP holds a 74.25% limited partnership interest in the Partnership, while an affiliate of HHLP holds a 0.75% general partnership interest in the Partnership. The remaining 24.75% limited partner interest and 0.25% general partner interest are held by Madison Manor, Inc., an affiliate of Dimensions Health Corporation, a non-profit corporation which owns and operates two acute care hospitals and related enterprises.

  Profits and losses of the Partnership are allocated to the partners in accordance with their percentage of ownership. Certain items of income, gain, loss, deduction, and credit are allocated to the partners in accordance with
Section 4.3.2 of the partnership agreement.

  The Partnership is required to make quarterly cash distributions to the partners in amounts equal to the partners' tax liabilities arising from their respective shares of the Partnership's net income. The partnership agreement also calls for distributions to the partners based on the Partnership's achievement of certain quarterly cash flow objectives as defined in the partnership agreement.

B.SIGNIFICANT ACCOUNTING POLICIES

  The Partnership uses the following accounting policies for financial reporting purposes:

 Cash Equivalents

  The Partnership includes all liquid investments with maturities of three months or less from the date of acquisition in cash and cash equivalents.

 Net Patient Service Revenues

  Net patient service revenues payable by patients at the facility are recorded at established billing rates. Net patient service revenues to be reimbursed by contracts with third-party payors, primarily the Medicare and Medicaid programs, are recorded at the amount estimated to be realized under these contractual arrangements. Revenues from Medicare and Medicaid are generally based on reimbursement of the reasonable direct and indirect costs of providing services to program participants or a prospective payment system. The Partnership separately estimates revenues due from each third party with which it has a contractual arrangement and records anticipated settlements with these parties in the contractual period during which services were rendered. The amounts actually reimbursable under Medicare and Medicaid are determined by filing cost reports which are then audited and generally retroactively adjusted by the payor. Legislative changes to state or federal reimbursement systems may also retroactively affect recorded revenues. Changes in estimated revenues due in connection with Medicare and Medicaid may be recorded by the Partnership subsequent to the year of origination and prior to final settlement based on improved estimates. Such adjustments and final settlements with third party payors, which could materially and adversely affect the Partnership, are reflected in operations at the time of the adjustment or settlement.

                       BOWIE CENTER LIMITED PARTNERSHIP

                               ----------------

B.SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Concentrations

  A significant portion of the Partnership's revenues are derived from the Medicare and Medicaid programs. There have been, and the Partnership expects that there will continue to be, a number of proposals to limit reimbursement allowable to long-term care facilities under these programs. The Partnership cannot predict at this time whether any of these proposals will be adopted, or if adopted and implemented, what effect such proposals would have on the Partnership. Approximately 81% and 77% of the Partnership's net patient service revenues in 1994 and 1995, respectively, are from the Partnership's participation in the Medicare and Medicaid programs. As of December 31, 1994 and 1995, $760,743 and $2,261,295 respectively, of net accounts receivable were due from the Medicare and Medicaid programs.

 Provision for Doubtful Accounts

  Bad debt expense of $89,000 and $300,000 is included in facility operating expenses for the year ended December 31, 1994 and 1995, respectively. Individual patient accounts deemed to be uncollectible are written off against the allowance for doubtful accounts.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables, depreciation and amortization, employee benefit plans and contingencies.

 Income Taxes

  The Partnership is not liable for federal or state income taxes because the Partnership's income or loss is allocated to the partners for income tax purposes. If the Partnership's tax returns are examined by the Internal Revenue Service or a state taxing authority and such an examination results in a change in Partnership taxable income or loss, such change will be reported to the partners.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures that extend the lives of affected assets are capitalized, while maintenance and repairs are charged to expense as incurred. Upon retirement or sale of an asset the cost of the asset and any related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is included in net income.

  Depreciation expense is estimated using the straight-line method. These estimates are calculated using the following estimated useful lives:

      Land improvements.............................................. 8-40 years
      Buildings and improvements..................................... 5-40 years
      Equipment, furnishings and fixtures............................ 5-15 years

                       BOWIE CENTER LIMITED PARTNERSHIP

                               ----------------

 Intangible Assets

  Costs incurred in obtaining the Partnership's long-term debt are being amortized over the life of the loan. Pre-opening costs for the facility are being amortized on a straight-line basis over a two-year period beginning with the facility's commencement of operations.

 Assessment of Long-Lived Assets

  Effective for the year ended December 31, 1995 the Partnership has adopted the provisions of Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, the Partnership periodically reviews the carrying value of its long-lived assets (primarily property and equipment and intangible assets) to assess the recoverability of these assets; any impairments would be recognized in operating results if a diminution in value considered to be other than temporary were to occur. The adoption of this Statement had no impact on the Partnership's results of operations for the year ended December 31, 1995. As part of this assessment, the Partnership reviews the expected future net operating cash flows from its facility.

C.LONG-TERM DEBT

  The Partnership obtained a $4,377,000 construction loan from a bank to fund the construction of the facility. Monthly principal payments of approximately $5,000 began in September 1994 with the balance of $4,061,000 due in September 1999. As of December 31, 1994, the full amount of the construction loan had been used. In connection with this loan, the Partnership capitalized interest of $30,000 and $91,000 during the period from April 7, 1993 (date of inception) through December 31, 1993 and year ended December 31, 1994, respectively. In addition to the construction loan, the Partnership also obtained a $700,000 line of credit from the bank to finance certain pre-opening costs and initial working capital requirements. During 1994, the Partnership increased the maximum amount of the line of credit to $1,000,000. The Partnership borrowed $246,000 under this line of credit in 1995, bringing the total amount owed under this facility to the $1,000,000 maximum. In July, 1995, the line of credit converted to a term loan. Monthly principal payments of approximately $16,000 plus interest began in August 1995; a balance of $262,000 will be due in July 1999.

  Interest on each of these loans is at the bank's prime rate (8.50% at December 31, 1995) plus 1%. Among other requirements, these loans limit the Partnership's borrowings, acquisitions, dispositions and distributions. Additionally, the maintenance of specified levels of net worth, working capital, occupancy at the nursing facility and debt service coverage are also requirements of the loans. Management believes the Partnership is in compliance with the loan covenants.

  The loans are collateralized by each partner's partnership interest as well as by all of the assets of the Partnership. Additionally, the loans described above are supported by the guarantee of HHLP as well as collateral pledged by the unaffiliated partner. The Partnership agreement states that any liability incurred by a partner in connection with a guarantee of the Partnership's debt is limited to that partner's proportionate share of the liability based on its percentage ownership of the Partnership.

  Long-term debt consists of the following at December 31, 1994 and 1995 (in thousands of dollars):

                                                                   1994   1995
                                                                  ------ ------
      Construction loan.......................................... $4,359 $4,305
      Line of Credit.............................................    754    906
      Capital lease obligation...................................     12     11
                                                                  ------ ------
        Total.................................................... $5,125 $5,222
                                                                  ====== ======

                       BOWIE CENTER LIMITED PARTNERSHIP

                               ----------------

  The scheduled repayment of long-term debt is as follows (in thousands of dollars):

      1996............................................................... $  249
      1997...............................................................    255
      1998...............................................................    261
      1999...............................................................  4,457
                                                                          ------
        Total............................................................ $5,222
                                                                          ======

D.MANAGEMENT FEES AND EXPENSE REIMBURSEMENTS DUE TO AFFILIATES

  Under the terms of a management agreement, HHLP manages the facility in return for a monthly fee of $10,000, which commenced in May, 1994. When the facility reached a normal occupancy level in September 1995, the fee was changed to an amount equal to 5.5% of the facility's net revenues. The management agreement also defines certain expense reimbursements which the Partnership pays to affiliated entities for accounting, computer, travel, legal and payroll expenses incurred on its behalf. These charges amounted to $29,000 and $51,000 in 1994 and 1995, respectively. These costs have been charged to operating expenses.

E.PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and consist of the following (in thousands):

                                                                   1994   1995
                                                                  ------ ------
      Land improvements.........................................  $  694 $  694
      Buildings and improvements................................   3,932  3,940
      Equipment, furnishings and fixtures.......................     497    564
                                                                  ------ ------
                                                                   5,123  5,198
      Less: accumulated depreciation and amortization...........     206    520
                                                                  ------ ------
                                                                  $4,917 $4,678
                                                                  ====== ======

F.INTANGIBLE ASSETS

  Intangible assets are stated at cost and consist of the following (in thousands):

                                                                   1994   1995
                                                                  ------ ------
      Loan costs................................................  $  433 $  433
      Pre-opening costs.........................................     304    304
                                                                  ------ ------
                                                                     737    737
      Less: accumulated amortization............................     147    370
                                                                  ------ ------
                                                                  $  590 $  367
                                                                  ====== ======

G.RETIREMENT PLAN

  Employees of the Partnership may participate in an employee 401(k) defined contribution plan along with employees of other entities affiliated with HHLP. All employees of the facility who have worked at least one thousand hours and completed one year of continuous service are eligible to participate in the plan. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Partnership did not make any contributions to the plan in 1993, 1994 or 1995.

                       BOWIE CENTER LIMITED PARTNERSHIP

                               ----------------

H.CONTINGENCIES

  The Partnership is involved in legal actions and claims in the ordinary course of its business. It is the opinion of the General Partners, based on the advice of legal counsel, that such litigation and claims will be resolved without material effect on the Partnership's financial position, results of operations or liquidity.

I.DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

 Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short effective maturity of these instruments.

 Long-term Debt

  The fair value of the Partnership's long-term debt is estimated based on the current rates offered to the Partnership for similar debt. The carrying value of the Partnership's long-term debt approximates its fair value as of December 31, 1994 and 1995.

J.DEMAND NOTE PAYABLE TO AFFILIATE

  On December 28, 1995, HHLP advanced $1,255,000 to fund working capital requirements of the Partnership by means of a demand note bearing interest at 9.0% per annum.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRIT-ER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RE-LATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURI-TIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  14
The Reorganization.......................................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Dilution.................................................................  16
Capitalization...........................................................  17
Pro Forma Combined Financial Information.................................  18
Selected Combined Financial and Operating Data...........................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Business.................................................................  39
Management...............................................................  60
Certain Transactions.....................................................  68
Stock Ownership of Directors, Executive Officers and Principal Holders...  70
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  73
Underwriting.............................................................  75
Legal Matters............................................................  76
Experts..................................................................  76
Additional Information...................................................  77
Index to Financial Statements............................................ F-1

                               ----------------

  UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,600,000 SHARES

                               [LOGO]HARBORSIDE
                                     HEALTHCARE CORPORATION


                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------

                          NATWEST SECURITIES LIMITED

                           DEAN WITTER REYNOLDS INC.


                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses payable in connection with the Offering of the shares being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee. All of such expenses are being borne by the Company.

   SEC registration fee............................................. $   19,273
   NASD filing fee..................................................      6,089
   New York Stock Exchange Listing Fee..............................    102,100
   Blue Sky fees and expenses.......................................     20,000
   Accounting fees and expenses.....................................    293,000
   Legal fees and expense...........................................    400,000
   Printing and engraving expenses..................................    100,000
   Registrar and transfer agent's fees..............................      5,000
   Miscellaneous fees and expenses..................................    154,538
                                                                     ----------
     Total.......................................................... $1,100,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Company eliminates the personal liability of directors to the fullest extent permitted by Delaware Law.

  Section 145 of Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

  With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

  Section 8 of the Certificate of Incorporation of the Company provides for the indemnification of officers and directors and certain other parties (the "Indemnitees") of the Company to the fullest extent permitted under Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act for certain liabilities, including liabilities arising thereunder.

  Each of the employment agreements described in the Prospectus under the captions "Executive Compensation--Employment Agreements and Change of Control Arrangements" and "Executive Compensation--Directors' Compensation" contains provisions entitling the executive to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the Reorganization, the Contributors will receive an aggregate of 4,400,000 shares of Common Stock in consideration for the transfer of their ownership interests in the Company's predecessors. Of these shares, 1,000 shares were issued to Berkshire upon the formation of the Company in March 1996. The remaining shares to be issued in connection with the Reorganization will be issued immediately prior to the completion of the Offering. These securities will be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 EXHIBIT
  NUMBER                         DESCRIPTION OF DOCUMENT
 -------                         -----------------------
 1.1      Form of Underwriting Agreement.
 2.1      Reorganization Agreement.
 3.1*     Form of Amended and Restated Certificate of Incorporation of the
          Company.
 3.2*     Form of Amended and Restated By-laws of the Company.
 4.1*     Form of Specimen Common Stock certificate.
 5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 10.1(a)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust Tri-States, Inc. and HHCI Limited Partnership (New Haven
          Facility).
 10.1(b)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust Tri-States, Inc. and HHCI Limited Partnership (Indianapolis
          Facility).
 10.1(c)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of Ohio, Inc. and HHCI Limited Partnership (Troy Facility).
 10.1(d)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of Florida, Inc. and HHCI Limited Partnership (Sarasota
          Facility).
 10.1(e)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of Florida, Inc. and HHCI Limited Partnership (Pinebrook
          Facility).
 10.1(f)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of Florida, Inc. and HHCI Limited Partnership (Naples
          Facility).
 10.1(g)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of New Jersey, Inc. and HHCI Limited Partnership (Woods
          Edge Facility).
 10.1(h)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust Tri States, Inc. and HHCI Limited
          Partnership (New Haven Facility).
 10.1(i)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust Tri States, Inc. and HHCI Limited
          Partnership (Indianapolis Facility).
 10.1(j)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of Ohio, Inc. and HHCI Limited
          Partnership (Troy Facility).
 10.1(k)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of Florida, Inc. and HHCI Limited
          Partnership (Sarasota Facility).
 10.1(l)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of Florida, Inc. and HHCI Limited partnership (Pinebrook Facility).

 10.1(m)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of Florida, Inc. and HHCI Limited
          Partnership (Naples Facility).
 10.1(n)* First Amendment to Facility Lease Agreement, dated as of May 17,
          1996, by and between Meditrust of New Jersey, Inc. and HHCI Limited
          Partnership (Woods Edge Facility).
 10.2(a)  Loan Agreement among Meditrust Mortgage Investments, Inc. and Bay
          Tree Nursing Center Corporation, Belmont Nursing Center Corporation,
          Countryside Care Center Corporation, Oakhurst Manor Nursing Center
          Corporation, Orchard Ridge Nursing Center Corporation, Sunset Point
          Nursing Center Corporation, West Bay Nursing Center Corporation and
          Harborside Healthcare Limited Partnership, dated October 13, 1994.
 10.2(b)  Guaranty, dated October 14, 1994, to Meditrust Mortgage Investments,
          Inc. from Harborside Healthcare Limited Partnership.
 10.2(c) Environmental Indemnity Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing Center
          Corporation, Countryside Care Center Corporation, Oakhurst Manor
          Nursing Center Corporation, Orchard Ridge Nursing Center Corporation,
          Sunset Point Nursing Center Corporation, West Bay Nursing Center
          Corporation, Harborside Healthcare Limited Partnership and Meditrust
          Mortgage Investments, Inc.
 10.2(d) Consolidated and Renewal Promissory Note, dated October 13, 1994, from Belmont Nursing Center Corporation, Countryside Care Center
          Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge
          Nursing Center Corporation, Sunset Point Nursing Center Corporation,
          West Bay Nursing Center Corporation to Meditrust Mortgage
          Investments, Inc.
 10.2(e)  Negative Pledge Agreement, dated October 13, 1994, by and among
          Douglas Krupp, George Krupp, Bay Tree Nursing Center Corporation,
          Belmont Nursing Center Corporation, Countryside Care Center
          Corporation, Oakhurst Manor Nursing Center Corporation, Orchard Ridge
          Nursing Center Corporation, Sunset Point Nursing Center Corporation,
          West Bay Nursing Center Corporation and Meditrust Mortgage
          Investments, Inc.
 10.2(f) Affiliated Party Subordination Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont Nursing Center
          Corporation, Countryside Care Center Corporation, Oakhurst Manor
          Nursing Center Corporation, Orchard Ridge Nursing Center Corporation,
          Sunset Point Nursing Center Corporation, West Bay Nursing Center
          Corporation, Harborside Healthcare Limited Partnership, Harborside
          Rehabilitation Limited Partnership and Meditrust Mortgage
          Investments, Inc.
 10.2(g)* First Amendment to Loan Agreement, dated May 17, 1996, by and among
          Meditrust Mortgage Investments, Inc. and Bay Tree Nursing Center
          Corporation, Belmont Nursing Center Corporation, Countryside Care
          Center Corporation, Oakhurst Manor Nursing Center Corporation,
          Orchard Ridge Nursing Center Corporation, Sunset Point Nursing Center
          Corporation, West Bay Nursing Center Corporation and Harborside
          Healthcare Limited Partnership.
 10.3(a)  Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited
          Partnership (Westwood Facility).
 10.3(b)  Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited
          Partnership (Pheasant Wood Facility).
 10.3(c)  Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited
          Partnership (Crestwood Facility).
 10.3(d)  Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited
          Partnership (Milford Facility).
 10.3(e)  Facility Lease Agreement, dated as of January 1, 1996 between
          Meditrust of New Hampshire, Inc. and Harborside New Hampshire Limited
          Partnership (Applewood Facility).
 10.3(f)  Facility Lease Agreement, dated as of December 31, 1995 between
          Meditrust of Bedford, Inc. and Harborside New Hampshire Limited
          Partnership (Northwood Facility).

 10.3(g)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of New Hampshire, Inc. and Harborside
           New Hampshire Limited Partnership (Westwood Facility).
 10.3(h)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of New Hampshire, Inc. and Harborside
           New Hampshire Limited Partnership (Pheasant Wood Facility).
 10.3(i)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of New Hampshire, Inc. and Harborside
           New Hampshire Limited Partnership (Crestwood Facility).
 10.3(j)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of New Hampshire, Inc. and Harborside
           New Hampshire Limited Partnership (Milford Facility).
 10.3(k)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of New Hampshire, Inc. and Harborside
           New Hampshire Limited Partnership (Applewood Facility).
 10.3(l)*  First Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of Bedford, Inc. and Harborside New
           Hampshire Limited Partnership (North Facility).
 10.4(a)   Facility Lease Agreement, dated as of March 31, 1995 between
           Meditrust of Ohio, Inc. and Harborside Toledo Limited Partnership
           (Swanton Facility).
 10.4(b)   First Amendment of Facility Lease Agreement, dated as of December
           31, 1995, by and between Harborside Toledo Limited Partnership and
           Meditrust of Ohio Inc. (Swanton Facility).
 10.4(c)*  Second Amendment to Facility Lease Agreement, dated as of May 17,
           1996, by and between Meditrust of Ohio, Inc. and Harborside Toledo
           Limited Partnership (Swanton Facility).
 10.5      Amended and Restated Agreement of Limited Partnership of Bowie
           Center Limited Partnership, dated April 7, 1993.
 10.6      Agreement of Lease, dated March 16, 1993, between Bryan Nursing
           Home, Inc. and Harborside of Ohio Limited Partnership (Defiance and
           Northwestern Ohio Facilities).
 10.7 First Amendment to Agreement of Lease, dated June 1, 1993, by and between Bryan Nursing Home, Inc. and Harborside Ohio Limited
           Partnership.
 10.8      Option to Purchase Agreement, dated March 16, 1993, by and between
           Bryan Nursing Home, Inc. and Harborside Ohio Limited Partnership.
 10.9(a)   Lease, dated September 30, 1994, between Rockledge T. Limited
           Partnership and Harborside of Florida Limited Partnership (Brevard
           Facility).
 10.9(b)   Lease Guaranty, dated September 30, 1994, to Rockledge T. Limited
           Partnership from Harborside Healthcare Limited Partnership.
 10.9(c)   Indemnity Agreement, dated September 30, 1994, between Rockledge T.
           Limited Partnership, Harborside of Florida Limited Partnership,
           Harborside Healthcare Limited Partnership and Southtrust Bank of
           Alabama.
 10.9(d)   Assignment and Security Agreement, dated September 30, 1994, between
           Rockledge T. Limited Partnership, Harborside of Florida Limited
           Partnership, and Southtrust Bank of Alabama.
 10.9(e) Subordination Agreement (Lease), dated September 30, 1994, by and among Rockledge T. Limited Partnership, Harborside of Florida
           Limited Partnership, Harborside Healthcare Limited Partnership and
           Southtrust Bank of Alabama.
 10.9(f) Subordination Agreement (Management), dated September 30, 1994, by and among Rockledge T. Limited Partnership, Harborside of Florida
           Limited Partnership, Harborside Healthcare Limited Partnership and
           Southtrust Bank of Alabama.
 10.10(a)* Form of Employment Agreement between the Company and Stephen L.
           Guillard.
 10.10(b)* Form of Employment Agreement between the Company and Damian
           Dell'Anno.

 10.10(c)*  Form of Employment Agreement between the Company and Bruce
            Beardsley.
 10.10(d)*  Form of Employment Agreement between the Company and William
            Stephan.
 10.11 *    Form of 1996 Stock Option Plan for Non-Employee Directors.
 10.12(a) * Form of 1996 Long-Term Stock Incentive Plan.
 10.12(b) * Form of Nonqualified Stock Option Agreement.
 10.13      Retirement Savings Plan of the Company.
 10.14      Supplemental Executive Retirement Plan of the Company.
 10.15 *    Form of Administrative Services Agreement between the Company and
            Berkshire.
 10.16      Agreement to Lease, dated as of May 3, 1996 among Westbay Manor
            Company, Westbay Manor II Development Company, Royal View Manor
            Development Company, Beachwood Care Center Limited Partnership,
            Royalview Manor Company, Harborside Health I Corporation, and
            Harborside Healthcare Limited Partnership.
 10.17*     Form of Directors Retainer Fee Plan.
 10.18*     Form of Guaranty by Harborside Healthcare Corporation in favor of
            Westbay Manor Company, Westbay Manor II Development Company,
            Royalview Manor Development Company and Beachwood Care Center
            Limited Partnership.
 21.1 *     Subsidiaries of the Company.
 23.1 *     Consent of Coopers & Lybrand L.L.P.
 23.2 *     Consent of Leverone & Company
 23.3 *     Consent of Howard, Wershbale & Co.
 23.4 *     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
            Exhibit 5.1).
 24.1       Power of Attorney.
 27.1       Financial Data Schedule.
 99.1       Consent of David F. Benson.
 99 2       Consent of Robert T. Barnum.
 99.3       Consent of Robert M. Bretholtz.
 99.4       Consent of Sally W. Crawford.

- --------

* Filed herewith.

 All other exhibits previously filed.

ITEM 17. UNDERTAKINGS

  The Company hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, By-Laws, the Underwriting Agreement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THE 3RD DAY OF JUNE, 1996.

                                          HARBORSIDE HEALTHCARE CORPORATION

                                                  /s/ Stephen L. Guillard
                                          By: _________________________________
                                             STEPHEN L. GUILLARD President and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


       NAME                           TITLE                           DATE
       ----                           -----                           ----


                  *                    President, Chief
- -------------------------------------   Executive Officer        June 3, 1996
         STEPHEN L. GUILLARD            and Director
                                        (Principal
                                        Executive Officer)

       /s/ William H. Stephan          Chief Financial
- -------------------------------------   Officer (Principal       June 3, 1996
         WILLIAM H. STEPHAN             Financial and
                                        Accounting Officer)

                  *                    Director
- -------------------------------------                            June 3, 1996
           LAURENCE GERBER

                  *                    Director
- -------------------------------------                            June 3, 1996
            DOUGLAS KRUPP

     /s/ William H. Stephan
By: _________________________________
NAME: WILLIAM H. STEPHAN Attorney-
              in-Fact

 EXHIBIT
  NUMBER                          DESCRIPTION                          PAGE NO.
 -------                          -----------                          --------
 1.1      Form of Underwriting Agreement.
 2.1      Reorganization Agreement.
 3.1*     Form of Amended and Restated Certificate of Incorporation
          of the Company.
 3.2*     Form of Amended and Restated By-laws of the Company.
 4.1*     Form of Specimen Common Stock certificate.
 5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 10.1(a)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust Tri-States, Inc. and HHCI Limited
          Partnership (New Haven Facility).
 10.1(b)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust Tri-States, Inc. and HHCI Limited
          Partnership (Indianapolis Facility).
 10.1(c)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of Ohio, Inc. and HHCI Limited
          Partnership (Troy Facility).
 10.1(d)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of Florida, Inc. and HHCI Limited
          Partnership (Sarasota Facility).
 10.1(e)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of Florida, Inc. and HHCI Limited
          Partnership (Pinebrook Facility).
 10.1(f)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of Florida, Inc. and HHCI Limited
          Partnership (Naples Facility).
 10.1(g)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of New Jersey, Inc. and HHCI Limited
          Partnership (Woods Edge Facility).
 10.1(h)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust Tri States, Inc.
          and HHCI Limited Partnership (New Haven Facility).
 10.1(i)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust Tri States, Inc.
          and HHCI Limited Partnership (Indianapolis Facility).
 10.1(j)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of Ohio, Inc. and
          HHCI Limited Partnership (Troy Facility).
 10.1(k)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of Florida, Inc.
          and HHCI Limited Partnership (Sarasota Facility).
 10.1(l)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of Florida, Inc.
          and HHCI Limited partnership (Pinebrook Facility).
 10.1(m)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of Florida, Inc.
          and HHCI Limited Partnership (Naples Facility).
 10.1(n)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of New Jersey, Inc.
          and HHCI Limited Partnership (Woods Edge Facility).
 10.2(a)  Loan Agreement among Meditrust Mortgage Investments, Inc.
          and Bay Tree Nursing Center Corporation, Belmont Nursing
          Center Corporation, Countryside Care Center Corporation,
          Oakhurst Manor Nursing Center Corporation, Orchard Ridge
          Nursing Center Corporation, Sunset Point Nursing Center
          Corporation, West Bay Nursing Center Corporation and
          Harborside Healthcare Limited Partnership, dated October
          13, 1994.
 10.2(b)  Guaranty, dated October 14, 1994, to Meditrust Mortgage
          Investments, Inc. from Harborside Healthcare Limited
          Partnership.
 10.2(c)  Environmental Indemnity Agreement, dated October 13, 1994, by and among Bay Tree Nursing Center Corporation, Belmont
          Nursing Center Corporation, Countryside Care Center
          Corporation, Oakhurst Manor Nursing Center Corporation,
          Orchard Ridge Nursing Center Corporation, Sunset Point
          Nursing Center Corporation, West Bay Nursing Center
          Corporation, Harborside Healthcare Limited Partnership and
          Meditrust Mortgage Investments, Inc.

 EXHIBIT
  NUMBER                          DESCRIPTION                          PAGE NO.
 -------                          -----------                          --------
 10.2(d)  Consolidated and Renewal Promissory Note, dated October
          13, 1994, from Belmont Nursing Center Corporation,
          Countryside Care Center Corporation, Oakhurst Manor
          Nursing Center Corporation, Orchard Ridge Nursing Center
          Corporation, Sunset Point Nursing Center Corporation, West
          Bay Nursing Center Corporation to Meditrust Mortgage
          Investments, Inc.
 10.2(e)  Negative Pledge Agreement, dated October 13, 1994, by and among Douglas Krupp, George Krupp, Bay Tree Nursing Center
          Corporation, Belmont Nursing Center Corporation,
          Countryside Care Center Corporation, Oakhurst Manor
          Nursing Center Corporation, Orchard Ridge Nursing Center
          Corporation, Sunset Point Nursing Center Corporation, West
          Bay Nursing Center Corporation and Meditrust Mortgage
          Investments, Inc.
 10.2(f)  Affiliated Party Subordination Agreement, dated October
          13, 1994, by and among Bay Tree Nursing Center
          Corporation, Belmont Nursing Center Corporation,
          Countryside Care Center Corporation, Oakhurst Manor
          Nursing Center Corporation, Orchard Ridge Nursing Center
          Corporation, Sunset Point Nursing Center Corporation, West
          Bay Nursing Center Corporation, Harborside Healthcare
          Limited Partnership, Harborside Rehabilitation Limited
          Partnership and Meditrust Mortgage Investments, Inc.
 10.2(g)* First Amendment to Loan Agreement, dated May 17, 1996, by and among Meditrust Mortgage Investments, Inc. and Bay
          Tree Nursing Center Corporation, Belmont Nursing Center
          Corporation, Countryside Care Center Corporation, Oakhurst
          Manor Nursing Center Corporation, Orchard Ridge Nursing
          Center Corporation, Sunset Point Nursing Center
          Corporation, West Bay Nursing Center Corporation and
          Harborside Healthcare Limited Partnership.
 10.3(a)  Facility Lease Agreement, dated as of January 1, 1996 between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Westwood Facility).
 10.3(b)  Facility Lease Agreement, dated as of January 1, 1996 between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Pheasant Wood
          Facility).
 10.3(c)  Facility Lease Agreement, dated as of January 1, 1996 between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Crestwood Facility).
 10.3(d)  Facility Lease Agreement, dated as of January 1, 1996 between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Milford Facility).
 10.3(e)  Facility Lease Agreement, dated as of January 1, 1996 between Meditrust of New Hampshire, Inc. and Harborside
          New Hampshire Limited Partnership (Applewood Facility).
 10.3(f)  Facility Lease Agreement, dated as of December 31, 1995 between Meditrust of Bedford, Inc. and Harborside New
          Hampshire Limited Partnership (Northwood Facility).
 10.3(g)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of New Hampshire,
          Inc. and Harborside New Hampshire Limited Partnership
          (Westwood Facility).
 10.3(h)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of New Hampshire,
          Inc. and Harborside New Hampshire Limited Partnership
          (Pheasant Wood Facility).
 10.3(i)* First Amendment to Facility Lease Agreement, dated as of
          May 17, 1996, by and between Meditrust of New Hampshire,
          Inc. and Harborside New Hampshire Limited Partnership
          (Crestwood Facility).

  EXHIBIT
  NUMBER                          DESCRIPTION                          PAGE NO.
  -------                         -----------                          --------
 10.3(j)*  First Amendment to Facility Lease Agreement, dated as of
           May 17, 1996, by and between Meditrust of New Hampshire,
           Inc. and Harborside New Hampshire Limited Partnership
           (Milford Facility).
 10.3(k)*  First Amendment to Facility Lease Agreement, dated as of
           May 17, 1996, by and between Meditrust of New Hampshire,
           Inc. and Harborside New Hampshire Limited Partnership
           (Applewood Facility).
 10.3(l)*  First Amendment to Facility Lease Agreement, dated as of
           May 17, 1996, by and between Meditrust of Bedford, Inc.
           and Harborside New Hampshire Limited Partnership
           (Northwood Facility).
 10.4(a)   Facility Lease Agreement, dated as of March 31, 1995
           between Meditrust of Ohio, Inc. and Harborside Toledo
           Limited Partnership (Swanton Facility).
 10.4(b)   First Amendment of Facility Lease Agreement, dated as of
           December 31, 1995, by and between Harborside Toledo
           Limited Partnership and Meditrust of Ohio Inc. (Swanton
           Facility).
 10.4(c)*  Second Amendment to Facility Lease Agreement, dated as of
           May 17, 1996, by and between Meditrust of Ohio, Inc. and
           Harborside Toledo Limited Partnership (Swanton Facility).
 10.5      Amended and Restated Agreement of Limited Partnership of
           Bowie Center Limited Partnership, dated April 7, 1993.
 10.6      Agreement of Lease, dated March 16, 1993, between Bryan
           Nursing Home, Inc. and Harborside of Ohio Limited
           Partnership (Defiance and Northwestern Ohio Facilities).
 10.7      First Amendment to Agreement of Lease, dated June 1,
           1993, by and between Bryan Nursing Home, Inc. and
           Harborside Ohio Limited Partnership.
 10.8      Option to Purchase Agreement, dated March 16, 1993, by
           and between Bryan Nursing Home, Inc. and Harborside Ohio
           Limited Partnership.
 10.9(a)   Lease, dated September 30, 1994, between Rockledge T.
           Limited Partnership and Harborside of Florida Limited
           Partnership (Brevard Facility).
 10.9(b)   Lease Guaranty, dated September 30, 1994, to Rockledge T.
           Limited Partnership from Harborside Healthcare Limited
           Partnership.
 10.9(c)   Indemnity Agreement, dated September 30, 1994, between
           Rockledge T. Limited Partnership, Harborside of Florida
           Limited Partnership, Harborside Healthcare Limited
           Partnership and Southtrust Bank of Alabama.
 10.9(d)   Assignment and Security Agreement, dated September 30,
           1994, between Rockledge T. Limited Partnership,
           Harborside of Florida Limited Partnership, and Southtrust
           Bank of Alabama.
 10.9(e)   Subordination Agreement (Lease), dated September 30,
           1994, by and among Rockledge T. Limited Partnership,
           Harborside of Florida Limited Partnership, Harborside
           Healthcare Limited Partnership and Southtrust Bank of
           Alabama.
 10.9(f)   Subordination Agreement (Management), dated September 30,
           1994, by and among Rockledge T. Limited Partnership,
           Harborside of Florida Limited Partnership, Harborside
           Healthcare Limited Partnership and Southtrust Bank of
           Alabama.
 10.10(a)* Form of Employment Agreement between the Company and
           Stephen L. Guillard.
 10.10(b)* Form of Employment Agreement between the Company and
           Damian Dell'Anno.
 10.10(c)* Form of Employment Agreement between the Company and
           Bruce Beardsley.
 10.10(d)* Form of Employment Agreement between the Company and
           William Stephan.
 10.11 *   Form of 1996 Stock Option Plan for Non-Employee
           Directors.

  EXHIBIT
  NUMBER                          DESCRIPTION                          PAGE NO.
  -------                         -----------                          --------
 10.12(a)* Form of 1996 Long-Term Stock Incentive Plan.
 10.12(b)* Form of Nonqualified Stock Option Agreement.
 10.13     Retirement Savings Plan of the Company.
 10.14     Supplemental Executive Retirement Plan of the Company.
 10.15 *   Form of Administrative Services Agreement between the
           Company and Berkshire.
 10.16     Agreement to Lease, dated as of May 3, 1996 among Westbay
           Manor Company, Westbay Manor II Development Company,
           Royal View Manor Development Company, Beachwood Care
           Center Limited Partnership, Royalview Manor Company,
           Harborside Health I Corporation, and Harborside
           Healthcare Limited Partnership.
 10.17*    Form of Directors Retainer Fee Plan.
 10.18*    Form of Guaranty by Harborside Healthcare Corporation in
           favor of Westbay Manor Company, Westbay Manor II
           Development Company, Royalview Manor Development Company
           and Beachwood Care Center Limited Partnership.
 21.1 *    Subsidiaries of the Company.
 23.1 *    Consent of Coopers & Lybrand L.L.P.
 23.2 *    Consent of Leverone & Company.
 23.3 *    Consent of Howard, Wershbale & Co.
 23.4 *    Consent of Paul, Weiss, Rifkind, Wharton & Garrison
           (included in Exhibit 5.1).
 24.1      Power of Attorney.
 27.1      Financial Data Schedule.
 99.1      Consent of David F. Benson.
 99 2      Consent of Robert T. Barnum.
 99.3      Consent of Robert M. Bretholtz.
 99.4      Consent of Sally W. Crawford.

- --------

* Filed herewith.

 All other exhibits previously filed.